UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Filed by a Party other than the Registrant ☐
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☑	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

HYDRIL COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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HYDRIL COMPANY
3300 North Sam Houston Parkway East
Houston, Texas 77032-3411

             , 2007

To the Stockholders of Hydril Company:

You are cordially invited to attend a special meeting of stockholders of Hydril Company to be held on             , 2007, at 9:00 a.m., local time, at the offices of Baker Botts L.L.P., 32nd floor, One Shell Plaza, 910 Louisiana Street, Houston, Texas 77002.

On February 11, 2007, we entered into a merger agreement providing for the acquisition of Hydril by Tenaris S.A. If the acquisition is completed, you will be entitled to receive $97.00 in cash for each share of Hydril common stock and class B common stock you own. At the special meeting, you will be asked to approve and adopt the merger agreement.

Hydril’s board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger, and has determined that the merger agreement and such transactions are advisable, fair to and in the best interests of the holders of our common stock and class B common stock. Our board of directors unanimously recommends that Hydril’s stockholders vote “FOR” the approval and adoption of the merger agreement.

The accompanying proxy statement provides you with detailed information about the merger agreement and the proposed merger. We urge you to read the entire proxy statement carefully. The affirmative vote of a majority of the votes entitled to be cast by holders of our common stock and class B common stock on the record date is required to approve and adopt the merger agreement. Christopher T. Seaver, Patrick T. Seaver, Richard C. Seaver and the Richard C. Seaver Living Trust, each of which is a stockholder of Hydril, entered into a voting and support agreement with Tenaris, dated as of February 11, 2007, in which they have agreed to cast votes equal to approximately 22% of the votes entitled to be cast by all outstanding Hydril shares in favor of the approval and adoption of the merger agreement and any other actions required to facilitate the merger.

Your vote is important to us. Whether or not you plan to attend the special meeting, please vote as soon as possible. If you are a holder of record you may vote by completing and returning the enclosed proxy card by mail in the accompanying envelope. If you hold your stock in a brokerage account (that is, in “street name”), you may also be able to vote over the Internet or by telephone, depending on your broker’s voting process. Please follow the directions on your proxy card or the voter instruction form from your broker carefully. Your cooperation in voting your shares will be greatly appreciated.

On behalf of the board of directors and management of Hydril, we would like to thank you for your support and confidence and look forward to seeing you at the meeting.

Sincerely,

Christopher T. Seaver
Chairman of the Board, President and
Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, passed upon the merits or fairness of the merger agreement or the transactions contemplated thereby, including the merger, or passed upon the adequacy or accuracy of the accompanying proxy statement. Any representation to the contrary is a criminal offense.

The proxy statement, dated          , 2007, is first being mailed to stockholders on or about          , 2007.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD          , 2007

Notice is hereby given that a special meeting of the stockholders of Hydril Company, a Delaware corporation (“Hydril”), will be held at the offices of Baker Botts L.L.P., 32nd floor, One Shell Plaza, 910 Louisiana Street, Houston, Texas 77002, on          , 2007 at 9:00 a.m., local time, for the following purposes:

1.	To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of February 11, 2007, among Hydril, Tenaris S.A. (“Tenaris”) and Hokkaido Acquisition, Inc. (“Merger Sub”), which provides for the merger of Merger Sub, a wholly owned subsidiary of Tenaris, with and into Hydril, with Hydril continuing as the surviving corporation, and the conversion of each outstanding share of common stock and class B common stock of Hydril (other than shares held by Hydril, Tenaris, Merger Sub or any of their direct or indirect wholly owned subsidiaries and shares held by stockholders who validly perfect their appraisal rights under Delaware law) into the right to receive $97.00 in cash.

2.	To consider and vote upon a proposal to adjourn the special meeting if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve and adopt the Agreement and Plan of Merger referred to in Item 1.

3.	To transact such other business as may properly come before the special meeting or any adjournments of the special meeting.

Stockholders of record at the close of business on March 28, 2007 are entitled to notice of, and to vote at, the special meeting or any adjournments thereof.

The merger agreement and the merger are described in the accompanying proxy statement and a copy of the merger agreement is attached to the proxy statement as Appendix A. We urge you to read the entire proxy statement and the merger agreement carefully.

WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE SIGN AND RETURN YOUR PROXY PROMPTLY. If you expect to attend the meeting, please check the appropriate box on the proxy card when you return your proxy. It is important that all holders of record execute, date and return the proxy using the enclosed envelope to which no postage need be affixed if mailed in the United States. If you hold your stock in street name, you may also be able to vote over the Internet or by telephone, depending on your broker’s voting process. Please follow the directions on your proxy card or the voter instruction form from your broker carefully.

By Order of the Board of Directors

Chris D. North
Secretary

          , 2007
3300 North Sam Houston Parkway East
Houston, Texas 77032-3411

PROPOSED MERGER — YOUR VOTE IS VERY IMPORTANT

PLEASE DO NOT SEND YOUR HYDRIL STOCK CERTIFICATES TO US AT THIS TIME. UPON COMPLETION OF THE MERGER, YOU WILL BE SENT INSTRUCTIONS REGARDING SURRENDER OF YOUR CERTIFICATES.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE VOTE AS SOON AS POSSIBLE. OWNERS OF RECORD OF SHARES OF COMMON STOCK AND CLASS B COMMON STOCK MAY VOTE BY SIGNING AND DATING AND MAILING THE ENCLOSED PROXY CARD. OWNERS WHO HOLD THEIR SHARES IN STREET NAME MAY BE ABLE TO VOTE BY INTERNET, BY TELEPHONE, OR BY MAIL AND SHOULD FOLLOW THE DIRECTIONS ON THE PROXY CARD OR VOTER INSTRUCTION FORM PROVIDED BY THEIR BROKER. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. ANY PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED BY FOLLOWING THE INSTRUCTIONS SET FORTH ON PAGES 11-12 OF THE ACCOMPANYING PROXY STATEMENT. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THAT RECORD HOLDER.

HYDRIL COMPANY

3300 North Sam Houston Parkway East

Houston, Texas 77032-3411

Proxy Statement

SUMMARY TERM SHEET

This summary term sheet briefly summarizes the most material terms of the transaction detailed in this proxy statement. You are urged to read carefully this proxy statement, including the appendices, and the documents referred to or incorporated by reference in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where Stockholders Can Find More Information” beginning on page 62.

In this proxy statement, the terms “we,” “us,” “our,” “Hydril” and the “company” refer to Hydril Company and, where appropriate, its subsidiaries. We refer to Tenaris S.A. as “Tenaris”; Hokkaido Acquisition, Inc. as “Merger Sub”; and Credit Suisse Securities (USA) LLC as “Credit Suisse.” We also refer to shares of Hydril common stock and shares of class B common stock as “Hydril shares.”

•	The Proposed Transaction (Page 41)

The proposed transaction is the acquisition of Hydril by Tenaris pursuant to the Agreement and Plan of Merger, dated as of February 11, 2007, among Hydril, Tenaris and Merger Sub. We refer to that Agreement and Plan of Merger as the “merger agreement.” The acquisition will be effected by the merger of Merger Sub, a wholly owned subsidiary of Tenaris, with and into Hydril, with Hydril being the surviving corporation as a wholly owned subsidiary of Tenaris. We refer to that merger as the “merger.” The parties currently expect to complete the merger in the second quarter of 2007 subject to satisfaction of the conditions described under “Terms of the Merger Agreement — Conditions to the Merger” beginning on page 52.

•	Hydril Will Hold a Special Meeting of its Stockholders to Consider Approval and Adoption of the Merger Agreement and the Meeting Adjournment Proposal (Page 10)

Date, Time, Place and Purpose (Page 10).  The special meeting will be held on          , 2007 at 9:00 a.m., local time, at the offices of Baker Botts L.L.P., 32nd floor, One Shell Plaza, 910 Louisiana Street, Houston, Texas 77002. At the special meeting, you will be asked to consider and vote upon proposals to (i) approve and adopt the merger agreement; (ii) adjourn the special meeting if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement (we refer to this proposal in this proxy statement as the “meeting adjournment proposal”); and (iii) transact such other business as may properly come before the special meeting or any adjournments of the special meeting.

Record Date and Voting (Page 10).  Only stockholders who hold Hydril shares at the close of business on March 28, 2007, the record date for the special meeting, will be entitled to vote at the special meeting. Each outstanding share of Hydril common stock on the record date will be entitled to one vote, and each outstanding share of Hydril class B common stock on the record date will be entitled to ten votes, on each matter submitted to stockholders at the special meeting. As of the record date, there were 18,050,418 shares of common stock and 2,928,332 shares of class B common stock outstanding.

Tenaris has entered into a voting and support agreement with Christopher T. Seaver (Chief Executive Officer and a director of Hydril), Patrick T. Seaver (a director of Hydril), Richard C. Seaver (a director of Hydril) and the Richard C. Seaver Living Trust, each of which is a stockholder of Hydril, in which such stockholders have agreed to vote 2,956 shares of common stock and 1,032,252 shares of class B common stock, which represent approximately 22% of the votes entitled to be cast by all outstanding Hydril shares, for approval and adoption of the merger agreement and any other actions required to facilitate the merger. For a description of the voting and support agreement, see “Voting and Support Agreement” beginning on page 57. The full text of the voting and support agreement is attached as Appendix C to this proxy statement.

Vote Required (Page 11).  Approval of the merger agreement requires the affirmative vote of a majority of the votes entitled to be cast by holders of outstanding Hydril shares on the record date. Approval of the meeting adjournment proposal requires the affirmative vote of a majority of the votes entitled to be cast and deemed represented in person or by proxy at the meeting.

Share Ownership of Directors and Executive Officers (Page 11).  As of March 28, 2007, the record date, our directors and current executive officers beneficially owned and were entitled to vote, in the aggregate, 1,096,480 Hydril shares, consisting of 56,998 shares of Hydril common stock and 1,039,482 shares of class B common stock, representing approximately 22% of the votes entitled to be cast by all outstanding Hydril shares. The directors and current executive officers have informed us that they intend to vote all of their Hydril shares for which they have sole voting power (which includes all of the Hydril shares subject to the voting and support agreement) for the approval of the merger agreement and for the meeting adjournment proposal.

•	Hydril’s Stockholders Will Receive $97.00 in Cash For Each Hydril Share They Own (Page 42)

Each issued and outstanding Hydril share, other than shares held by Hydril, Tenaris, Merger Sub or any of their direct or indirect wholly owned subsidiaries and shares held by stockholders who validly perfect their appraisal rights under Delaware law, will be converted into the right to receive $97.00 in cash (which we refer to in this proxy statement as the “merger consideration”). The $97.00 per share cash merger consideration was determined by arm’s-length negotiation between representatives of Hydril and Tenaris. See “The Merger — Background of the Merger”. The total merger consideration that is expected to be paid in the merger is approximately $2 billion.

•	How Outstanding Options, Restricted Stock, Deferred Share Units and Restricted Stock Units Will Be Treated (Page 42)

Options to acquire shares of Hydril common stock under Hydril’s stock plans that are outstanding immediately prior to the effective time of the merger, vested or unvested, will be cancelled as of the effective time of the merger in exchange for a cash payment. Pursuant to the merger agreement, each option holder will receive a payment equal to the per share merger consideration times the number of shares subject to each option, less the aggregate exercise price of the option. Restricted common stock that has not vested immediately prior to the effective time of the merger will become fully vested and be converted into the right to receive the per share merger consideration. With limited exceptions described under “The Merger — Certain Effects of the Merger”, restricted stock unit and deferred share unit awards will be converted into the right to receive the per share merger consideration. All of these payments will be subject to applicable tax withholding. The total amount expected to be paid in respect of options, restricted stock, deferred share units and restricted stock units is approximately $62.1 million.

•	Recommendation of the Board of Directors (Page 18)

The board of directors has unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of the holders of the Hydril shares, has approved the merger agreement and the transactions contemplated thereby, including the merger, and recommends that you vote “FOR” the approval of the merger agreement.  The board of directors reached its determination based on various factors, as more fully described in this proxy statement.

•	Opinion of Hydril’s Financial Advisor (Page 20)

In connection with the merger, Credit Suisse, one of Hydril’s financial advisors, delivered an opinion to the board of directors as to the fairness from a financial point of view to Hydril’s stockholders (other than Tenaris and its affiliates and Christopher T. Seaver, Patrick T. Seaver, Richard C. Seaver and the Richard C. Seaver Living Trust, all of whom are parties to the voting and support agreement) of the per share merger consideration to be received by holders of Hydril shares in the merger. Christopher T. Seaver, Patrick T. Seaver, Richard C. Seaver and the Richard C. Seaver Living Trust receive the same consideration per Hydril share as all other Hydril stockholders, but were excluded from Credit Suisse’s opinion because they are parties to the voting and support agreement.

The full text of the opinion of Credit Suisse, which sets forth the procedures followed, assumptions made, matters considered and limitations on review undertaken by Credit Suisse in connection with its opinion, is attached as Appendix B to this proxy statement. Credit Suisse provided its opinion for the information and assistance of our board of directors in connection with its consideration of the merger, and the opinion of Credit Suisse is not a recommendation as to how any stockholder should vote or act with respect to any matter relating to the merger. We encourage you to read the opinion carefully and in its entirety.

Under our engagement letter with Credit Suisse, we have agreed to pay Credit Suisse for its financial advisory services in connection with the merger an aggregate fee currently estimated to be approximately $10.6 million, $250,000 of which became payable upon delivery of Credit Suisse’s opinion and the balance of which will become payable contingent upon completion of the merger. Credit Suisse and its affiliates have in the past provided, are currently providing and in the future may provide, investment banking and other financial services to Hydril,

Tenaris or their respective affiliates, for which Credit Suisse has received, and would expect to receive, compensation.

•	Our Directors and Executive Officers Have Interests in the Transaction that Are Different From, or in Addition to, Interests of Hydril’s Stockholders Generally (Page 27)

In considering the recommendation of our board of directors, you should be aware that our directors and current executive officers have interests in the merger that are different from your interests as a stockholder and that may present actual or potential conflicts of interest. These interests include the following:

•	directors and executive officers will receive cash payments of approximately $14.7 million in the aggregate (ranging from approximately $68,000 to $4 million per person) in respect of their vested and unvested stock options;

•	executive officers will receive cash payments of approximately $15.1 million in the aggregate (ranging from approximately $.8 million to $5.3 million per person) in respect of their outstanding restricted stock units and restricted stock;

•	each non-employee director will receive a cash payment of $630,000 in respect of his outstanding deferred share units;

•	executive officers will receive cash payments in respect of their accrued balances of approximately $4.6 million in the aggregate (ranging from approximately $40,000 to $2.1 million per person) under Hydril’s nonqualified deferred compensation plan; and

•	in the event of a termination of employment following the merger and prior to January 1, 2009 by Hydril without cause or by the executive officers for good reason, the executive officers will be entitled to cash payments of approximately $7 million in the aggregate (ranging from approximately $530,000 to $2.6 million per person), and the continuation of welfare benefits, under change in control agreements.

For a more complete description of the interests of directors and executive officers, see “The Merger — Interests of Hydril’s Directors and Executive Officers in the Merger”.

Our board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby, including the merger, and in determining to recommend that Hydril’s stockholders vote “FOR” the approval of the merger agreement. You should consider these and other interests of our directors and executive officers that are described in this proxy statement.

•	How the Merger Agreement May Be Terminated (Page 53)

Tenaris and Hydril may agree to terminate the merger agreement at any time upon the mutual written consent of the parties. Other circumstances under which Tenaris or Hydril may terminate the merger agreement are described under “Terms of the Merger Agreement — Termination of the Merger Agreement” beginning on page 53. Under certain circumstances resulting in the termination of the merger agreement, we will be required to pay a termination fee of $77 million to Tenaris and reimburse Tenaris for expenses up to a maximum of $5 million. In the event the merger is not consummated due to a failure to obtain Hart-Scott-Rodino Act clearance or because the merger was enjoined under United States antitrust or competition law, Tenaris will be required to pay us a termination fee of $112.8 million.

•	U.S. Tax Considerations For Hydril’s Stockholders (Page 36)

Generally, the merger will be taxable to our stockholders for U.S. federal income tax purposes. A holder of Hydril shares generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received in the merger and the holder’s adjusted tax basis in the Hydril shares surrendered. However, in certain circumstances, a holder of Hydril shares that also owns, actually and/or constructively, any stock of Tenaris may be required to treat at least a portion of the cash received as a dividend.

•	Dissenting Stockholders Have Appraisal Rights (Page 38)

You have the right under Delaware law to dissent from the adoption and approval of the merger agreement and to exercise appraisal rights and receive payment in cash for the fair value of your Hydril shares in the event the merger is completed. The fair value of your Hydril shares as determined in accordance with Delaware law may be more or less than the merger consideration to be paid to non-dissenting stockholders in the merger. To preserve your appraisal rights, you must not vote in favor of adoption and approval of the merger agreement, you must not return a proxy card that is signed but not voted, you must file a written demand for appraisal before the special meeting on          , 2007 and you must follow specific procedures required under Delaware law. You must follow these procedures precisely in order to exercise your appraisal rights, or you may lose them. These procedures are described in this proxy statement, and the provisions of Delaware law that grant appraisal rights and govern those procedures are attached as Appendix D. We encourage you to read these provisions carefully and in their entirety and consult your legal advisor.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL
MEETING AND THE MERGER

Q:	Why am I receiving these materials?

A:	You are receiving this proxy statement and proxy card because you own Hydril shares. Our board of directors is providing these proxy materials to give you information for use in determining how to vote in connection with the special meeting of stockholders.

Q:	How do I vote my Hydril shares?

A:	Before you vote, you should carefully read and consider the information contained in or incorporated by reference in this proxy statement, including the appendices. You should also determine whether you hold your Hydril shares directly in your name as a registered stockholder (which would mean that you are a “stockholder of record”) or through a broker or other nominee, because this will determine the procedure that you must follow in order to vote. If you are a registered holder of Hydril shares (that is, if you hold your Hydril shares in certificate form), you may vote in any of the following ways:

•	in person at the special meeting — complete and sign the enclosed proxy card and bring it to the special meeting; or

•	by mail — complete, sign and date the enclosed proxy card and return it to Hydril in the enclosed postage paid return envelope as soon as possible.

If you are a non-registered holder of Hydril shares (which for purposes of this proxy statement means that your shares are held in “street name”), you should instruct your broker or other nominee to vote your shares by following the instructions provided by your broker or other nominee. If you hold your stock in street name, you may be able to vote by mail or over the Internet or by telephone, depending on your broker’s voting process. Please follow the directions on your proxy card or the voter instruction form from your broker carefully. You may also vote in person at the special meeting if you obtain written authorization in your name from your broker or other nominee and bring evidence of your stock ownership from your broker or other nominee. Please contact your broker or other nominee to determine how to vote by mail and whether you will be able to vote by telephone or over the Internet.

Q:	What happens if I return my proxy card but I do not indicate how to vote?

A:	If you properly return your proxy card, but do not include instructions on how to vote, your Hydril shares will be voted “FOR” the approval of the merger agreement and “FOR” the approval of the meeting adjournment proposal. Hydril’s management does not currently intend to bring any other proposals to the special meeting. If other proposals requiring a vote of stockholders are brought before the special meeting in a proper manner, the persons named in the enclosed proxy card intend to vote the shares they represent in accordance with their best judgment.

Q:	What happens if I abstain from voting on a proposal?

A:	If you return your proxy card with instructions to abstain from voting on either proposal, your shares will be counted for determining whether a quorum is present at the special meeting. An abstention with respect to either proposal has the legal effect of a vote against the proposal.

Q:	What happens if I do not return a proxy card or otherwise do not vote?

A:	Your failure to return a proxy card or otherwise vote will mean that your shares will not be counted toward determining whether a quorum is present at the special meeting and will have the legal effect of a vote against the proposal to approve and adopt the merger agreement. Such failure will have no legal effect with respect to the vote on the meeting adjournment proposal.

Q:	May I change my vote after I have mailed my signed proxy card or otherwise submitted my vote?

A:	Yes. You can change your vote at any time before your shares are voted at the special meeting. If you are a registered holder of Hydril shares, you can do this in any of the following ways:

•	by sending a written notice to the Secretary of Hydril at the address specified below stating that you would like to revoke your proxy;

•	by completing and delivering a later-dated proxy card by mail to the address specified below; or

•	by attending the special meeting and voting in person. Your attendance at the special meeting alone will not revoke your proxy. You must also vote at the special meeting in order to revoke your previously submitted proxy.

You should send any notice of revocation or your completed new, later-dated proxy card, as the case may be, to the Secretary of Hydril at the company’s executive offices located at 3300 North Sam Houston Parkway East, Houston, Texas 77032-3111.

If your shares are held in “street name,” you must contact your broker or other nominee and follow the directions provided to you in order to change your vote.

Q:	If my broker or other nominee holds my shares in “street name,” will my broker or other nominee vote my shares for me?

A:	Your broker or other nominee will not be able to vote your Hydril shares unless you have properly instructed your broker or other nominee on how to vote. If you do not provide your broker or other nominee with voting instructions, your shares may be considered present at the special meeting for purposes of determining a quorum, but will have the legal effect of a vote against the proposal to approve and adopt the merger agreement and the meeting adjournment proposal.

Q:	What does it mean if I receive more than one set of materials?

A:	This means you own Hydril shares that are registered under different names. For example, you may own some shares directly as a stockholder of record and other shares through a broker or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must complete, sign, date and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards that you receive in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope; if you vote by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

Q:	When do you expect the merger to be completed?

A:	The parties to the merger agreement are working toward completing the merger as quickly as possible. If the merger agreement is approved and adopted by Hydril’s stockholders and the other conditions to the merger are satisfied or waived, the merger is expected to be completed promptly after the special meeting. The parties currently expect to complete the merger in the second quarter of 2007, although there can be no assurance that we will be able to do so.

Q:	What vote is required to approve the merger?

A:	Approval of the merger agreement requires the affirmative vote of a majority of the votes entitled to be cast by holders of outstanding Hydril shares on the record date. Each outstanding share of Hydril common stock on the record date will be entitled to one vote, and each outstanding share of Hydril class B common stock on the record date will be entitled to ten votes, on each matter submitted to stockholders at the special meeting. As of the record date, there were 18,050,418 shares of common stock and 2,928,332 shares of class B common stock, resulting in a total of 20,978,750 outstanding Hydril shares, of which our directors and current executive officers beneficially owned and were entitled to vote, in the aggregate, 1,096,480 Hydril shares, consisting of 56,998 shares of common stock and 1,039,482 shares of class B common stock, representing, in the aggregate, approximately 22% of the votes entitled to be cast by all outstanding Hydril shares. Tenaris has entered into a voting and support agreement with Christopher T. Seaver (Chief Executive Officer and a director of Hydril), Patrick T. Seaver (a director of Hydril), Richard C. Seaver (a director of Hydril) and the Richard C. Seaver

Living Trust, each of which is a stockholder of Hydril, in which such stockholders have agreed to vote 2,956 shares of common stock and 1,032,252 shares of class B common stock, which represents approximately 22% of the votes entitled to be cast by all outstanding Hydril shares, for approval and adoption of the merger agreement and any other actions required to facilitate the merger. The directors and current executive officers have informed us that they intend to vote all of their Hydril shares for which they have sole voting power (which includes all of the Hydril shares subject to the voting and support agreement) for the approval of the merger agreement. Therefore, assuming the directors and current executive officers do, in fact, vote for approval of the merger agreement, the affirmative vote of the holders of approximately 28% of the total combined voting power of all outstanding Hydril shares would be required to approve the merger agreement.

Q:	If the merger is completed, how will I receive the cash for my shares?

A:	If the merger is completed, you will receive a letter of transmittal with instructions on how to send your stock certificates to the paying agent in connection with the merger. You will receive cash for your shares from the paying agent after you comply with these instructions. If your Hydril shares are held for you in “street name” by your broker, you will receive instructions from your broker as to how to effect the surrender of your “street name” shares and receive cash for such shares.

Q:	Should I send in my stock certificates now?

A:	No. If the merger is completed, you will receive shortly thereafter the letter of transmittal instructing you to send your stock certificates to the paying agent in order to receive the cash payment of the merger consideration for each Hydril share represented by the stock certificates. You should use the letter of transmittal to exchange your stock certificates for the cash payment to which you are entitled upon completion of the merger.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger agreement or the merger, including the procedures for voting your shares, you should contact us at (281) 449-2000.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement and the documents incorporated by reference into or attached to this proxy statement contain forward-looking statements. These statements relate to future events or our future financial performance, including our business strategy and product development plans, as well as statements regarding completion of the proposed merger. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipated,” “believes,” “estimated,” “potential,” or the negative of these terms or other comparable terminology. Forward-looking statements are based on Hydril’s current estimates and assumptions and, as such, involve uncertainty and risk. We claim the protection contained in Section 21E of the Securities Exchange Act of 1934, as amended, referred to as the “Exchange Act” in this proxy statement.

The forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by these forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement, or, in the case of documents incorporated by reference or attached to this proxy statement, as of the respective dates of such documents. These and other factors are discussed in the documents that are incorporated by reference in this proxy statement, including Hydril’s annual report on Form 10-K for the year ended December 31, 2006. In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	failure to obtain stockholder approval or the failure to satisfy other closing conditions, including regulatory approvals, with respect to the proposed merger;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement or to delays in the consummation of the merger;

•	the failure of the proposed merger to close for any other reason;

•	the amount of the costs, fees, expenses and charges relating to the merger;

•	uncertainty concerning the effects of the pending merger transaction;

•	the retention of Hydril customers and personnel;

•	the impact of changes in oil and natural gas prices and worldwide and domestic economic conditions on drilling activity and demand for and pricing of Hydril’s products;

•	the risks associated with fixed-price contracts;

•	the loss of distribution or change to distribution channels or methods or inventory practices for premium connections in the U.S. and Canada;

•	competition from steel mills;

•	limitations on the availability of pipe for threading;

•	the impact of imports of tubular goods and of international and domestic trade laws;

•	factors that could cause our results to vary significantly from quarter to quarter;

•	the consolidation of end-users;

•	intense competition in our industry;

•	the risks associated with international operations;

•	the ability to attract and retain skilled labor; and

•	Hydril’s ability to successfully develop new technologies and products and maintain and increase its market share.

Except to the extent required under the federal securities laws, Hydril does not intend to update or revise the forward-looking statements. In the event of any material change in any of the information previously disclosed, we will, where relevant and if required under applicable law, update such information through a supplement to this proxy statement to the extent necessary.

All information contained in this proxy statement concerning Tenaris, Merger Sub and their affiliates and designees has been supplied by Tenaris and has not been independently verified by Hydril.

PARTIES INVOLVED IN THE PROPOSED TRANSACTION

Hydril

Hydril Company
3300 North Sam Houston Parkway East
Houston, Texas 77032-3411
Telephone: (281) 449-2000

Hydril Company, a Delaware corporation, engages worldwide in engineering, manufacturing and marketing premium connection and pressure control products used for oil and gas drilling and production. Hydril’s premium connections are used in drilling environments where extreme pressure, temperature, corrosion and mechanical stress are encountered, as well as in environmentally sensitive drilling. Hydril’s pressure control products are primarily safety devices that control and contain fluid and gas pressure during drilling, completion and maintenance of oil and gas wells in the same environments. Hydril also provides aftermarket replacement parts, repair and field services for its installed base of pressure control equipment. Hydril’s operations are positioned in the U.S., Canada, Mexico, India, Indonesia, Nigeria, England and Scotland.

Detailed descriptions about Hydril’s business and financial results are contained in its annual report on Form 10-K for the fiscal year ended December 31, 2006, which is incorporated in this proxy statement by reference. See “Where Stockholders Can Find More Information” beginning on page 62 of this proxy statement.

Tenaris and Hokkaido

Tenaris S.A.
Hokkaido Acquisition, Inc.
Leandro N. Alem 1067, piso 28
Buenos Aires, Argentina
Telephone: 54 (11) 4018-2082

Tenaris S.A., a corporation organized under the laws of Luxembourg, manufactures seamless steel pipes for the oil and gas industry, for process and power plants and for industrial and automotive applications. Tenaris’ manufacturing facilities are located in Argentina, Brazil, Canada, Colombia, Italy, Japan, Mexico, Romania, United States and Venezuela. Tenaris also supplies welded steel pipes for oil and gas pipelines in the Americas. Tenaris focuses on providing end-user customers an integrated service which includes manufacturing, procurement, distribution and delivery.

Hokkaido Acquisition, Inc., a newly formed Delaware corporation, was formed by Tenaris for the sole purpose of entering into the merger agreement and completing the merger contemplated by the merger agreement. Hokkaido is wholly owned by Tenaris and has not engaged in any business except in anticipation of the merger.

THE SPECIAL MEETING

General

The enclosed proxy is solicited on behalf of our board of directors for use at a special meeting of stockholders to be held on          , 2007, at 9:00 a.m., local time, or at any adjournments of the special meeting, for the purposes set forth in this proxy statement and in the accompanying notice of special meeting. The special meeting will be held at the offices of Baker Botts L.L.P., 32nd floor, One Shell Plaza, 910 Louisiana Street, Houston, Texas 77002. Hydril intends to mail this proxy statement and the accompanying proxy card commencing on or about          , 2007 to all stockholders entitled to vote at the special meeting.

At the special meeting, stockholders will be asked to consider and vote upon proposals to:

•	approve and adopt the merger agreement, which provides for the merger of Merger Sub with and into Hydril, with Hydril continuing as the surviving corporation in the merger, and the conversion of each Hydril share (other than shares held by Hydril, Tenaris, Merger Sub or any of their direct or indirect wholly owned subsidiaries and shares held by stockholders who validly perfect their appraisal rights under Delaware law) into the right to receive $97.00 in cash;

•	adjourn the special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement; and

•	transact such other business as may properly come before the special meeting or any adjournments of the special meeting.

Hydril does not expect a vote to be taken on any other matters at the special meeting. If any other matters are properly presented at the special meeting for consideration, however, the holders of the proxies, if properly authorized, will have discretion to vote on these matters in accordance with their best judgment.

Record Date and Voting Information

Stockholders of record of Hydril shares at the close of business on March 28, 2007, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments thereof. Each share of common stock is entitled to one vote and each share of class B common stock is entitled to ten votes. The holders of outstanding Hydril shares will vote together as a single class on all matters to be considered at the special meeting, and any adjournments thereof, and their votes will be counted and totaled together. As of the record date, Hydril had 18,050,418 shares of common stock and 2,928,332 shares of class B common stock outstanding for total Hydril shares outstanding of 20,978,750. A list of stockholders will be available for review at Hydril’s executive offices during regular business hours beginning two business days after notice of the special meeting is given and continuing to the date of the special meeting and will be available for review at the special meeting or any adjournment thereof. If you sell or transfer your Hydril shares after the record date, but before the special meeting, you will transfer the right to receive the per share merger consideration, if the merger is completed, to the person to whom you sell or transfer your shares, but you will retain your right to vote at the special meeting.

All votes will be tabulated by the inspectors of election appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Brokers who hold shares in “street name” for clients typically have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. Absent specific instructions from the beneficial owner of the shares, however, brokers are not allowed to exercise their voting discretion with respect to the approval of non-routine matters, such as approval of the merger agreement. Proxies submitted without a vote by brokers on these matters are referred to as “broker non-votes.”

Quorum

Shares entitled to vote at the special meeting may take action on a matter at the special meeting only if a quorum of those shares exists with respect to that matter. The presence, in person or by proxy, of stockholders entitled to cast at least a majority of the votes that all stockholders are entitled to cast will constitute a quorum for the transaction of business at the special meeting. If a share is represented for any purpose at the special meeting, other than for the purpose of objecting to the special meeting or the transacting of business at the special meeting, it will be deemed present for purposes of determining whether a quorum exists.

Any Hydril shares held in treasury by Hydril are not considered to be outstanding on the record date or otherwise entitled to vote at the special meeting for purposes of determining a quorum.

Shares represented by proxies reflecting abstentions and properly executed broker non-votes are counted for purposes of determining whether a quorum exists at the special meeting.

Required Vote

Each share of common stock is entitled to one vote and each share of class B common stock is entitled to ten votes. The holders of common stock and class B common stock will vote together as a single class on all matters to be considered at the special meeting, and any adjournments thereof, and their votes will be counted and totaled together. The affirmative vote of a majority of the votes entitled to be cast by holders of outstanding Hydril shares on the record date is required to approve the merger agreement and the transactions contemplated thereby, including the merger. Approval of the meeting adjournment proposal requires the affirmative vote of the shares carrying the majority of the votes considered present for purposes of determining whether a quorum exists.

Tenaris has entered into a voting and support agreement with Christopher T. Seaver (Chief Executive Officer and a director of Hydril), Patrick T. Seaver (a director of Hydril), Richard C. Seaver (a director of Hydril) and the Richard C. Seaver Living Trust, each of which is a stockholder of Hydril, in which such stockholders have agreed to vote 2,956 shares of common stock and 1,032,252 shares of class B common stock, which represents approximately 22% of the votes entitled to be cast by all outstanding Hydril shares, for approval and adoption of the merger agreement and any other actions required to facilitate the merger. For a description of the voting and support agreement, see “Voting and Support Agreement” beginning on page 57.

As of March 28, 2007, the record date, the directors and current executive officers of Hydril beneficially owned and were entitled to vote, in the aggregate, 1,096,480 Hydril shares, consisting of 56,998 shares of common stock and 1,039,482 shares of class B common stock, representing approximately 22% of the votes entitled to be cast by all outstanding Hydril shares. These numbers do not give effect to outstanding stock options and restricted stock units which are not entitled to vote at the special meeting or to the shares held by charitable institutions. The directors and current executive officers have informed us that they intend to vote all of their Hydril shares for which they have sole voting power (which includes all of the Hydril shares subject to the voting and support agreement) for the approval of the merger agreement and for the meeting adjournment proposal.

Proxies that reflect abstentions and broker non-votes, as well as proxies that are not returned, will have the same effect as a vote against approval of the merger agreement. In the case of the meeting adjournment proposal, a failure to vote will have no effect on the outcome of the voting. A broker non-vote or a vote to abstain will have the same effect as a vote against approval of the meeting adjournment proposal.

If the special meeting is adjourned or postponed for any reason, at any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the meeting, except for any proxies that have been revoked or withdrawn.

Proxies and Revocation of Proxies

After carefully reading and considering the information contained in this proxy statement, each stockholder of record of Hydril shares should complete, date and sign its proxy card and mail the proxy card in the enclosed postage pre-paid return envelope as soon as possible so that those Hydril shares may be voted at the special meeting, even if such holder plans to attend the special meeting in person. Submitting a proxy now will not limit your right to vote at the special meeting if you decide to attend in person. If your shares are held of record in “street name” by a broker or other nominee and you wish to vote in person at the special meeting, you must obtain from the record holder a proxy issued in your name.

Proxies received at any time before the special meeting and not revoked or superseded before being voted will be voted at the special meeting. If the proxy indicates a specification, it will be voted in accordance with the specification. If no specification is indicated, the proxy will be voted “FOR” approval of the merger agreement and “FOR” the meeting adjournment proposal. A properly executed proxy gives the persons named as proxies on the proxy card authority to vote in their discretion with respect to any other business that may properly come before the meeting or any adjournment of the meeting.

Please do not send in stock certificates at this time.  Upon completion of the merger, you will receive instructions regarding the procedures for exchanging your existing Hydril stock certificates for the payment of the per share merger consideration.

Any person giving a proxy pursuant to this solicitation has the power to revoke and change it at any time before it is voted. It may be revoked and changed by filing a written notice of revocation with the Secretary of Hydril at the company’s executive offices, 3300 North Sam Houston Parkway East, Houston, Texas 77032-3411, by submitting in writing a proxy bearing a later date, or by attending the special meeting and voting in person. Attendance at the special meeting will not, by itself, revoke a proxy. If you have given voting instructions to a broker or other nominee that holds your shares in “street name,” you may revoke those instructions by following the directions given by the broker or other nominee.

Expenses of Proxy Solicitation

This proxy statement is being furnished in connection with the solicitation of proxies by our board of directors. Hydril will bear the entire expense of soliciting proxies, including the cost of preparing, printing and mailing this proxy statement, the notice of the special meeting of stockholders, the enclosed proxy card and any additional information furnished to stockholders. Copies of solicitation materials will also be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names Hydril shares beneficially owned by others to forward to these beneficial owners. Hydril may reimburse persons representing beneficial owners of Hydril shares for their costs of forwarding solicitation materials to the beneficial owners. In addition to the solicitation of proxies by mail, solicitation may be made personally, by telephone and by fax, and we may pay persons holding shares for others their expenses for sending proxy materials to their principals. In addition to solicitation by the use of the mails, proxies may be solicited by our directors, officers and employees in person or by telephone or other means of communication. No additional compensation will be paid to our directors, officers or employees for their services.

Householding

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. Accordingly, in some instances, only one copy of this proxy statement is being delivered to multiple stockholders sharing an address, unless we have received instructions from one or more of the stockholders to continue to deliver multiple copies. We will deliver promptly upon oral or written request a separate copy of the proxy statement, including the attached appendices, to any stockholder at your address. If you wish to receive a separate copy of the proxy statement, you can call us at (281) 449-2000 or send a written request to:

Hydril Company
3300 North Sam Houston Parkway East
Houston, Texas 77032-3411
Attention: Secretary

Alternatively, stockholders sharing an address who now receive multiple copies of the proxy statement or annual report may request delivery of a single copy by calling us at (281) 449-2000 or writing to us at the address listed above.

Adjournments

If the special meeting is adjourned to a different place, date or time, Hydril need not give notice of the new place, date or time if the new place, date or time is announced at the meeting before adjournment, unless the adjournment is for more than 30 days or a new record date is or must be set for the adjourned meeting.

Attending the Special Meeting

In order to attend the special meeting in person, you must be a stockholder of record on the record date, hold a valid proxy from a record holder or be an invited guest of Hydril. You will be asked to provide proper identification at the registration desk on the day of the meeting or any adjournment of the meeting.

THE MERGER

Background of the Merger

Hydril was founded in 1933 by Frank R. Seaver, who ran the company until his death in 1964. Richard C. Seaver, who is a nephew of Frank Seaver and is currently a director and chairman emeritus of Hydril, served as president of Hydril from 1964 to 1986, as chairman of the executive committee from 1964 until 1992 and as chairman of the board from 1992 until November 2006. Christopher T. Seaver, our chief executive officer, president and chairman of the board, and Patrick T. Seaver, a director, are sons of Richard Seaver.

Hydril was privately held until we conducted our initial public offering of common stock in September 2000, at a price to the public of $17 per share. In connection with our initial public offering, we established two classes of common equity, the common stock and the class B common stock, with the class B common stock entitled to 10 votes per share as compared to one vote per share for the common stock. The class B common stock was held by the stockholders of Hydril prior to the initial public offering, consisting principally of charitable trusts established by members of the Seaver family, charitable institutions that had received Hydril stock as gifts, members of the Seaver family and former management of Hydril. The public purchased common stock in the initial public offering. Other than voting rights and the automatic conversion of class B common stock into common stock upon its transfer to persons other than holders of class B common stock and certain related persons, the two classes of common stock are generally identical, and Hydril’s charter provides for equal treatment of the two classes in a merger.

On March 23, 2006, Chris Seaver met in Houston with Paolo Rocca, the chief executive officer of Tenaris, at Mr. Rocca’s request. Mr. Rocca was accompanied by German Cura, the managing director — North America of Tenaris, who met with several other members of Hydril management prior to touring Hydril’s Houston pressure control facilities. During the meeting, Mr. Rocca inquired as to whether the stockholders of Hydril would be interested in a business combination with Tenaris, and Mr. Seaver indicated that he would discuss the matter with the Hydril board. Messrs. Rocca and Seaver also discussed potential synergies from a combination and prospects for the market for the equity of Tenaris. After discussing a possible business combination with Tenaris with members of the Hydril board, Mr. Seaver contacted Mr. Rocca and indicated that the time was not right for a discussion between the companies.

As a result of discussions among the directors with respect to the Tenaris proposal and whether it was an attractive time to consider a sale of Hydril, we determined it was in the best interest of our stockholders to undertake a process to explore whether a third party might have an interest in an acquisition of Hydril at a price representing a premium to the trading price of the common stock. During April and May 2006, we engaged Credit Suisse and USBX Advisory Services, LLC, and subsequently Duff & Phelps Securities, LLC, as our financial advisors to assist in this process.

During May 2006, Hydril’s financial advisors separately contacted four companies in our industry or related industries, including Tenaris, to inquire whether the companies were interested in acquiring Hydril. The advisors indicated to the four companies that, because of competitive concerns, the information provided to interested participants would be limited and that confidentiality was very important to Hydril, as public disclosure of the discussions prior to reaching agreement on any transaction could harm our business by jeopardizing our continuing relationships with our employees, customers and joint ventures. In response to this inquiry, Tenaris and two other companies expressed an interest in discussions, with the fourth company indicating it was unlikely to be in a position to pursue the opportunity.

During that month, the members of our board of directors reviewed the process being undertaken and were briefed by Chris Seaver and our financial advisors. Our directors determined that it was in the best interests of our company and its stockholders to continue to explore the values that might be obtained in a potential business combination or the sale of our company, as well as the possibility of remaining as a standalone public company.

On May 22, 2006, a representative of Tenaris indicated to one of our financial advisors that Tenaris would be prepared to offer to acquire Hydril for a per share consideration of one Tenaris ADS and $46 in cash, which had a total value of approximately $80.07 per Hydril share, based on the closing price of one Tenaris ADS that day. After the financial advisor indicated to Tenaris that Hydril would not agree to a transaction at this price, Mr. Rocca advised the financial advisor on May 26 that Tenaris would increase the cash component of its proposal to $51 per

Hydril share, which when combined with the closing price of one Tenaris ADS that day produced a value of approximately $89.11 per Hydril share.

On May 30, 2006, we executed a confidentiality agreement with Tenaris that required Tenaris to maintain the confidentiality of nonpublic information concerning Hydril made available for purposes of due diligence and limited, during the 120-day period from the date of the confidentiality agreement, the ability of Tenaris to publicly seek to acquire our company unless approved by our board of directors. Shortly after the execution of the confidentiality agreement, two of our executive officers met with Tenaris to provide business information, limited to our pressure control segment, to Tenaris for its due diligence review.

On June 6, 2006 Tenaris indicated that it would increase the cash component of its proposal to $52 per Hydril share, which when combined the closing price of one Tenaris ADS that day produced a value of approximately $88.21 per Hydril share.

On June 12, 2006, Tenaris and Maverick Tube Corporation announced that they had entered into a merger agreement for Tenaris to acquire Maverick Tube in an all-cash transaction valued at approximately $3.2 billion, representing a substantial premium to the prior trading price for Maverick Tube. After this announcement, Hydril advised Tenaris that it was terminating discussions with Tenaris. Hydril took this action because it believed Tenaris was not going to propose a price acceptable to Hydril. As discussions with the other two companies had not led to proposals with price terms, these discussions had previously been terminated by mutual consent. Hydril accordingly terminated its engagement of its financial advisors.

During mid-August 2006, Mr. Rocca asked Chris Seaver to advise Tenaris if Hydril would in the future be interested in a transaction with Tenaris. Mr. Seaver indicated that he would do so.

In mid-December 2006, representatives of Citigroup Global Markets, Inc. and its affiliates, collectively referred to as Citigroup, met at their request with Chris Seaver. The representatives indicated that they had met with Mr. Rocca and had been asked by Mr. Rocca to contact Hydril to see whether Hydril would be willing to combine with Tenaris. Mr. Seaver indicated that price, timing and certainty of closing, and absence of premature disclosure were the principal items of concern to Hydril, and that due diligence would, as a result of the competitive sensitivity of information, need to be limited. Mr. Seaver suggested that, to avoid devoting effort to a proposal that would not be of interest to Hydril, Tenaris should provide a preliminary indication of the price range it was considering to enable Hydril’s board of directors to determine whether discussions might prove fruitful. Mr. Seaver indicated that Hydril’s prospects appeared good and that the board had high expectations of value.

Later that month, the chief executive officer of another company involved in our industry not previously contacted by our financial advisors (referred to in this section as “Company A”) met with Chris Seaver to indicate that Company A was interested in exploring a business combination with Hydril and asking whether there was a need for Company A to act quickly. Mr. Seaver stated that Company A had some time to act and explained that price, timing and certainty of closing, and absence of premature disclosure were the principal items of concern to Hydril, and that due diligence of Hydril would, as a result of the competitive sensitivity of information, need to be limited. The Company A chief executive officer explained that Company A was reviewing the antitrust/competition issues raised by a potential combination of Company A and Hydril.

On January 11, 2007, Chris Seaver, Chris North, our chief financial officer, representatives of Credit Suisse, representatives of Tenaris and representatives of Citigroup met in Houston. The representatives of Tenaris indicated that Tenaris was in a position to propose a value of $85 to $90 per Hydril share in either a cash-stock or all-cash transaction. Mr. Seaver indicated Hydril’s preference for an all-cash transaction because of certainty of value and because he believed many Hydril stockholders would prefer to receive cash. Mr. Seaver indicated that, given the prospects and recent results for Hydril, he did not believe that this range, which was essentially equivalent to the consideration proposed by Tenaris during the May-June 2006 discussions, was attractive. Mr. Seaver also indicated the importance of certainty of closing and clarified information regarding the number of Hydril shares outstanding and expected to be outstanding at closing of a transaction, as well as Hydril’s cash position.

During January and February 2007, Chris Seaver advised members of the Hydril board on numerous occasions of the status of the discussions with Tenaris and with Company A, as well as other relevant matters. In addition to individual discussions, the board had five conference calls with Mr. Seaver and with legal counsel and, in some instances, Hydril’s financial advisors (which were reengaged to assist in the process), to discuss these matters, in addition to the formal board meetings described below.

On January 18, 2007, the chief executive officer and another executive of Company A spoke by telephone with Chris Seaver. The call included a discussion of the status of Company A’s antitrust analysis. Mr. Seaver advised that, since the December meeting, the situation had changed, and that if Company A were to be interested in pursuing an acquisition it should act promptly and provide a price indication as soon as possible but not later than the end of the following week. As to price, Mr. Seaver indicated that Hydril’s prospects appeared good and that the board had high expectations of value. Mr. Seaver also reiterated the concerns expressed as to timing and certainty of closing, confidentiality and due diligence.

On January 22, 2007, Mr. Rocca contacted Chris Seaver and proposed that Tenaris acquire Hydril for $95 per Hydril share in cash. The proposal contemplated brief due diligence, focused on our pressure control segment, pending litigation, environmental matters, retention issues and other matters. Mr. Rocca indicated that Tenaris would assume the risk of competition and antitrust laws outside the United States, and would seek a commitment from Richard Seaver and other members of the Seaver family that they vote shares they controlled in favor of the transaction. Richard Seaver, Chris Seaver and Patrick Seaver have sole voting control over, either directly or through a personal trust, Hydril shares representing approximately 22% of the votes entitled to be cast by all outstanding Hydril shares. In addition, Richard Seaver is one of three trustees of a charitable trust owning shares of class B common stock representing approximately 27% of the total voting power outstanding. Richard Seaver, Chris Seaver and Patrick Seaver are three of the 15 directors of The Seaver Institute, which is trustee of a trust holding shares of class B common stock representing approximately 6% of the total voting power outstanding. See “Security Ownership of Certain Beneficial Owners and Management.” Accordingly, if Richard Seaver were able to, and agreed to, cause all the Hydril shares described in this paragraph to be irrevocably bound to vote in favor of a transaction with Tenaris, that commitment would prevent any competing acquisition proposal from being approved by stockholders and would have ensured stockholder approval of the Tenaris proposal. Chris Seaver pushed Mr. Rocca to increase his offered price, but Mr. Rocca indicated that he viewed the $95 per Hydril share proposed as a very attractive price. Mr. Seaver indicated that it was not appropriate for Richard Seaver to commit shares held by charitable entities to vote in favor of the transaction, and that a transaction that was entirely “locked up” in favor of Tenaris by irrevocable voting agreements would be unacceptable.

The financial advisors to Hydril and Tenaris conducted discussions on January 23, 2007 during which the advisors to Tenaris advised that they had been instructed to indicate that $95 per Hydril share was Tenaris’ best and final price, and that Tenaris was willing to agree to pay a reverse break-up fee in the event the transaction failed to close as a result of U.S. antitrust issues.

The board of directors met on January 24, 2007 with our legal counsel and financial advisors. The board received a report from Chris Seaver on the status of discussions with Tenaris. Our legal counsel discussed the fiduciary duties of the board and determinations to be made by the directors in the exercise of their fiduciary duties and discussed issues surrounding the process the board was undertaking. Credit Suisse provided an overview of Hydril and Tenaris, an analysis of certain comparable transactions, and stock market data with respect to Hydril and Tenaris. The board also discussed the stock market performance and business performance of the other three companies approached in 2006, as well as information concerning other industry participants and parties that might be interested in acquiring Hydril. The board also considered the impact on Hydril and its prospects of premature publicity concerning a possible transaction and the appropriate scope of the process to explore alternatives. At the conclusion of the discussion, the board reached consensus with respect to a response to be delivered to Tenaris by Mr. Seaver.

On January 24, 2007, an executive of Company A spoke by telephone with Chris Seaver to inquire as to the status of Hydril’s deliberations and to indicate that Company A would call Mr. Seaver on January 26 to make a proposal. Mr. Seaver indicated that Hydril was engaged in serious discussions with another party and that time was of the essence.

On January 25, 2007, Chris Seaver spoke by telephone with Mr. Rocca. Mr. Seaver responded to the Tenaris proposal by proposing a price of $98 per Hydril share in cash, with Tenaris assuming all competition/antitrust risk outside the U.S., Tenaris agreeing to pay a reverse break-up fee of 7.5% of the transaction value in the event the transaction failed to close as a result of U.S. antitrust issues, specified limited due diligence and a prompt completion of negotiations. Mr. Seaver also noted that any voting agreement by stockholders of Hydril would not cover Hydril shares held by charitable trusts and would need to be terminable in the event the board received a superior proposal. Mr. Rocca indicated he would respond to the proposal after Hydril announced earnings for the fourth quarter of 2006.

On January 26, 2007, the chief executive officer of Company A spoke by telephone with Chris Seaver to advise that he was not in a position to make a proposal at that time but would contact Mr. Seaver in early February, and that antitrust and competition clearances could present obstacles to negotiating and consummating a transaction. On January 29, 2007, the chief executive officer and another representative of Company A called Mr. Seaver to indicate a preliminary indication of interest, not yet reviewed with Company A’s board, in the range of $85 to $95 per Hydril share.

The evening of January 31, 2007, we announced earnings for the fourth quarter of 2006, and the next morning we conducted a call with respect to our results and our outlook for 2007. Our common stock traded up $2.42, from $79.10 (the closing price on January 31, 2007) to $81.52 per share (the closing price on February 1, 2007). On February 1, 2007, Mr. Rocca called Chris Seaver to increase the proposed transaction price to $97 per Hydril share in cash, with Tenaris assuming all competition/antitrust risk outside the U.S., a reverse break-up fee payable by Tenaris for U.S. antitrust issues of 5.5% of the transaction value and a break-up fee of the same size payable by Hydril in the event of a superior proposal to acquire Hydril.

Our board of directors met on February 2, 2007 with our legal counsel. The board received a report from Chris Seaver on the status of discussions with Tenaris and with Company A. At the conclusion of the discussion, the board reached consensus with respect to a response to be delivered to Tenaris by Mr. Seaver, as well as the reply to Company A.

Later that day, Chris Seaver called Mr. Rocca to indicate a willingness to proceed to negotiate documentation based on a proposed transaction price of $97 per Hydril share in cash. With respect to break-up fees, Mr. Seaver accepted the proposal for reverse break-up fee payable by Tenaris for U.S. antitrust issues of 5.5% of the transaction value, but indicated that the break-up fee payable by Hydril in the event of a superior proposal to acquire Hydril could not be at the 5.5% level. After discussions, Messrs. Rocca and Seaver agreed to proceed with a break-up fee of 4% payable by Hydril in the event of a superior proposal.

On February 4, 2007, Hydril and Tenaris executed a new confidentiality agreement substantially identical to the confidentiality agreement executed in May 2006. Representatives of Hydril, Tenaris and their respective legal counsel met commencing February 4, 2007 and continuing until February 9, 2007 to enable Tenaris to conduct a due diligence review of certain business, financial and legal matters.

On February 6, 2007, the chief executive officer and another representative of Company A called Mr. Seaver to confirm Company A’s interest in Hydril and their preliminary price range of $85 to $95 per Hydril share in cash, subject to clarification of a number of points in due diligence. Company A indicated that it would require more time to complete its business and legal analysis. The representatives indicated that antitrust issues needed to be addressed, and that Company A would likely not be willing to assume the risk that antitrust issues would prevent Company A from acquiring Hydril.

We received an initial draft merger agreement from Tenaris’ legal counsel on February 5, 2007, and an initial draft voting and support agreement on February 7, 2007. Continuing until the signing of the merger agreement, we and our financial and legal advisors, together with counsel for Richard Seaver, negotiated the provisions of the merger agreement and the voting and support agreement.

On February 9, 2007, Mr. Rocca had a number of telephone conversations with Chris Seaver concerning various matters related to the negotiations, including the economic terms of the transaction. During the course of their discussions Mr. Rocca and Mr. Seaver each consulted certain members of their respective boards of directors. Mr. Rocca and Mr. Seaver ultimately resolved the issues discussed and agreed to proceed with the transaction without modification to the previously discussed terms. Our closing common stock price on Friday, February 9, 2007 was $83.04.

On February 10, 2007, our board of directors met with our financial and legal advisors to discuss the proposed merger transaction. Credit Suisse presented their financial analysis to the board of directors, and our legal counsel summarized the principal terms of the merger agreement and the determinations to be made by the directors in the exercise of their fiduciary duties and provided advice regarding the antitrust issues involved in the transaction, as well as U.S. antitrust issues that could arise in an acquisition by Company A, which were expected to be more significant than those in a transaction with Tenaris. Legal counsel also described the course of negotiations, the terms of the voting and support agreement, issues regarding treatment of employees after the transaction and the principal open issues yet to be negotiated in the agreements. The board considered the scope of the process to evaluate potential acquirors for Hydril and the information available to the board concerning other potential acquirors. The meeting was then adjourned to allow completion of the negotiations between the parties.

On the evening of February 11, 2007, the board meeting was reconvened so that management and legal counsel could update the board on the negotiations and their outcome and the final terms of the merger agreement and related documentation. Credit Suisse delivered its oral opinion (subsequently confirmed in writing) to the board of directors as to the fairness from a financial point of view to Hydril’s stockholders (other than Tenaris and its affiliates and Christopher T. Seaver, Patrick T. Seaver, Richard C. Seaver and the Richard C. Seaver Living Trust) of the per share merger consideration to be received by such holders in the proposed merger. See below under “— Opinion of Hydril’s Financial Advisor” beginning on page 20 of this proxy statement. After further discussion and based upon the totality of the information presented and considered during its evaluation of the merger and the merger agreement, our board of directors, by unanimous vote, approved the merger agreement and the transactions contemplated by the merger agreement, and took action relating to the voting and support agreement as well as other matters relating to the merger agreement.

Later that evening, we, Tenaris and Merger Sub executed the merger agreement, and we issued a joint press release with Tenaris announcing the execution of the merger agreement.

Reasons for the Merger; Recommendation of Our Board of Directors

Our board of directors believes that the merger agreement and the merger are fair to Hydril’s stockholders. In reaching these conclusions, our board of directors consulted with our management and its legal and financial advisors, and considered the short-term and long-term interests and prospects of Hydril and its stockholders. In reaching the foregoing determinations, the board of directors considered the following material factors that it believed supported its determinations:

•	the current and historical market price of Hydril stock relative to the merger consideration, including the fact that the merger consideration of $97.00 per share in cash represented a premium of 17% above the closing price of Hydril common stock on February 9, 2007, the day of the public announcement of the merger agreement, and represented a 30% and a 41% premium above the average price for the 30 trading days and 90 trading days prior to February 11, 2007;

•	the fact that the merger consideration is all cash, which will provide liquidity and certainty of value to Hydril’s stockholders compared to other transactions in which stockholders would receive non-cash consideration, and which should enable the merger to be consummated more quickly than a transaction in which a portion of the consideration was securities;

•	the potential stockholder value that might result from Hydril’s remaining an independent public company, considering, in particular, the potential for stockholders to share in any future earnings growth of Hydril and continued costs, risks and uncertainties associated with continuing to operate as a public company, as well as the potential value that might result from pursuing a business combination transaction with another party, the risks of failing to achieve any such alternative business combination, including risks of jeopardizing our continuing relationships with our employees, customers and joint ventures, and the risk that the price that might be achieved would be less than the merger consideration of $97.00 per share;

•	the current and historical financial condition and results of operations of Hydril, and the prospects of Hydril if it were to remain a publicly owned corporation in light of the competitive nature of the industry in which Hydril operates, the cyclical nature of certain Hydril business and current expectations regarding future industry performance, the risks of Hydril achieving its strategic objectives and the relative size of Hydril compared to its competitors;

•	the merger consideration as compared to Hydril’s recent and expected results or compared to (a) implied EBITDA multiples of similar companies, (b) discounted cash flow analyses of Hydril and implied values, and (c) premiums paid in other transactions based on EBITDA of the acquired companies;

•	Credit Suisse’s financial presentation to our board of directors, including Credit Suisse’s opinion, dated February 11, 2007, to our board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration provided for in the merger agreement;

•	the board’s view of other potential acquirors and the likelihood potential acquirors would not have the ability to consummate an acquisition at a higher price;

•	the terms and conditions of the merger agreement and the course of negotiations thereof, including, in particular:

•	the conditions to the closing of the merger, including the fact that the obligations of Tenaris and Merger Sub under the merger agreement are not subject to a financing condition and the exceptions to the events and other effects that would constitute a material adverse effect on Hydril;

•	the structure of the transaction as a merger, requiring approval by Hydril’s stockholders, which would result in detailed public disclosure and a relatively lengthy period of time prior to completion of the merger during which an unsolicited superior proposal could be brought forth;

•	Hydril’s right to engage in negotiations with, and provide information to, a third party that makes an unsolicited acquisition proposal, if the board of directors determines in good faith, after consultation with its legal and financial advisors, that such proposal could reasonably be expected to result in a transaction that is more favorable to Hydril’s stockholders, from a financial point of view, than the merger;

•	Hydril’s right to terminate the merger agreement in order to accept a superior proposal, subject to certain conditions and payment of a termination fee to Tenaris;

•	the obligation of Tenaris to take all action needed to secure antitrust and competitive approvals outside the United States and the obligation of Tenaris to pay a reverse termination fee in the event that either party terminates the merger agreement because (i) the merger has not been completed by August 15, 2007 and, as of the date of termination, the condition relating to regulatory approvals in the United States has not been satisfied and all other conditions to closing have been, or are readily capable of being, satisfied or (ii) any governmental entity of competent jurisdiction shall have issued a final and non-appealable order prohibiting consummation of the merger to enforce antitrust or competition law in the United States;

•	the other termination fee and expense reimbursement provisions of the merger agreement, and a comparison of other provisions to precedent transactions;

•	the fact that the merger would be subject to the approval of our stockholders and that our stockholders would be free to reject the merger;

•	the fact that the merger agreement provides sufficient operating flexibility for us to conduct our business generally in the ordinary course between the signing of the merger agreement and the consummation of the merger; and

•	the fact that Hydril’s stockholders will be entitled to appraisal rights under Delaware law;

•	Hydril management’s assessment that Tenaris has the financial capability to consummate the merger; and

•	the view of the Hydril board of directors, based upon the advice of management and its legal counsel, that the regulatory approvals necessary to consummate the merger could be obtained given that Tenaris has minimal operations in the U.S. premium connections market and no operations in the U.S. pressure control market, and the risk that a transaction with some other potential acquirors might have a greater risk of non-consummation.

The board of directors also considered a variety of risks and other potentially negative factors concerning the merger. These factors included the following:

•	the fact that, following the merger, Hydril’s stockholders will cease to participate in any future earnings growth of Hydril or benefit from any future increase in its value;

•	the conditions to the closing of the merger, including regulatory approvals, and the risk that the merger will not be approved by the appropriate governmental authorities;

•	the fact that, for U.S. federal income tax purposes, the cash merger consideration will be taxable to Hydril’s stockholders entitled to receive such merger consideration;

•	the fact that, under the terms of the merger agreement, Hydril must pay to Tenaris a termination fee if the merger agreement is terminated under certain circumstances, which may deter others from proposing an alternative transaction that may be more advantageous to Hydril stockholders;

•	the fact that the merger agreement precludes us from actively soliciting alternative proposals;

•	the possible disruption to Hydril’s business that might result from the announcement of the merger and the resulting distraction of the attention of Hydril’s management; and

•	if the merger does not close, we may incur significant risks and costs, including the possibility of disruption to our operations, diversion of management and employee attention, employee attrition and a potentially negative effect on business and customer relationships.

The foregoing discussion of the information and factors considered by our board of directors is not intended to be exhaustive but, we believe, includes all material factors considered by our board of directors. In view of the number and variety of factors and the amount of information considered, our board of directors did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, our board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and individual members of our board of directors may have given different weights to different factors. Our board of directors made its recommendation based on the totality of information presented to, and the investigation conducted by, the board of directors. Based on the factors outlined above, the board of directors determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of holders of Hydril shares.

Our board of directors believes that the merger is advisable, fair to and in the best interests of holders of Hydril shares. Our board of directors recommends that you vote “FOR” approval of the merger agreement.

Opinion of Hydril’s Financial Advisor

Credit Suisse has acted as financial advisor to Hydril in connection with the proposed merger. In connection with Credit Suisse’s engagement, the board of directors requested that Credit Suisse evaluate the fairness of the per share merger consideration, from a financial point of view, to Hydril’s stockholders (other than Tenaris and its affiliates and Christopher T. Seaver, Patrick T. Seaver, Richard C. Seaver and the Richard C. Seaver Living Trust). Christopher T. Seaver, Patrick T. Seaver, Richard C. Seaver and the Richard C. Seaver Living Trust receive the same consideration per Hydril share as all other Hydril stockholders, but were excluded from Credit Suisse’s opinion because they are parties to the voting and support agreement. On February 10, 2007, Credit Suisse reviewed with the board of directors certain financial analyses, as described below, in connection with Credit Suisse’s opinion. On February 11, 2007, Credit Suisse rendered its oral opinion, which was subsequently confirmed in writing, that, as of February 11, 2007, and based upon and subject to the various considerations and assumptions described in the opinion, the per share merger consideration was fair, from a financial point of view, to Hydril’s stockholders (other than Tenaris and its affiliates and Christopher T. Seaver, Patrick T. Seaver, Richard C. Seaver and the Richard C. Seaver Living Trust).

The full text of Credit Suisse’s opinion, dated February 11, 2007, which sets forth the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix B and is incorporated into this proxy statement by reference. Holders of Hydril shares are encouraged to read this opinion carefully in its entirety. Credit Suisse’s opinion was provided to the board of directors in connection with its evaluation of the per share merger consideration and relates only to the fairness, from a financial point of view, of the per share merger consideration to be received by Hydril’s stockholders (other than Tenaris and its affiliates and Christopher T. Seaver, Patrick T. Seaver, Richard C. Seaver and the Richard C. Seaver Living Trust) and it does not address any other aspect of the proposed merger. In addition, Credit Suisse’s opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the proposed merger. The following is a summary of the Credit Suisse opinion and is qualified by reference to the full text of the opinion attached as Appendix B, which you are encouraged to read in its entirety.

In arriving at its opinion, Credit Suisse reviewed a draft of the proposed merger agreement dated February 11, 2007, certain related agreements and certain publicly available business and financial information relating to Hydril. Credit Suisse also reviewed certain other information relating to Hydril, including financial forecasts, provided to or discussed with Credit Suisse by Hydril, and met with the management of Hydril to discuss the business and prospects of Hydril. Credit Suisse also considered certain financial and stock market data of Hydril, and compared that data with similar data for other publicly held companies in businesses Credit Suisse deemed similar to that of Hydril, and considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which had been recently effected or announced. Credit Suisse also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which it deemed relevant. In connection with its review, Credit Suisse did not assume any responsibility for independent verification of any of the foregoing information and relied on such information being complete and accurate in all material respects.

With respect to the financial forecasts for Hydril which Credit Suisse reviewed, Credit Suisse was advised by the management of Hydril, and assumed, that such forecasts had been reasonably prepared on bases reflecting the best currently available estimates and judgments of Hydril’s management as to the future financial performance of Hydril. Credit Suisse also assumed that the final merger agreement would conform to the draft of the proposed merger agreement dated February 11, 2007 reviewed by Credit Suisse in all respects material to its analyses. Credit Suisse also assumed, with the consent of the board of directors, that in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the proposed merger, no modification, delay, limitation, restriction or condition will be imposed that would have an adverse effect on Hydril or the proposed merger that would be material to Credit Suisse’s analyses, and that the proposed merger will be consummated in accordance with the terms of the proposed merger agreement without waiver, modification, amendment or adjustment of any material term, condition or agreement therein. In addition, Credit Suisse was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Hydril, nor was Credit Suisse furnished with any such evaluations or appraisals. Credit Suisse understood that, in accordance with Hydril’s restated certificate of incorporation, filed with the Securities and Exchange Commission (the “SEC”) on November 14, 2000, each share of common stock and of class B common stock would receive the same consideration in the proposed merger and, consequently, with the approval of the board of directors, for purposes of its opinion and related analyses, Credit Suisse treated all shares of Hydril common stock as entitled to receive the same consideration in the proposed merger and having identical value. Credit Suisse’s opinion addressed only the fairness, from a financial point of view, to Hydril’s stockholders (other than Tenaris and its affiliates and Christopher T. Seaver, Patrick T. Seaver, Richard C. Seaver and the Richard C. Seaver Living Trust), of the per share merger consideration and does not address any other aspect or implication of the proposed merger or any other agreement, arrangement or understanding entered into in connection with the proposed merger or otherwise. Credit Suisse’s opinion was necessarily based upon information made available to it as of the date thereof and upon financial, economic, market and other conditions as they existed and could be evaluated on the date thereof. Credit Suisse’s opinion did not address the relative merits of the proposed merger as compared to alternative transactions or strategies that might have been available to Hydril, nor did it address the underlying business decision of Hydril to proceed with the proposed merger.

  Financial Analyses

In preparing its opinion to the board of directors, Credit Suisse performed a variety of financial and comparative analyses, including those described below. The summary of the analyses described below is not a complete description of the analyses underlying its opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Credit Suisse made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Credit Suisse arrived at its ultimate opinion based on the results of all analyses undertaken and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Credit Suisse believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Credit Suisse considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Hydril. No company, transaction or business used in Credit Suisse’s analyses as a comparison is identical to Hydril, its business or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in the analyses of Credit Suisse and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Credit Suisse’s analyses are inherently subject to substantial uncertainty.

Credit Suisse’s opinion and financial analyses were only one of many factors considered by the board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of the board of directors or Hydril’s management with respect to the proposed merger or the per share merger consideration. Although Credit Suisse evaluated the per share merger consideration from a financial point of view, it was not requested to, and did not, determine or recommend any specific per share merger consideration to be paid in the proposed merger or that any specific per share merger consideration constituted the only appropriate per share merger consideration for the proposed merger.

The following is a summary of the material financial analyses that underlie the opinion of Credit Suisse and which were reviewed with the board of directors on February 10, 2007, which opinion was delivered to the board of directors on February 11, 2007. The financial analyses summarized below include information presented in tabular format. In order to fully understand Credit Suisse’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Credit Suisse’s financial analyses.

  Selected Companies Analysis

Using publicly available information, Credit Suisse reviewed the market values and trading multiples of the following selected publicly-traded companies in the oil and gas equipment and services sector:

•	National Oilwell Varco, Inc.

•	Smith International, Inc.

•	Cameron International Corporation

•	Grant Prideco, Inc.

•	FMC Technologies, Inc.

•	Oceaneering International, Inc.

•	Core Laboratories N.V.

•	Dril-Quip, Inc.

•	CARBO Ceramics Inc.

•	Tesco Corporation

Multiples for the selected companies were based, in part, on closing stock prices as of February 9, 2007. Financial data of the selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information. Credit Suisse compared enterprise values as multiples of calendar years 2007 and 2008 estimated earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA. Credit Suisse also compared equity values as multiples of calendar years 2007 and 2008 estimated after-tax cash flow. Credit Suisse then applied ranges of selected multiples described above for the selected companies to the corresponding financial data of Hydril, based on internal estimates of Hydril’s management, in order to derive an implied enterprise value reference range. Certain adjustments were made in order to derive an implied equity value reference range for Hydril from which an implied per share equity value reference range was derived. Credit Suisse then compared this implied per share equity value reference range against the per share merger consideration. This analysis indicated the following implied per share equity value reference range for Hydril, as compared to the per share merger consideration:

Implied Per Share Equity Value	Per Share
Reference Range For Hydril	Merger Consideration
$73.12 — $86.82	$97.00

  Discounted Cash Flow Analysis

Credit Suisse performed a discounted cash flow analysis to calculate the estimated present value of the unlevered, free cash flow of Hydril. The financial forecast was based on internal estimates of Hydril’s management. Credit Suisse calculated ranges of estimated terminal values by multiplying fiscal year 2011 estimated EBITDA by selected multiples ranging from 9.0x to 10.0x. The present value of cash flows and terminal values were estimated using discount rates ranging from 10.0% to 11.5% in order to derive an implied enterprise value reference range. Certain adjustments were made in order to derive an implied equity value reference range for Hydril from which an implied per share equity value reference range was derived. Credit Suisse then compared this implied per share equity value reference range against the per share merger consideration. This analysis indicated the following implied per share equity value reference range for Hydril, as compared to the per share merger consideration:

Implied Per Share Equity Value	Per Share
Reference Range For Hydril	Merger Consideration
$81.79 — $93.53	$97.00

  Selected Transactions Analysis

Using publicly available information, Credit Suisse reviewed the transaction value multiples in 17 selected transactions, which transactions involved companies with businesses and holdings in the oil and gas equipment and services sector:

Acquiror	Target

• Hanover Compressor Company	• Universal Compression, Inc.
• General Electric Company	• Vetco Gray Inc. (a division of Vetco International Ltd.)
• IPSCO Inc.	• NS Group, Inc.
• Compagnie Générale de Géophysique	• Veritas DGC Inc.
• Tenaris S.A.	• Maverick Tube Corporation
• Schlumberger Limited	• WesternGeco (interest held by Baker Hughes Incorporated)
• Weatherford International Ltd.	• Energy Services Division and International Contract Drilling Division of Precision Drilling Corporation
• First Reserve Corporation	• Dresser-Rand Company (a business unit of Ingersoll-Rand Company Limited)
• National-Oilwell, Inc.	• Varco International, Inc.
• Enerflex Systems Ltd.	• EnSource Energy Services Inc.
• First Reserve Corporation, Odyssey Investment Partners, LLC, DEG Acquisitions, LLC	• Dresser Equipment Group Inc. (a business unit of Halliburton Company)
• Tuboscope Inc.	• Varco International, Inc.
• Precision Drilling Corporation	• Computalog Ltd.
• Schlumberger Limited	• Camco International Inc.
• Baker Hughes Incorporated	• Western Atlas Inc.
• Halliburton Company	• Dresser Industries, Inc.
• EVI, Inc.	• Weatherford Enterra, Inc.

Multiples for the selected transactions were based on publicly available financial information of the relevant transactions. Credit Suisse compared enterprise values in the selected transactions as multiples of the latest 12 months EBITDA. Credit Suisse then applied a range of selected multiples for the selected transactions to the corresponding 2006 Hydril EBITDA, based on internal estimates of Hydril’s management, in order to derive an implied enterprise value reference range. Certain adjustments were made in order to derive an implied equity value reference range for Hydril from which an implied per share equity value reference range was derived. Credit Suisse then compared this implied per share equity value reference range against the per share merger consideration. This analysis indicated the following implied per share equity value reference range for Hydril, as compared to the per share merger consideration:

Per Share
Implied Per Share Equity Value	Merger Consideration
$77.40 — $90.82	$97.00

  Miscellaneous

Hydril retained Credit Suisse to act as its financial advisor in connection with the proposed merger. Credit Suisse was selected by Hydril based on Credit Suisse’s qualifications, experience and reputation. Credit Suisse is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

Under our engagement letter with Credit Suisse, which was negotiated on an arm’s-length basis, we have agreed to pay Credit Suisse for its financial advisory services in connection with the merger an aggregate fee currently estimated to be approximately $10.6 million, $250,000 of which became payable upon delivery of Credit

Suisse’s opinion and the balance of which will become payable contingent upon completion of the merger. In addition, Hydril has agreed to reimburse Credit Suisse for its fees and expenses, including attorney’s fees, incurred in connection with its engagement and to indemnify Credit Suisse and related parties against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

Credit Suisse and its affiliates have in the past provided, are currently providing and in the future may provide, investment banking and other financial services to Hydril, Tenaris or their respective affiliates, for which Credit Suisse has received, and would expect to receive, compensation. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for their own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Hydril, Tenaris or their respective affiliates and any other company that may be involved in the proposed merger and, accordingly, may at any time hold a long or short position in such securities, as well as provide investment banking and other financial services to such companies.

Certain Effects of the Merger

Conversion of Outstanding Hydril Shares and Cancellation of Stock Options and Other Awards

If the merger agreement is approved by Hydril’s stockholders and the other conditions to the completion of the merger are either satisfied or waived, Merger Sub will be merged with and into Hydril, with Hydril continuing as the surviving corporation in the merger. Upon the completion of the merger, each issued and outstanding Hydril share, other than shares held by Hydril, its subsidiaries, Tenaris or Merger Sub and shares held by stockholders who validly perfect their appraisal rights under Delaware law, will be converted into the right to receive the $97.00 per share merger consideration. Hydril’s stockholders will be required to surrender their shares involuntarily upon the completion of the merger in exchange for a cash payment equal to the merger consideration. After completion of the merger, stockholders will not have the opportunity to liquidate their shares at a time and for a price of their own choosing. If all eligible shares are converted, the total merger consideration expected to be paid is approximately $2 billion. The Hydril shares to be converted in the merger include up to 3,462 shares of outstanding unvested restricted stock. Immediately prior to the effective time of the merger, these shares of restricted stock will become fully vested and will be converted in the merger into the right to receive the per share merger consideration generally on the same basis as the other shares of outstanding common stock.

Upon completion of the merger, options to acquire shares of Hydril common stock that are outstanding immediately prior to the effective time of the merger under Hydril’s stock plans, vested or unvested, will be cancelled as of the effective time of the merger in exchange for a cash payment. Pursuant to the merger agreement, each such option holder will receive a payment equal to the per share merger consideration times the number of shares subject to each option, less the aggregate exercise price of the option. The total amount expected to be paid in respect of options is approximately $28.8 million.

Upon completion of the merger, in general, restricted stock units that are outstanding immediately prior to the effective time of the merger will be cancelled as of the effective time of the merger in exchange for a cash payment equal to the per share merger consideration times the number of units. Restricted stock units are awards under Hydril’s stock plans which are denominated in shares of Hydril common stock and otherwise would convert into shares of Hydril common stock on a one-for-one basis subject to and upon satisfaction of vesting requirements. The total amount expected to be paid in respect of restricted stock units cancelled at the time of the merger is approximately $28.0 million. Restricted stock units with respect to 4,800 shares of common stock outstanding immediately prior to the effective time of the merger will not be cancelled as of the effective time of the merger but will instead be converted into the right to receive, subject to and upon satisfaction of existing vesting requirements, an amount equal to the per share merger consideration times the number of units, plus interest from the time of the merger. The maximum amount expected to be paid in respect of these 4,800 restricted stock units, subject to vesting conditions being satisfied and excluding interest, is approximately $0.5 million.

Upon completion of the merger, deferred share units that are outstanding immediately prior to the effective time of the merger will be cancelled as of the effective time of the merger in exchange for a cash payment equal to the per share merger consideration times the number of units. Deferred share units are awards that were made to nonemployee directors of Hydril and are denominated in shares of Hydril common stock and would otherwise settle in cash on a one-for-one basis, subject to and upon satisfaction of vesting requirements. The total amount expected to be paid in respect of deferred share units cancelled at the time of the merger is approximately $4.4 million.

  Effect on Listing; Registration and Status of Hydril Common Stock

Hydril common stock is registered as a class of equity securities under the Exchange Act and is quoted on the Nasdaq Global Select Market under the symbol “HYDL.” As a result of the merger, Hydril will be a privately-held company, with no public market for its common stock. After the merger, Hydril common stock will cease to be quoted on the Nasdaq Global Select Market, and price quotations with respect to sales of shares of Hydril common stock in the public market will no longer be available. In addition, registration of Hydril common stock under the Exchange Act will be terminated. This termination and the delisting of Hydril’s common stock from the Nasdaq Global Select Market will make certain provisions of the Exchange Act, such as the short-swing recovery provisions of Section 16(b) and the requirement to furnish a proxy or an information statement in connection with a stockholders’ meeting, the liability provisions of the Exchange Act and the corporate governance requirements under Nasdaq Global Select Market rules and regulations and under the Sarbanes-Oxley Act of 2002, such as the requirement that certain executive officers of Hydril certify the accuracy of Hydril’s financial statements and that annual reports contain management’s report on the effectiveness of the company’s internal controls, no longer applicable to Hydril as a stand-alone company. In addition, Hydril will no longer be required to file periodic reports with the SEC after the effective time of the merger.

Considerations Relating to the Proposed Merger

Set forth below are various risks relating to the proposed merger. The following is not intended to be an exhaustive list of the risks relating to the merger and should be read in conjunction with the other information in this proxy statement. In addition, you should refer to the section entitled “Risk Factors” in Hydril’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, each of which is incorporated in this proxy statement by reference, for risks relating to Hydril’s business.

Failure to complete the merger could negatively impact the market price of Hydril common stock.

If the merger is not completed for any reason, Hydril will be subject to a number of material risks, including the following:

•	the market price of Hydril’s common stock may decline to the extent that the current market price of its shares reflects a market assumption that the merger will be completed;

•	unless the failure to complete the merger is a result of a breach by Tenaris or Merger Sub, costs relating to the merger, such as legal, accounting and financial advisory fees, and, in specified circumstances, termination and expense reimbursement fees, must be paid even if the merger is not completed; and

•	the diversion of management’s attention from the day-to-day business of Hydril and the potential disruption to its employees and its relationships with customers, suppliers, distributors and business partners during the period before the completion of the merger may make it difficult for Hydril to regain its financial and market positions if the merger does not occur.

If the merger is not approved by Hydril’s stockholders at the special meeting, Hydril, Tenaris and Merger Sub will not be permitted under Delaware law to complete the merger and each of Hydril, Tenaris and Merger Sub will have the right to terminate the merger agreement. See “Terms of the Merger Agreement — Effects of Terminating the Merger Agreement” beginning on page 55 of this proxy statement.

Further, if the merger is terminated and our board of directors seeks another merger or business combination, stockholders cannot be certain that we will be able to find a party willing to pay an equivalent or better price than the price to be paid in the proposed merger.

Until the merger is completed or the merger agreement is terminated, under certain circumstances, Hydril may not be able to enter into a merger or business combination with another party at a favorable price because of restrictions in the merger agreement.

Unless and until the merger agreement is terminated, subject to specified exceptions, Hydril is restricted from initiating, soliciting or knowingly encouraging, participating in discussions or negotiations, providing non-public information or facilitating knowingly any inquiries or the making of any proposals or offer that constitutes, or could reasonably be expected to lead to, a proposal or offer for an alternative transaction with any person or entity other than Tenaris. As a result of these restrictions, Hydril may not be able to enter into an alternative transaction at a more favorable price, if at all, without incurring potentially significant liability to Tenaris. See “Terms of the Merger Agreement — No Solicitation of Competing Proposals” beginning on page 47 of this proxy statement and “Terms of the Merger Agreement — Effects of Terminating the Merger Agreement” beginning on page 55 of this proxy statement.

Uncertainties associated with the merger may cause Hydril to lose employees and key personnel and customers and business partners.

Our current and prospective employees may be uncertain about their future roles and relationships with Hydril following the completion of the merger. This uncertainty may adversely affect our ability to attract and retain key management and personnel and employees.

Our customers and business partners may not be as willing to continue business with us on the same or similar terms pending the completion of the merger, which would materially and adversely affect our business and results of operations.

Interests of Hydril’s Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors, you should be aware that Hydril’s directors and current executive officers have interests in the merger that are different from, or are in addition to, your interests as a stockholder. The board of directors was aware of these actual and potential conflicts of interest and considered them along with other matters when they determined to recommend the merger.

Beneficial Ownership

As of March 28, 2007, our directors and executive officers beneficially owned and were entitled to vote approximately 1,039,482 shares of class B common stock and approximately 56,998 shares of common stock, representing approximately 22% of the votes entitled to be cast by all outstanding Hydril shares. These numbers do not give effect to outstanding stock options and restricted stock units which are not entitled to vote at the special meeting or to the shares held by charitable institutions as described in the next paragraph. Of these shares, 1,032,252 shares of class B common stock and 2,956 shares of common stock are subject to a voting agreement whereby the holders of such shares have agreed to vote such shares in favor of the adoption and approval of the merger agreement. See “Voting and Support Agreement” beginning on page 57 of this proxy statement for more information about this agreement.

In addition, Richard C. Seaver is one of three trustees of the Blanche Ebert Seaver Endowment for Frank R. Seaver College which holds 1,296,424 shares of class B common stock, representing approximately 27% of the total voting power of the outstanding Hydril shares on a combined basis. In addition, Richard Seaver, Christopher Seaver and Patrick Seaver, along with three other family members, are six of fifteen directors of the Seaver Institute, which beneficially owns 299,611 shares of class B common stock. See “Security Ownership of Certain Beneficial Owners and Management” beginning on page 58 of this proxy statement for more information regarding the beneficial ownership of directors and executive officers.

Change in Control Agreements

Upon the completion of the merger, a change in control will have occurred for purposes of change in control agreements between Hydril and each of its executive officers. Hydril has had change in control agreements with its executive officers since its initial public offering in 2000, and the terms of these agreements have remained substantially the same since that time. Hydril entered into the current agreements prior to the expiration of the predecessor agreements in December 2006 in order to make certain adjustments in light of Section 409A of the Internal Revenue Code. The terms of all of the change in control agreements are the same for each executive officer, except as noted below. Under each change in control agreement, if prior to expiration of the agreement on January 1, 2009 and following a change in control (including the merger), the executive officer’s employment is terminated by Hydril without cause or by the executive for good reason (each as defined below), the executive is entitled to:

•	payment of his full base salary through the date of termination at the rate in effect when notice of termination is given, plus all other amounts to which he is entitled under any compensation plan when such payments are due;

•	six months after termination, payment of a lump sum equal to the sum of 200% of his annual salary as in effect as of his termination date or immediately prior to the change in control, whichever is greater, plus 200% of his prior three years’ average annual bonuses (Christopher Seaver is entitled to payment six months after termination of a lump sum equal to the sum of 290% of his annual salary in effect as of his termination date or immediately prior to the change in control, whichever is greater, plus 290% of his prior three years’ average annual bonuses);

•	interest on the lump sum payment described above at the rate provided in the Internal Revenue Code from the date of termination through the date of payment;

•	payment of all legal fees and expenses incurred by him as a result of his termination, including fees and expenses incurred in contesting termination or in seeking to enforce any right or benefit provided by the agreement; and

•	provision of life, disability, accident and group health insurance benefits, for 24 months after his termination, substantially similar to those that he was receiving immediately prior to his termination (Christopher Seaver is entitled to provisions of life, disability, accident and group health insurance benefits, for 35 months after his termination, substantially similar to those that he was receiving immediately prior to his termination).

Termination for cause means termination (1) upon the executive officer’s willful and continued failure to substantially perform his duties after a written demand for substantial performance is delivered to him by the board of directors, (2) upon the executive officer’s willful participation in conduct which is demonstrably and materially injurious to Hydril, monetarily or otherwise, or (3) upon conviction of a felony or substantial evidence that the executive officer is guilty of a felony. In addition, “cause” exists if as a result of the executive officer’s becoming disabled, he has been absent from the full-time performance of his duties for six consecutive months and has not returned to the full-time performance of his duties after receiving written notice.

Good reason means generally the occurrence, after a change in control, of: (1) the assignment to the executive officer of any duties inconsistent with his position immediately prior to the change in control; (2) the reduction of his annual base salary as in effect on the date of the change in control agreement; (3) the relocation of his principal office immediately prior to the date of the change in control to a location more than 25 miles from such location other than business travel substantially consistent with the executive’s travel obligations as of the date of the agreement; (4) failure to pay to him any portion of his current compensation or to pay to him any portion of an installment of deferred compensation under any deferred compensation program within seven days of the date such compensation is due; (5) termination of any material compensation or benefit plan in which he participates immediately prior to the change in control; (6) failure to obtain an agreement from Hydril’s successor to assume the change in control agreement; or (7) any purported termination of his employment that is not effected pursuant to a written notice of termination satisfying certain requirements.

The change in control agreements also provide that if an executive becomes disabled following a change in control, the executive is entitled to continue to receive his base salary at the rate then in effect, together with all compensation payable under Hydril’s disability plan or program or other similar plan, until employment is terminated.

In addition, the agreements provide that for two years after a termination of employment that entitles the executive to the benefits under the change in control agreement, the terminated officer shall not, directly or indirectly, disclose to others or use any of Hydril’s confidential information nor solicit, recruit or hire any of its employees.

An estimate of the benefits payable under the change in control agreements, assuming a change in control and termination of employment on March 21, 2007, is set forth below.

	Cash	Welfare
Name	Payment(1)	Benefits(2)

Christopher T. Seaver	$2,596,587	$53,987
Chris D. North	842,896	33,759
Charles E. Jones	1,157,203	24,251
Neil G. Russell	998,084	37,881
E. Charles Chauviere III	839,144	33,583
Michael D. Danford	531,412	30,103
All executive officers as a group (6 persons)	$6,965,326	$213,564

(1)	Amounts shown are comprised of (1) the lump sum payment due six months after termination based on salary and prior bonuses, as described above and (2) interest on such lump sum payment for the six month period at the rate of 4.9% annually, the short-term interest rate specified as applicable as of March 21, 2007 pursuant to the Internal Revenue Code. Amounts shown do not include any amounts for payment of base salary (or other amounts executive would already be entitled to) as a result of employment prior to the date of termination of employment. The change in control agreements also provide for the payment by Hydril of the executive officer’s legal fees and expenses. The amounts set forth in the table above assume that no such payments are made.

(2)	Amounts shown represent an estimate of the value of welfare benefits required to be provided pursuant to the change in control agreements. Medical insurance costs were estimated based on current COBRA rates, assuming 10% annual increases. Life insurance costs were estimated based on quotes for such insurance obtained by Hydril’s insurance broker from a number of carriers. The cost to provide long-term disability insurance is based on Hydril’s current group coverage insurance rates. Employees currently pay the cost of their accidental death and disability coverage and accordingly, no amount was included for that.

2006 Bonus Payments

Hydril customarily pays annual cash bonuses in the first quarter of each year with regard to the prior calendar year. On March 2, 2007, the Hydril Compensation Committee made bonus awards as follows to the executive officers of the Company with respect to 2006, which include amounts payable pursuant to the 2006 Management Incentive Plan and discretionary amounts:

Name	2006 Bonus

Christopher T. Seaver	$450,000
Chris D. North	$310,000
Charles E. Jones	$260,000
Neil G. Russell(1)	$206,315
E. Charles Chauviere III	$310,000
Michael D. Danford	$195,000
All executive officers as a group (6 persons)	$1,731,315

(1)	Mr. Russell’s bonus is denominated and paid in pounds sterling and is set forth above in dollars using an exchange rate of $1.00 = 0.5172 pounds.

The amount that executives would receive in the event of a termination of employment following the merger in the circumstances described beginning on page 27 of this proxy statement under “— Change in Control

Agreements” is based in part on the executive’s prior three years’ average annual bonuses. Accordingly, the 2006 bonuses have the effect of increasing the potential severance payments under the change in control agreements. In the case of Mr. Seaver, each dollar of 2006 bonus has the follow-on effect of increasing the potential lump-sum payout under his change in control agreement by $0.97. In the case of the other executive officers, each dollar of 2006 bonus has the follow-on effect of increasing the potential lump-sum payout under their change in control agreements by $0.67. The potential cash payment amounts under the change in control agreements set forth on page 29 reflect the effect of the full amount of the 2006 bonuses.

Base Salaries for Executive Officers

Consistent with its past practice, Hydril was permitted under the merger agreement to adjust base salaries in the first quarter of 2006, retroactive effective to January 1, 2007, subject to certain limits agreed to between Hydril and Tenaris. On March 2, 2007 the Hydril Compensation Committee increased the base salaries of the executive officers for 2007 as follows:

	Base Salary	Base Salary
Name	for 2006	for 2007

Christopher T. Seaver	$405,000	$445,500
Chris D. North	$205,000	$225,500
Charles E. Jones	$290,000	$319,000
Neil G. Russell(1)	$275,087	$302,591
E. Charles Chauviere III	$200,000	$220,000
Michael D. Danford	$141,412	$155,500

(1)	Mr. Russell’s base salary is denominated and paid in pounds sterling and is set forth above in dollars using an exchange rate of $1.00 = 0.5172 pounds.

The amount that executives would receive in the event of a termination of employment following the merger in the circumstances described beginning on page 27 of this proxy statement under “— Change in Control Agreements” is based in part on the executive’s salary as in effect as of the termination date or as of the date of the change in control, whichever is greater. Accordingly, the increases in salary described above have the additional effect of increasing the potential severance payments under the change in control agreements. In the case of Mr. Seaver, each dollar of salary increase has the follow-on effect of increasing the potential lump-sum payout under his change in control agreement by $2.90. In the case of the other executive officers, each dollar of salary increase has the follow-on effect of increasing the potential lump-sum payout under his change in control agreement by $2.00. The potential cash payment amounts under the change in control agreements set forth on page 29 reflect the effect of the increase in base salary for 2007.

2007 Management Incentive Plan

Pursuant to the merger agreement, Hydril and Tenaris agreed that Hydril would establish a 2007 Management Incentive Plan, participation in which would be limited to employees who participated in the 2006 Management Incentive Plan along with additions due to hiring and promotions in the ordinary course of business consistent with past practice. In establishing the 2007 Incentive Plan, Hydril was required to set target, maximum and minimum payout amounts that were the same as in 2006 and to set financial criteria and financial performance levels that were substantially equivalent to 2006 in terms of difficulty to achieve. On March 2, 2007, the Hydril Compensation

Committee adopted the 2007 Management Incentive Plan. Under the 2007 Management Incentive Plan, executive officers may earn the following amounts, subject to attainment of specified performance objectives:

Name	Threshold(1)	Target	Maximum

Christopher T. Seaver	$133,650	$334,125	$501,188
Chris D. North	$39,463	$112,750	$169,125
Charles E. Jones	$76,560	$191,400	$287,100
Neil G. Russell(2)	$52,953	$151,296	$226,943
E. Charles Chauviere III	$38,500	$110,000	$165,000
Michael D. Danford	$27,213	$77,750	$116,625
All executive officers as a group (6 persons)	$368,338	$977,321	$1,465,981

(1)	If threshold performance targets are not met, executives are not entitled to any bonus under the 2007 Management Incentive Plan.

(2)	Mr. Russell’s bonus opportunities are denominated in pounds sterling and are set forth above in dollars using an exchange rate of $1.00 = 0.5172 pounds.

Upon the effective time of the merger, Tenaris may modify or terminate the 2007 Management Incentive Plan, but amounts properly accrued under generally accepted accounting principles of the benefits of participants as of that time must be used to pay annual incentive payments to participants in the 2007 Management Incentive Plan for 2007.

Hydril Stock Options Prior to the Merger

Upon completion of the merger, options to acquire shares of Hydril common stock that are outstanding under Hydril’s stock plans immediately prior to the effective time of the merger, whether or not vested, will be cancelled as of the effective time of the merger in exchange for a cash payment. Pursuant to the merger agreement, each option holder will receive a payment equal to the per share merger consideration times the number of shares subject to each option, less the aggregate exercise price of the option. All payments made in respect of options will be subject to applicable withholding taxes.

The table below sets forth, as of March 21, 2007, for each of Hydril’s directors and executive officers, (a) the number of shares subject to vested options for Hydril common stock held by such person, (b) the value of such vested options (without regard to deductions for income taxes), calculated by multiplying (i) the excess of $97.00 over the per share exercise price of the option by (ii) the number of shares subject to the option, (c) the number of additional options held by such person that will vest upon the effectiveness of the merger, (d) the value of such additional options (without regard to deductions for income taxes), calculated by multiplying (i) the excess of $97.00 over the per share exercise price of the option by (ii) the number of shares subject to the option, (e) the aggregate number of shares subject to vested options and options that will vest as a result of the merger held by such person and (f) the aggregate value of all such vested options and options that will vest as a result of the merger (without regard to deductions for income taxes), calculated by multiplying (i) the excess of $97.00 over the per share exercise price of the option by (ii) the number of shares subject to the option.

			Options that will Vest
	Vested Options		as a Result of the Merger		Totals
	(a)	(b)	(c)	(d)	(e)	(f)
Name	Shares	Value	Shares	Value	Total Shares	Total Value

E. Charles Chauviere III	14,752	$1,059,473	13,012	$895,116	27,764	$1,954,589
Jerry S. Cox	2,001	138,115	1,001	68,278	3,002	206,393
Michael D. Danford	6,705	511,199	3,200	221,677	9,905	732,876
Roger Goodan	4,981	346,243	1,001	68,278	5,982	414,521
Gordon T. Hall	2,001	138,115	1,001	68,278	3,002	206,393
Charles E. Jones	35,720	2,643,721	19,780	1,363,614	55,500	4,007,335
Kenneth S. McCormick	—	—	1,001	68,278	1,001	68,278
Chris D. North	4,280	306,127	11,940	794,308	16,220	1,100,435
Neil G. Russell	14,520	1,060,392	17,700	1,225,182	32,220	2,285,574
Christopher T. Seaver	—	—	41,300	2,839,620	41,300	2,839,620
Patrick T. Seaver	4,981	346,243	1,001	68,278	5,982	414,521
Richard C. Seaver	—	—	—	—	—	—
T. Don Stacy	4,981	346,243	1,001	68,278	5,982	414,521
Lew O. Ward	—	—	1,001	68,278	1,001	68,278
All directors and executive officers as a group (14 persons)	94,922	$6,895,871	113,939	$7,817,463	208,861	$14,713,334

Hydril Restricted Stock Units Prior to the Merger

Upon completion of the merger, all outstanding restricted stock units (whether subject to time-vesting or performance-based vesting) outstanding under Hydril’s stock plans and held by executive officers will be cancelled in exchange for a cash payment. Pursuant to the merger agreement, each holder of restricted stock units will receive a payment equal to the per share merger consideration times the number of restricted stock units. All payments made in respect of restricted stock units will be subject to applicable withholding taxes. The table below sets forth, as of March 21, 2007, for each of Hydril’s executive officers (a) the number of restricted stock units held by such person that will be cancelled as a result of the merger and (b) the total cash payment to the executive officer with respect to those restricted stock units in connection with the merger. Amounts for Mr. Jones below also include 3,462 shares of restricted common stock, which will become fully vested upon completion of the merger and converted into the right to receive the per share merger consideration generally on the same basis as other shares of outstanding common stock.

	Restricted Stock Units
	that will Vest as a
	Result of the Merger
	(a)	(b)
Name	Shares	Value

Christopher T. Seaver	54,700	$5,305,900
Chris D. North	19,820	1,922,540
Charles E. Jones	32,762	3,177,914
Neil G. Russell	20,500	1,988,500
E. Charles Chauviere III	20,140	1,953,580
Michael D. Danford	7,900	766,300
All executive officers as a group (6 persons)	155,822	$15,114,734

Hydril Deferred Share Units Prior to the Merger

Upon completion of the merger, all outstanding deferred share units held by Hydril directors will be cancelled in exchange for a cash payment. Pursuant to the merger agreement, each holder of deferred share units will receive a payment equal to the per share merger consideration times the number of deferred share units. All payments made in respect of deferred share units will be subject to applicable withholding taxes. The table below sets forth, as of March 21, 2007, for each of Hydril’s directors (a) the number of deferred share units held by such person that will be cancelled and (b) the total cash payment to the director with respect to those deferred share units in connection with the merger.

	Deferred Share Units
	that will Vest as a
	Result of the Merger
	(a)	(b)
Name	Shares	Value

Jerry S. Cox	6,500	$630,500
Roger Goodan	6,500	630,500
Gordon T. Hall	6,500	630,500
Kenneth S. McCormick	6,500	630,500
Christopher T. Seaver	—	—
Patrick T. Seaver	6,500	630,500
Richard C. Seaver	—	—
T. Don Stacy	6,500	630,500
Lew O. Ward	6,500	630,500
All directors as a group (9 persons)	45,500	$4,413,500

Restoration Plan

The merger will constitute a change of ownership under the Hydril Company Restoration Plan, which is a nonqualified deferred compensation arrangement. Executive officers who participate in the Restoration Plan are entitled to receive payment of their accrued balance following a change of ownership. The amounts payable in each case under the Restoration Plan, assuming a change of ownership had occurred on March 21, 2007, would be the aggregate balance set forth with respect to each executive officer in the table below:

Aggregate
Name	Balance

Christopher T. Seaver	$2,100,794
Chris D. North	40,110
Charles E. Jones	1,692,847
Neil G. Russell	469,708
E. Charles Chauviere III	231,894
Michael D. Danford	77,579
All executive officers as a group (6 persons)	$4,612,932

In the case of Mr. Russell, benefits under the Restoration Plan are payable in a single lump sum one year after the change of ownership. In the case of the other executive officers, benefits under the Restoration Plan are payable in cash in a single lump sum within 30 days following the change of ownership.

Other Benefit Arrangements

Under the merger agreement, through December 31, 2008, Tenaris has agreed to provide, or cause the surviving corporation to provide, Hydril employees who remain employed by Hydril or the surviving corporation with base salary, medical and 401(k)/pension plan benefits having an aggregate value equal to the aggregate base salary, medical and 401(k)pension plan benefits provided to Hydril employees immediately prior to the effective time of the merger.

Indemnification and Insurance

The merger agreement provides that Tenaris will, or will cause the surviving corporation to, (i) honor all rights to indemnification existing in favor of our current and former officers and directors for acts and omissions occurring before the completion of the merger, (ii) not amend the provisions relating to indemnification or exculpation of the liability of directors in the surviving corporation’s organizational documents in a manner adverse to the current or former directors and officers and (iii) subject to certain conditions, maintain Hydril’s current officers’ and directors’ liability insurance for six years after the completion of the merger. See “Terms of the Merger Agreement — Indemnification and Insurance of Hydril’s Directors and Officers” beginning on page 49 and “Voting and Support Agreement” beginning on page 57 of this proxy statement.

Regulatory Matters

U.S. Antitrust Authorities

The Hart-Scott-Rodino Act (the “HSR Act”) and the regulations promulgated thereunder required Tenaris and Hydril to file notification and report forms with respect to the merger and related transactions with the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission. Hydril filed its required notification and report form on February 23, 2007 and Tenaris filed its required form on February 26, 2007. Early termination of the waiting period was granted effective on March 8, 2007.

Nevertheless, at any time before or after the completion of the merger, the Antitrust Division of the U.S. Department of Justice or the Federal Trade Commission or any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, to rescind the merger or to seek divestiture of particular assets. Private parties also may seek to take legal action under the antitrust laws under certain circumstances. Although there is no assurance that they will not do so, we do not expect any regulatory authority, state or private party to take legal action under the antitrust laws.

Brazilian Regulatory Authorities

Transactions involving parties with sales or market shares above a certain level in Brazil are subject to review by the Administrative Council for Economic Defense (“CADE”) under the Brazilian Antitrust Law of June 11, 1994 (Law 8, 884/94) and CADE’s Resolution 15/98. Since Tenaris’ annual turnover in Brazil exceeds the legal threshold set out in Article 54 of the Law, Hydril and Tenaris were required to file with CADE within 15 business days from the date the parties entered into the first binding document. The required notification filings were made on March 2, 2007, and on March 19, 2007, the SEAE (an office of the Ministry of Finance) rendered a favorable opinion of the matter, recommending that the case be approved by CADE without any restrictions. Approval by CADE is pending.

The parties may proceed to complete the transaction prior to CADE’s clearance, being aware that CADE may impose subsequent restrictions if it should oppose the transaction. The CADE is required to take a decision within 120 days, which may be extended if CADE requests further information.

Italian Regulatory Authorities

Pursuant to Section 16 of the Italian law on competition (Law No. 287 of 10th October 1990), Tenaris was required to notify the Autorità Garante della Concorrenza e del Mercato (the “Authority”) of the transaction because the combined sales of Tenaris and Hydril exceed the threshold set out in the Italian law. The required notification filings were made on March 27, 2007.

Mexican Regulatory Authorities

Pursuant to Article 20 of Ley Federal de Competencia Económica (Federal Law on Economic Competition), and regulations promulgated thereunder, mergers or acquisitions meeting certain monetary revenue or asset thresholds must be notified to the Comision Federal de Competencia (Federal Competition Commission — “FCC”) before the parties may close. Because one of the thresholds is met, a filing must be made.

Tenaris, as the acquiring party, has the responsibility to file, and Hydril has provided information as necessary to permit a proper evaluation of the transaction’s market impact. The required notification filings were made on March 27, 2007. The parties may close after a de facto waiting period of ten days after filing, but run the risk that the FCC may later attempt to block the merger or impose conditions. The FCC has 15 calendar days in which to request additional information or documents. The parties have 15 calendar days to supply the requested materials, but this period may be extended. The FCC has a maximum of 200 days in total after filing to rule on a notification after which it is assumed the FCC has no objections.

Norwegian Regulatory Authorities

Pursuant to Section 18 of the Competition Act of 2004, transactions involving companies with Norwegian sales above a certain level are obliged to notify to the Norwegian Competition Authority (“NCA”). This obligation rests with Tenaris. The required notification filings were made on March 28, 2007. The transaction may be completed at any time after an initial notification is made, save that the NCA has the authority, within 15 working days of the receipt of the initial notification, to order the submission of a more detailed notification, which would then trigger a waiting period of 25 working days.

Regulatory Matters Generally

Although we do not expect these regulatory authorities to raise any significant concerns in connection with their review of the merger, there is no assurance that all applicable waiting periods will expire, that we will obtain all required regulatory approvals. Tenaris has agreed to promptly take all necessary steps to secure antitrust or competition clearance of the merger from all regulatory authorities outside of the U.S., which steps could include selling and/or holding separate properties of Hydril and its subsidiaries.

Other than the filings described above, we are not aware of any mandatory regulatory filings to be made, approvals to be obtained, or waiting periods to expire, in order to complete the merger. If the parties discover that other filings, approvals or waiting periods are necessary, they will seek to obtain or comply with them.

Amendment to Hydril’s Rights Agreement

On April 9, 2002, Hydril entered into a stockholder rights agreement with Mellon Investor Services LLC, as rights agent. In general, the rights agreement imposes significant dilution upon any person or group that acquires (i) 15% or more of Hydril’s outstanding common stock, or (ii) common stock or class B common stock having the right to cast 15% or more of the votes that may be cast by all Hydril shares together, without the approval of our board of directors.

On February 11, 2007, prior to the execution of the merger agreement, Hydril and Mellon Investor Services LLC entered into an amendment to the rights agreement which provides that neither the execution, delivery or performance of the merger agreement nor the completion of the merger will trigger the provisions of the rights agreement.

In particular, the amendment to the rights agreement provides that none of Tenaris, Merger Sub or any of their respective subsidiaries or affiliates will become an “Acquiring Person,” and no “Flip-In Event,” “Flip-Over Event,” “Distribution Date” or “Stock Acquisition Date” will occur, in each case, as a result of:

•	the public announcement of the merger;

•	the execution and delivery of the merger agreement or the voting and support agreement;

•	the conversion of Hydril shares into the right to receive cash in the merger; or

•	the consummation of the merger or any other transactions contemplated by the merger agreement or the voting and support agreement.

Material U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of the merger to certain holders of Hydril shares. This summary is based on the Internal Revenue Code of 1986, as amended, referred to as the “Code” in this proxy statement, regulations promulgated under the Code, administrative rulings by the Internal Revenue Service and court decisions now in effect. All of these authorities are subject to change, possibly with retroactive effect so as to result in tax consequences different from those described below.

This summary does not address all of the U.S. federal income tax consequences that may be applicable to a particular holder of Hydril shares. In addition, this summary does not address the U.S. federal income tax consequences of the merger to holders of Hydril shares who are subject to special treatment under U.S. federal income tax laws, including, for example, banks and other financial institutions, insurance companies, tax-exempt investors, S corporations, holders that are properly classified as “partnerships” under the Code, dealers in securities, traders in securities that elect mark-to-market treatment, holders who hold their Hydril shares as part of a hedge, straddle or conversion transaction, holders whose functional currency is not the U.S. dollar, holders who acquired their Hydril shares through the exercise of employee stock options or other compensatory arrangements, holders who are subject to the alternative minimum tax provisions of the Code and holders who do not hold their Hydril shares as “capital assets” within the meaning of section 1221 of the Code. This summary does not address the U.S. federal income tax consequences to any holder of Hydril shares who, for U.S. federal income tax purposes, is a nonresident alien individual, a foreign corporation, or a foreign estate or trust, and this summary does not address the tax consequences of the merger under state, local or foreign tax laws.

This summary is provided for general information purposes only and is not intended as a substitute for individual tax advice. Each holder of Hydril shares should consult the holder’s tax advisors as to the particular tax consequences of the merger to such holder, including the application and effect of any state, local, foreign or other tax laws and the possible effect of changes to such laws.

Exchange of Hydril Shares for Cash

Stockholders Participating in the Merger.  The merger will be taxable to our stockholders for U.S. federal income tax purposes. Subject to the discussion below relating to the application of section 304 of the Code, a holder of Hydril shares receiving cash in the merger generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the Hydril shares surrendered.

Dissenting Stockholders.  Subject to the discussion below relating to the application of section 304 of the Code, a stockholder who perfects appraisal rights with respect to the merger, as discussed under “Appraisal Rights” beginning on page 38 of this proxy statement, and who receives cash in respect of the stockholder’s Hydril shares, generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the Hydril shares surrendered.

Gains and Losses.  Any gain or loss recognized by a stockholder participating in the merger or a dissenting stockholder generally will be capital gain or loss if the Hydril shares are held as capital assets at the effective time of the merger. Any capital gain or loss will be taxed as long-term capital gain or loss if the holder has held the Hydril shares for more than one year prior to the effective time of the merger. If the holder has held the Hydril shares for one year or less prior to the effective time of the merger, any capital gain or loss will be taxed as short-term capital gain or loss. Currently, long-term capital gain for non-corporate holders is taxed at a maximum federal tax rate of 15%. The deductibility of capital losses is subject to certain limitations.

Section 304 of the Code

In certain circumstances, the receipt of cash by certain holders of Hydril shares would be subject to section 304 of the Code. Section 304 could, in those circumstances, cause at least a portion of the cash received in the merger to be treated as a dividend regardless of the gain realized on the merger.

Even if section 304 applies to the transaction, it will not apply to any Hydril stockholder who does not, actually and/or constructively, own any Tenaris stock immediately after the merger. The following discussion therefore applies only to those Hydril stockholders who, actually and/or constructively, own some Tenaris stock immediately before the merger. A Hydril stockholder that disposes of Hydril shares before the merger but after all meaningful conditions precedent to the merger have been met may be subject to section 304 in the same manner as if such stockholder had received the disposition proceeds in connection with the merger.

Section 304 may apply if any group of selling stockholders of Hydril collectively controls both Hydril and Tenaris immediately before the merger. “Control” for this purpose is the ownership of stock possessing at least 50 percent of the combined voting power or at least 50 percent of the total combined value of all classes of stock of Hydril and of Tenaris. For purposes of determining control, both actual ownership of stock and constructive ownership under detailed rules which the Code provides will be taken into account. Such a group may exist without regard to whether any members of the group are acting in concert.

Whether or not any group of Hydril stockholders collectively will control Hydril and Tenaris immediately before the merger depends on certain facts and circumstances of which we may have no knowledge. For example, it may be difficult for us to identify the beneficial owners of Hydril and Tenaris shares to the extent that those beneficial owners are not required to report to the SEC their ownership interests. It also may be difficult for us to determine constructive ownership of the Hydril shares and the Tenaris stock. In addition, as indicated, the relevant time for testing common control is immediately before the merger. We therefore can give no assurance that such common control will not exist.

If section 304 applies to the merger, the cash received in the merger by persons who own, actually and/or constructively, any Tenaris stock will be treated as a redemption of the holders’ Hydril shares. This deemed redemption will be treated either as a distribution (which will have the effects described below) or as a sale of the Hydril shares (which will have the effect described above) depending on whether the deemed redemption is “substantially disproportionate” or “not essentially equivalent to a dividend.” This determination will be made in the case of each stockholder by comparing the stockholder’s pre-merger actual and constructive ownership of Hydril shares with such stockholder’s post-merger constructive ownership of Hydril shares through Tenaris.

A deemed redemption of Hydril shares will not be essentially equivalent to a dividend if the stockholder experiences a “meaningful reduction” in the stockholder’s interest in Hydril. There are no authorities specifically dealing with the application of the “meaningful reduction” standard in the case of a section 304 transaction involving publicly traded corporations or with the application of that standard to redemptions by a single corporation which is publicly traded but which has outstanding two classes of voting stock. Nevertheless, on the basis of analogous authorities, in general, a holder of Hydril shares to whom section 304 applies should be able to treat the deemed redemption as a sale if —

•	such holder owns, actually and constructively, a percentage, by value, of all the outstanding stock of Tenaris immediately after the merger that is less than the percentage, by value, of Hydril shares such holder held, actually and constructively, before the merger;

•	such holder’s relative interest in all of the outstanding stock of Tenaris after the merger is minimal (an interest representing less than 1% of all of the outstanding stock of Tenaris should satisfy this requirement); and

•	such holder exercises no control over Tenaris’s affairs.

A deemed distribution under section 304 will be taxable as a dividend to the extent of the allocable share of the earnings and profits of Hydril. Currently, assuming certain holding period requirements are satisfied, the maximum U.S. federal income tax rate applicable to dividends received by non-corporate holders is 15%. While there is no controlling authority, this rate should be available for a dividend which a non-corporate holder is deemed to receive under section 304. Any portion of the distribution not paid out of earnings and profits of Hydril will be applied against the stockholder’s tax basis in the Hydril shares to the extent thereof, and thereafter will be treated as gain from the sale of the shares.

To the extent that a corporate holder of Hydril shares is treated as having received a dividend as a result of section 304, such dividend will constitute an extraordinary dividend within the meaning of section 1059 of the Code. Section 1059 will require a corporate holder entitled to a dividends received deduction for such dividend to apply the amount of the non-taxed portion of the dividend against its tax basis in the Hydril shares and recognize gain to the extent the dividend exceeds the tax basis in those shares.

The rules of section 304 are very complex and all holders should consult their tax advisor with respect to the applicability of section 304 to their particular circumstances.

Backup Withholding

Under the U.S. federal backup withholding tax rules, unless an exemption applies, the paying agent will be required to withhold, and will withhold, 28% of all cash payments to which a holder of Hydril shares is entitled in connection with the merger unless the holder provides a tax identification number (social security number in the case of an individual or employer identification number in the case of other holders), certifies that such number is correct and that no backup withholding is otherwise required and otherwise complies with such backup withholding rules. Each holder of Hydril shares should complete, sign and return to the paying agent the Substitute Form W-9 in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is satisfied in a manner satisfactory to the paying agent. The Substitute Form W-9 will be included as part of the letter of transmittal mailed to each record holder of Hydril shares.

Appraisal Rights

The discussion below is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which is attached to this proxy statement as Appendix D. Stockholders intending to exercise appraisal rights should carefully review Appendix D. Failure to follow precisely any of the statutory procedures set forth in Appendix D may result in a termination or waiver of these rights.

Upon completion of the merger, dissenting holders of Hydril shares who follow the procedures specified in Section 262 of the Delaware General Corporate Law within the appropriate time periods will be entitled to have their Hydril shares appraised and receive the “fair value” of such shares in cash as determined by the Delaware Court of Chancery in lieu of the consideration that such stockholder would otherwise be entitled to receive under the merger agreement.

The following is a brief summary of Section 262, which explains the procedures for dissenting from the merger and demanding statutory appraisal rights. Failure to follow the procedures described in Section 262 precisely could result in the loss of appraisal rights. This proxy statement constitutes notice to holders of Hydril shares concerning the availability of appraisal rights under Section 262. A stockholder of record wishing to assert appraisal rights must hold the shares of stock on the date of making a demand for appraisal rights with respect to such shares and must continuously hold such shares through the effective time of the merger.

Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. A stockholder must file a written demand for appraisal of shares with Hydril before the special meeting on          , 2007. This written demand for appraisal of shares must be in addition to and separate from a vote against the merger. Stockholders electing to exercise their appraisal rights must not vote for the adoption and approval of the merger agreement. Also, because a submitted proxy not marked against or abstain will be voted for the proposal to approve and adopt the merger agreement, the submission of a proxy not marked against or abstain will result in the waiver of appraisal rights. Any proxy or vote against the adoption and approval of the merger agreement will not constitute a demand for appraisal within the meaning of Section 262.

A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the share certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in Hydril shares held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below in a timely manner to perfect whatever appraisal rights the beneficial owners may have.

A stockholder of ours who elects to exercise appraisal rights should mail or deliver such stockholder’s written demand to Hydril at our address at 3300 North Sam Houston Parkway East, Houston Texas 77032, Attention: Secretary. The written demand for appraisal should specify the stockholder’s name and mailing address, and that the stockholder is thereby demanding appraisal of such stockholder’s Hydril shares. Within 10 days after the effective time of the merger, we must provide notice of the effective time of the merger to all of our stockholders who have complied with Section 262 and have not voted for the merger. This notice will also specify the date by which Section 262 requires our stockholders to file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares entitled to appraisal rights as described below.

Within 120 days after the effective time of the merger (but not thereafter), any stockholder who has satisfied the requirements of Section 262 may deliver to us a written demand for a statement listing the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Hydril, as the surviving corporation in the merger, must mail such written statement to the stockholder within 10 days after the stockholders’ request is received by Hydril or within 10 days after the latest date for delivery of a demand for appraisal under Section 262, whichever is later.

Within 120 days after the effective time of the merger (but not thereafter), either Hydril or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Hydril shares of stockholders entitled to appraisal rights. Hydril has no present intention to file such a petition if demand for appraisal is made.

Upon the filing of any petition by a stockholder in accordance with Section 262, service of a copy must be made upon Hydril, which must, within 20 days after service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by Hydril. If a petition is filed by us, the petition must be accompanied by the verified list. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to us and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The forms of the notices by mail and by publication must be approved by the court, and we must bear the costs thereof. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings and the Delaware Court of Chancery may dismiss the proceedings as to any stockholder that fails to comply with such direction.

If a petition for an appraisal is filed in a timely fashion, after a hearing on the petition, the court will determine which stockholders are entitled to appraisal rights and will appraise the shares owned by these stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value.

Our stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more, the same or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares. The costs of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable under the circumstances. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, each party bears such party’s own expenses. The exchange of shares for cash pursuant to the exercise of appraisal rights will be a taxable transaction for U.S. federal income tax purposes and possibly state, local and foreign income tax purposes as well.

Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote for any purpose the shares subject to demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger.

At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered in the merger agreement. After this period, a stockholder may withdraw such stockholder’s demand for appraisal and receive payment for such stockholder’s shares as provided in the merger agreement only with our consent. If no petition for appraisal is filed with the court within 120 days after the effective time of the merger, stockholders’ rights to appraisal (if available) will cease. Inasmuch as we have no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the court demanding appraisal may be dismissed as to any stockholder without the approval of the court, which approval may be conditioned upon such terms as the court deems just.

Failure by any Hydril stockholder to comply fully with the procedures described above and set forth in Appendix D to this proxy statement may result in termination of such stockholder’s appraisal rights. In view of the complexity of exercising your appraisal rights under Delaware law, if you are considering exercising these rights you should consult with your legal counsel.

Past Contacts, Transactions or Negotiations

Except as described under “The Merger — Background of the Merger” beginning on page 14 of this proxy statement, there have been no negotiations, transactions or material contacts during the past two years concerning a merger, consolidation, or acquisition, a tender offer for, or other acquisition of, any of our securities, a contest for election of our directors, or a sale or other transfer of a material amount of our assets, between Tenaris, Merger Sub or their respective directors or executive officers, on the one hand, and us or any of our affiliates, on the other hand.

TERMS OF THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement. This summary does not purport to describe all the terms of the merger agreement and is qualified by reference to the complete merger agreement which is attached as Appendix A to this proxy statement. We urge to you to read the merger agreement carefully and in its entirety because it, and not this proxy statement, is the legal document that governs the merger.

The text of the merger agreement has been included to provide you with information regarding its terms. The terms of the merger agreement (such as the representations and warranties) are intended to govern the contractual rights and relationships, and allocate risks, between the parties in relation to the merger. The merger agreement contains representations and warranties Hydril, Tenaris and Merger Sub made to each other as of specific dates.

The representations, warranties and covenants included in the merger agreement were made by Hydril, on the one hand, and Tenaris and Merger Sub, on the other hand, to each other. These representations, warranties and covenants were made as of specific dates and only for purposes of the merger agreement and are subject to important exceptions and limitations, including a contractual standard of materiality different from that generally relevant to stockholders, and are qualified by information in confidential disclosures that the parties exchanged in connection with the execution of the merger agreement. In addition, the representations and warranties may have been included in the merger agreement for the purpose of allocating risk between Hydril, on the one hand, and Tenaris and Merger Sub, on the other hand, rather than to establish matters as facts. Hydril stockholders are not third-party beneficiaries under the merger agreement and should not rely on the representations and warranties in the merger agreement as characterizations of the actual state of facts about Hydril or Tenaris. Furthermore, Hydril stockholders should not rely on the covenants in the merger agreement as actual limitations on the respective businesses of Hydril, Tenaris and Merger Sub, because the parties may take certain actions that are either expressly permitted in the confidential disclosures to the merger agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public.

General; The Merger

At the effective time of the merger, upon the terms and subject to the satisfaction or waiver of the conditions of the merger agreement and in accordance with the Delaware General Corporation Law, Merger Sub will merge with and into Hydril and the separate corporate existence of Merger Sub will end. Hydril will be the surviving corporation in the merger and will continue to be a Delaware corporation after the merger, wholly owned by Tenaris. The certificate of incorporation and bylaws of Hydril, as the surviving corporation, will continue to be in effect except that the certificate of incorporation will be amended at the effective time of the merger to limit the number of shares of common stock that Hydril, as the surviving corporation, will be authorized to issue.

The directors of Merger Sub will, from and after the effective time of the merger, be the initial directors of Hydril, as the surviving corporation, until the earlier of their death, resignation or removal or until their successors have been duly elected or appointed and qualified. If requested by Tenaris, Hydril will deliver resignations of Hydril’s directors effective as of the effective time of the merger. The officers of Merger Sub at the effective time of the merger will, from and after the effective time of the merger, be the initial officers of Hydril, as the surviving corporation, until the earlier of their death, resignation or removal or until their successors have been duly elected or appointed and qualified. The directors and officers of Merger Sub are designees of Tenaris.

When the Merger Becomes Effective

Hydril and Tenaris will file a certificate of merger with the Secretary of State of the State of Delaware on the third business day after the satisfaction or waiver of all the closing conditions to the merger (other than those conditions that by their nature are to be satisfied at the closing), unless Hydril and Tenaris agree to another date in writing. The merger will become effective at the time when the certificate of merger is filed with the Secretary of State of the State of Delaware or at such other later time as Hydril and Tenaris agree and specify in the certificate of merger.

If stockholders approve the merger agreement, the parties intend to complete the merger as soon as practicable thereafter. The parties to the merger agreement expect to complete the merger in the second quarter of 2007. Because the merger is subject to certain conditions, the exact timing of the merger cannot be determined.

Consideration to be Received Pursuant to the Merger; Treatment of Stock Options, Restricted Stock and Awards

The merger agreement provides that, at the effective time of the merger:

•	each Hydril share issued and outstanding immediately prior to the effective time of the merger (other than shares owned by Hydril, Tenaris, Merger Sub or any of their direct or indirect wholly owned subsidiaries and shares owned by stockholders who have perfected their appraisal rights under Delaware law) will be converted into the right to receive $97.00 in cash (resulting in total expected payments of approximately $2 billion);

•	each Hydril share owned by Hydril, Tenaris or Merger Sub or any of their direct or indirect wholly owned subsidiaries will automatically be cancelled and retired and will cease to exist, and no consideration will be paid in exchange for such share;

•	each Hydril share owned by a dissenting stockholder who has perfected appraisal rights under Delaware law will be entitled to receive only the payment provided by Section 262 of the Delaware General Corporation Law, unless and until such dissenting stockholder effectively withdraws or loses appraisal rights; and

•	each share of Merger Sub common stock will be converted into one share of common stock of Hydril, as the surviving corporation.

Each option under Hydril’s stock plans to acquire shares that is outstanding immediately prior to the effective time of the merger, vested or unvested, will be cancelled in exchange for a single lump sum cash payment (subject to any applicable income or employment tax withholding) equal to the product of:

•	the total number of shares of Hydril shares subject to the option; and

•	the excess, if any, of the per share merger consideration over the exercise price per share under the option.

Each outstanding award of restricted Hydril shares under Hydril’s stock plans and any other benefit plans will, immediately prior to the effective time of the merger, become fully vested and convert into the right to receive the per share merger consideration (subject to any applicable income or employment tax withholding).

Except for 4,800 restricted stock units specified in the merger agreement and treated as described under “The Merger — Certain Effects of the Merger,” each right of any kind, contingent or accrued, to acquire or receive shares or benefits measured by the value of shares, and each award of any kind consisting of shares that, in each case, may be held, awarded, outstanding, payable or reserved for issuance under Hydril’s stock plans and any other benefit plans, including restricted stock units and deferred share units, vested or unvested, will be cancelled in exchange for a single lump sum payment (subject to any applicable income or employment tax withholding) equal to the product of:

•	the total number of Hydril shares subject to the award immediately prior to the effective time of the merger; and

•	the per share merger consideration, or, if the award provides for payments to the extent the value of the shares exceeds a specified reference price, the amount, if any, by which the per share merger consideration exceeds such reference price.

The total amount expected be paid in respect of options, restricted stock awards, restricted stock units and deferred share units is approximately $62.1 million.

Payment for Hydril Shares in the Merger

Prior to the effective time of the merger, Tenaris will deposit with Citibank N.A. or another paying agent selected by Tenaris with Hydril’s prior approval, which approval will not be unreasonably withheld or delayed, for the benefit of the holders of Hydril shares, sufficient cash to pay Hydril stockholders the amounts they are entitled to receive under the merger agreement. After the effective time of the merger, there will be no further transfers in the records of Hydril or its transfer agent of certificates representing Hydril shares and, if any certificates are presented to Hydril for transfer, they will be cancelled against payment of the merger consideration. After the effective time of the merger, subject to the right to surrender your certificate in exchange for payment of the merger consideration, you will cease to have any rights as a stockholder of Hydril.

Promptly after the effective time of the merger, the surviving corporation will cause the paying agent to mail to each record holder of Hydril shares a letter of transmittal and instructions for use in effecting the surrender of their Hydril share certificates in exchange for the merger consideration. You should not send in your Hydril share certificates until you receive the letter of transmittal. The letter of transmittal and instructions will tell you what to do if you have lost a certificate, or if it has been stolen or destroyed. You will have to provide an affidavit to that fact and, if required by Hydril, as the surviving corporation, post a bond in a reasonable amount as Hydril directs as indemnity against any claim that may be made against Hydril with respect to such certificate.

The paying agent will promptly pay you the merger consideration after you have surrendered your certificates to the paying agent and provided to the paying agent any other items specified by the letter of transmittal and instructions. The surrendered certificates will be cancelled upon delivery of the merger consideration. Interest will not be paid or accrued in respect of cash payments of merger consideration. Hydril, Tenaris or the paying agent may reduce the amount of any merger consideration paid to you by any applicable withholding taxes.

If payment is to be made to a person other than the person in whose name the Hydril share stock certificate surrendered is registered, it will be a condition of payment that the certificate formerly representing shares is presented to the paying agent, accompanied by all documents reasonably required to evidence a transfer of shares and reasonably required to evidence that any applicable stock transfer taxes have been paid or are not applicable.

Any portion of the exchange fund held by the paying agent that remains unclaimed by our stockholders 180 days after the effective time of the merger will be delivered to the surviving corporation and any stockholders who have not properly surrendered their stock certificates will thereafter look only to the surviving corporation for payment of the merger consideration for the amount due to them under the merger agreement. None of Hydril, Tenaris, the paying agent or any other third party will be liable to any former stockholder for any merger consideration delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

Representations and Warranties

Hydril has made certain customary representations and warranties in the merger agreement to Tenaris and Merger Sub, including as to:

•	corporate existence and power, qualification to conduct business and good standing;

•	capital structure;

•	corporate authority to enter into, and carry out the obligations under, the merger agreement and enforceability of the merger agreement;

•	board approval;

•	the fairness opinion of Hydril’s financial advisor;

•	required governmental approvals;

•	the absence of violations of organizational documents and material contracts as a result of the merger;

•	certain noncompetition contracts;

•	the accuracy of Hydril’s reports filed with or furnished to the SEC since December 31, 2003 and the accuracy of the financial statements included in such reports;

•	internal control over financial reporting and disclosure controls and procedures;

•	absence of any material adverse changes and certain other changes since December 31, 2005;

•	litigation and other liabilities;

•	employee benefits;

•	compliance with laws and licenses;

•	material contracts and the absence of government contracts;

•	real property;

•	inapplicability of anti-takeover statutes;

•	environmental matters;

•	taxes;

•	labor matters;

•	intellectual property;

•	insurance;

•	Hydril’s stockholder rights agreement; and

•	brokers and finders.

Certain aspects of the representations and warranties of Hydril are qualified by the concept of “material adverse effect.” For the purposes of the merger agreement, a “material adverse effect” on Hydril means a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of Hydril and its subsidiaries, taken as a whole.

Notwithstanding the foregoing, to the extent any effect is caused by or results from any of the following, it shall not be taken into account in determining whether there has been a “material adverse effect” with respect to Hydril:

•	changes in the economy or financial markets generally in the United States or other countries in which Hydril and its subsidiaries conduct material operations;

•	changes that are the result of factors generally affecting the principal industries and geographic areas in which Hydril and its subsidiaries operate;

•	changes in the price of oil and natural gas or the number of active drilling rigs operating involving the geographic areas in which Hydril and its subsidiaries operate;

•	changes in the price of raw materials, including steel, of the type and grade purchased by Hydril and its subsidiaries;

•	any failure to meet forecasts of revenue or earning predictions, provided that this exception will not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure has resulted in, or contributed to, a material adverse effect;

•	changes in generally accepted accounting principles or the interpretation thereof;

•	a decline in the price of Hydril common stock on the Nasdaq Global Select Market, provided that this exception will not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure has resulted in, or contributed to, a material adverse effect;

•	the announcement of the execution of the merger agreement or the performance of obligations under the merger agreement, including any loss or threatened loss of, or adverse effect on, any customers, joint venture partners, distributors, suppliers or employees of Hydril or any of its subsidiaries to the extent that it is caused by or results from such announcement or performance;

•	the suspension in trading generally on the Nasdaq Global Select Market;

•	the commencement, occurrence, continuation or escalation of any war, armed hostilities or acts of terrorism involving any geographic region in which Hydril or any of its subsidiaries operates; and

•	changes in the laws, rules, and regulations affecting Hydril or any of its subsidiaries;

provided, further, that effects caused by or resulting from any of the circumstances or developments described in the first four bullet points above shall be disregarded only to the extent that such circumstances or developments do not disproportionately adversely affect Hydril and its subsidiaries compared to other similarly situated companies (by size or otherwise) operating in the principal industries and geographic areas in which Hydril and its subsidiaries operate, and to the extent that such circumstances or developments do disproportionately adversely affect Hydril and its subsidiaries compared to such other companies, then the resulting effects shall be taken into account in determining whether there has been a material adverse effect, but only to the extent by which such circumstances or developments disproportionately affect Hydril and its subsidiaries.

Tenaris and Merger Sub have jointly and severally made certain representations and warranties in the merger agreement to Hydril, including as to:

•	corporate existence and power, qualification to conduct business and good standing;

•	corporate authority to enter into, and carry out the obligations under, the merger agreement and enforceability of the merger agreement;

•	required governmental approvals;

•	absence of violations of organizational documents and material contracts as a result of the merger;

•	litigation;

•	available funds; and

•	the capitalization of Merger Sub.

The representations and warranties contained in the merger agreement do not survive the completion of the merger or the termination of the merger agreement.

Agreements Relating to Hydril’s Interim Operations

Hydril has agreed that until the completion of the merger, Hydril and its subsidiaries will carry on their businesses in the ordinary and usual course of business and will use their respective reasonable best efforts to preserve their business organizations intact and maintain existing relations and goodwill with governmental entities, customers, suppliers, distributors, creditors, lessors, employees and business associates and keep available the services of their present employees and agents.

In addition, Hydril has agreed, with certain exceptions, that neither it nor any of its subsidiaries will, prior to the completion of the merger, do any of the following without the prior written consent of Tenaris, which approval will not be unreasonably withheld or delayed:

•	adopt or propose any change in its certificate of incorporation or bylaws or other applicable governing instruments;

•	merge or consolidate Hydril or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements with similar effect on Hydril’s or its subsidiaries’ assets, operations or businesses;

•	acquire assets outside of the ordinary course of business from any other person with a value or purchase price in the aggregate in excess of $4 million, other than acquisitions pursuant to contracts in effect as of the date of the merger agreement;

•	issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of Hydril or any of its subsidiaries, with certain exceptions, or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchange securities;

•	create or incur any encumbrance on any material assets of Hydril or its subsidiaries;

•	make any loans, advances or capital contributions to or investments in any person (other than Hydril or any direct or indirect wholly owned subsidiary of Hydril);

•	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly owned subsidiary to Hydril or another such subsidiary) or enter into any agreement with respect to the voting of its capital stock;

•	reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

•	incur any indebtedness for borrowed money or guarantee such indebtedness of another person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of Hydril or any of its subsidiaries, except for (A) indebtedness for borrowed money incurred in the ordinary course of business consistent with past practices (x) not to exceed $35 million in the aggregate or (y) in replacement of existing indebtedness for borrowed money, (B) guarantees incurred by Hydril of indebtedness of wholly owned subsidiaries of Hydril or (C) interest rate swaps in respect of newly incurred indebtedness on customary commercial terms consistent with past practice;

•	make or commit to make any capital expenditure in excess of (A) $15 million in the aggregate during any calendar quarter or (B) $38 million in any calendar year;

•	enter into any contract that would have been a material contract (as defined in the merger agreement) had it been entered into prior to the merger agreement;

•	make any material changes with respect to accounting policies or procedures, except as required by changes in generally accepted accounting principles in the United States or interpretations thereof;

•	settle any litigation or other proceedings before a governmental entity or any claim, dispute, litigation or arbitration for an amount in excess of $2 million individually (or $10 million in the aggregate);

•	amend or modify in any material respect or terminate any material contract, or cancel or modify in any material respect or waive any debts or claims held by it or waive any rights having in each case a value in excess of $2 million individually (or $10 million in the aggregate);

•	make any material tax election, settle any tax claim or change any method of tax accounting in excess of $3 million individually (or $10 million in the aggregate);

•	transfer, sell, suffer an encumbrance, or lease, or license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any assets, product lines or businesses of Hydril or its subsidiaries, including capital stock of any of its subsidiaries, except in connection with services provided or products sold in the ordinary course of business and sales of obsolete assets not constituting a product line or business and except for sales, leases, licenses or other dispositions of assets not constituting a product line or business with a fair market value not in excess of $10 million in the aggregate, other than pursuant to contracts in effect prior to the date of the merger agreement;

•	(A) license, assign, encumber, convey, transfer or otherwise dispose of any intellectual property pursuant to any existing contract or understanding, or offer to enter into or enter into any new contract or understanding relating to or providing for the transfer of intellectual property, other than, except with respect to its joint ventures, in the ordinary course of business consistent with prior practice; (B) offer to enter into or enter into any contract or understanding relating to any joint venture, partnership or similar business arrangement involving or affecting intellectual property, or offer to enter into or enter into any amendment to any such existing contract or understanding; or (C) take or omit to take any other action in respect to any existing joint venture, partnership or similar business arrangement involving or affecting intellectual property, other than in connection with sales of products in the ordinary course of business consistent with past practice, provided that nothing will require Hydril to take any action or omit to take any action to the extent such action or omission would reasonably constitute, based on the facts and circumstances then in effect, a default under any contract in effect, or price quote for sales of products outstanding, as of the date of the merger agreement, and provided, further, that Hydril will consult with Tenaris prior to taking any action or omitting to take any action described in this bullet point;

•	except as required pursuant to existing written, binding agreements in effect prior to the date of the merger agreement, (A) grant or provide any severance or termination payments or benefits to any director, officer or employee of Hydril or any of its subsidiaries, except, in the case of employees who are not officers, in the ordinary course of business consistent with past practice, (B) increase the levels of compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director, officer or employee of Hydril or any of its subsidiaries, except for increases in base salary in the ordinary course of business consistent with past practice for employees who are not officers, (C) establish, adopt, amend (except for amendments which do not increase costs to Hydril) or terminate any benefit plan or amend the terms of any outstanding equity-based awards, (D) take any action to accelerate the vesting of payment, or fund or in any other way secure the payment, of compensation or benefits under any benefit plan, (E) change any actuarial or other assumptions used to calculate funding obligations with respect to any benefit plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by generally accepted accounting principles in the United States or applicable law, or (F) forgive any loans to directors, officers or, employees of Hydril or any of its subsidiaries;

•	take any action or omit to take any action that is reasonably likely to result in any of the conditions to the merger set forth in the merger agreement not being satisfied; or

•	agree, authorize or commit to do any of the foregoing actions.

In addition, Hydril and Tenaris agreed that prior to Hydril making any material written communications to its employees or any of its subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by the merger, Hydril must provide Tenaris with a copy of the intended communication and Tenaris will have a reasonable period of time to review and comment on the communication, and Hydril must consider Tenaris’ comments in good faith.

Hydril and Tenaris also agreed that Hydril will confer and consult with representatives of Tenaris with respect to operational and financial matters of a material nature. Hydril and Tenaris each agreed to designate an officer as its representative for purposes of such consultation, provided that any such consultation will be conducted in accordance with any requirements of applicable law.

No Solicitation of Competing Proposals

The merger agreement provides that Hydril, its subsidiaries and their respective officers and directors will not, and Hydril will use its reasonable best efforts to instruct and cause its and its subsidiaries’ employees, investment bankers, attorneys, accountants and other advisors or representatives not to, directly or indirectly:

•	initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any “acquisition proposal” (as defined below);

•	engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any third party relating to, any acquisition proposal; or

•	otherwise facilitate knowingly any effort or attempt to make an acquisition proposal.

However, at any time prior to the adoption of the merger agreement by the required vote of the Hydril shares, Hydril may:

•	provide information in response to a request by a third party who has made an unsolicited bona fide written acquisition proposal providing for the acquisition of more than 50% of the assets (on a consolidated basis) or total voting power of the equity securities of Hydril if Hydril receives from the third party an executed confidentiality agreement on terms not less restrictive in any material respect to the other party than those contained in the confidentiality agreement between Hydril and Tenaris, it being understood that such confidentiality agreement need not prohibit the making, or amendment, of an acquisition proposal, and promptly discloses any information to Tenaris that had not been provided previously to Tenaris; or

•	engage or participate in any discussions or negotiations with any third party who has made an unsolicited bona fide written acquisition proposal,

if and only to the extent that, prior to taking any action described in the two bullet points above, our board of directors determines in good faith based on information then available and after consultation with its financial advisor that such acquisition proposal either constitutes a “superior proposal” (as defined below) or is reasonably expected to result in a “superior proposal.”

The merger agreement also provides that our board of directors of will not:

•	withhold, withdraw or materially modify (or publicly propose or resolve to withhold, withdraw or materially modify), in a manner adverse to Tenaris, its recommendation that the Hydril stockholders vote for the adoption of the merger agreement (it being agreed by the parties to the merger agreement that publicly taking a neutral position or no position (if required by applicable law to take a position) with respect to an acquisition proposal at any time beyond ten business days after the first public announcement of an acquisition proposal will be considered an adverse modification); or

•	subject to certain exceptions, cause or permit Hydril to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement relating to any acquisition proposal.

However, at any time prior to the adoption of the merger agreement by the required vote of the Hydril shares, Hydril may:

•	withhold, withdraw, qualify or modify its recommendation that the Hydril stockholders adopt the merger agreement; or

•	approve, recommend or otherwise declare advisable any superior proposal made after the date of the merger agreement that was not solicited, initiated, encouraged or knowingly facilitated in breach of the merger agreement, if our board of directors determines in good faith, after consultation with outside counsel, that such action is necessary in order for the board of directors to comply with the directors’ fiduciary duties under applicable law. In addition, our board of directors may not change its recommendation that the Hydril stockholders adopt the merger agreement until after at least 48 hours following Tenaris’ receipt of written notice from Hydril advising it that our management intends to recommend to our board of directors that it take such action. In determining whether to change its recommendation with respect to the merger agreement in response to a superior proposal or otherwise, our board of directors will take into account any changes to the terms of the merger agreement proposed by Tenaris and any other information provided by Tenaris in response to such notice.

For purposes of the merger agreement, the term “acquisition proposal” means any proposal or offer with respect to (i) a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction or (ii) any other direct or indirect acquisition, in the case of clause (i) or (ii), involving 15% or more of the total voting power or of any class of equity securities of Hydril or those of any of its significant subsidiaries, or 15% or more of the consolidated total assets (including, without limitation, equity securities of its subsidiaries) of Hydril, in each case other than the transactions contemplated by the merger agreement.

For purposes of the merger agreement, the term “superior proposal” means an unsolicited bona fide acquisition proposal involving 75% or more of the assets (on a consolidated basis) or total voting power of the equity securities of Hydril that the board of directors of Hydril has determined in its good faith judgment, after consultation with its financial advisor, is reasonably expected to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the third party making the proposal, and if consummated, would result in a transaction more favorable to holders of the Hydril shares, from a financial point of view, than the transaction contemplated by the merger agreement (after taking into account any revisions to the terms of the transaction contemplated by the merger agreement and the time likely to be required to consummate such acquisition proposal).

Special Meeting of Hydril’s Stockholders; Recommendation of Our Board of Directors

The merger agreement provides that Hydril will, subject to applicable law and its organizational documents and the fiduciary duties of its board of directors, take all action necessary to convene a special meeting of its stockholders as promptly as practicable after this proxy statement is cleared by the SEC for mailing to Hydril’s stockholders for the purpose of considering and voting upon the adoption of the merger agreement. The merger agreement further provides that, except in certain circumstances, our board of directors must recommend, and take all lawful action to solicit, the adoption of the merger agreement by Hydril’s stockholders.

Indemnification and Insurance of Hydril’s Directors and Officers

The merger agreement provides that:

•	from and after the effective time of the merger, Tenaris will, and will cause Hydril to, honor all rights to indemnification, including rights relating to advancement of expenses, or exculpation existing in favor of each present and former director and officer of Hydril or any of its subsidiaries, with respect to any costs, expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the effective time, whether asserted or claimed prior to, at or after the effective time, to the fullest extent that Hydril would have been permitted under Delaware law and its certificate of incorporation or bylaws in effect on the date hereof to indemnify, and advance expenses to, such person; provided, such person to whom expenses are advanced provides an undertaking to repay such advances in the event of a non-appealable determination of a court of competent jurisdiction that such person is not entitled to indemnification, provided, further, that any determination required to be made with respect to whether an officer’s or director’s conduct complies with the standards set forth under Delaware law and Hydril’s certificate of incorporation and bylaws will be made by independent counsel jointly selected by the Hydril and the indemnified party;

•	any indemnified party wishing to claim indemnification under the preceding bullet must promptly notify Tenaris and Hydril upon learning of any such claim, action, suit, proceeding or investigation, but the failure to so notify will not relieve Hydril of any liability it may have to such indemnified party except to the extent such failure materially prejudices the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the effective time), (i) Hydril will have the right to assume the defense thereof and Tenaris and Hydril will not be liable to such indemnified parties for any legal expenses of other counsel or any other expenses subsequently incurred by such indemnified parties in connection with the defense thereof, with specified exceptions for conflicts of interests requiring alternative counsel, (ii) the indemnified parties will cooperate in the defense of any such matter, and (iii) Tenaris and Hydril will not be liable for any settlement effected without their prior written consent; provided, that Tenaris and Hydril will not have any obligation hereunder to any indemnified party if and when a court of competent jurisdiction ultimately makes a final determination that the indemnification of such indemnified party in the manner contemplated hereby is prohibited by applicable law; and

•	prior to the effective time, Hydril will obtain and fully pay the premium for the extension of (i) the Side A coverage part (directors’ and officers’ liability) of Hydril’s existing directors’ and executive officers’ insurance policies, and (ii) Hydril’s existing fiduciary liability insurance policies, for a claims reporting or discovery period of at least six years from and after the effective time from an insurance company or companies with the same or better credit rating from AM Best Company as Hydril’s current insurance companies on its existing directors’ and officers’ insurance policies and fiduciary liability insurance policies, with terms, conditions, retentions and limits of liability that are at least as favorable as such existing policies, with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty, or any matter claimed against a director or officer of Hydril solely by reason of their serving in such capacity, that existed or occurred at or prior to the effective time of the merger. If Hydril and the surviving corporation for any reason fail to obtain such “tail” insurance policies as of the effective time of the merger, the surviving corporation will, and Tenaris will cause the surviving corporation to, either (i) obtain such policies and, pending the effectiveness of such policies, continue to maintain in effect for a period of at least six years from and after the effective time of the merger the tail insurance in place as of the date of the merger agreement with benefits and levels of coverage at least as favorable as provided in Hydril’s existing policies as of the date of the merger agreement or (ii) use reasonable best efforts to purchase comparable tail insurance for such six-year period with benefits and levels of coverage at least as favorable as provided in Hydril’s existing policies as of the date of the merger agreement (although neither Hydril nor Tenaris will be required to expend for such policies more than an annual premium amount in excess of 300% of the current annual premiums paid by Hydril for such insurance), provided that if the annual premiums of such insurance coverage exceed such amount, the surviving corporation will obtain a policy with the greatest coverage available for a cost not exceeding such amount.

Employee Matters

During the period from the effective time of the merger through December 31, 2008, Tenaris will provide each employee of Hydril and its subsidiaries who remains employed with Hydril or Tenaris with base salary, medical and 401(k)/pension plan type benefits having an aggregate value equal to the aggregate base salary, medical and 401(k)/pension plan benefits provided to the employee as of the effective time of the merger. Tenaris will recognize each Hydril employee’s service under Tenaris’ pension and welfare benefit plans. For purposes of Tenaris’ benefit plans providing medical, dental, prescription drug, vision, life insurance or disability benefits to Hydril’s employees, Tenaris will cause its employee benefit plans to (i) waive all pre-existing condition exclusions to the same extent if such exclusions were waived under a comparable Hydril plan and (ii) take into account any eligible expenses incurred by Hydril’s employees and their dependents for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to them under the applicable Tenaris benefit plan.

The merger agreement also provides that:

•	if requested by Tenaris in writing, Hydril will cause the Hydril 401(k) Plan to be terminated effective immediately prior to the effective time of the merger; provided that if the Hydril 401(k) Plan is terminated, Hydril employees will be provided replacement 401(k) plan benefits as contemplated by the preceding paragraph;

•	Hydril’s severance policy will remain in effect without reduction in coverage or benefit levels until December 31, 2008 for the benefit of those individuals employed by Hydril at the effective time of the merger;

•	Hydril will continue its manufacturing incentive plan in respect of 2007 and pay out bonuses based on 2007 actual performance. Hydril will also establish a manufacturing incentive plan for 2008 based on terms and conditions set by Tenaris in its sole discretion. Hydril’s 2007 Management Incentive Plan for employees, other than manufacturing employees, which is to be established by Hydril prior to the effective time of the merger, may be modified or terminated by Tenaris after the effective time of the merger but amounts properly accrued under generally accepted accounting principles for the benefit of participants up to the effective time of the merger must be used to pay annual incentive payments to participants in the 2007 Management Incentive Plan for 2007 and Hydril will maintain an incentive plan for these employees for 2007. Hydril will also establish an annual incentive plan for 2008 for employees (other than manufacturing employees) based on terms and conditions set by Tenaris in its sole discretion.

Other Agreements

The merger agreement provides that:

•	upon reasonable advance notice and subject to certain limitations and applicable law, Hydril will:

•	give Tenaris’ officers and its other authorized representatives reasonable access during normal business hours to Hydril’s employees, properties, books, contracts and records; and

•	furnish to Tenaris all information concerning its business, properties and personnel as Tenaris may reasonably request other than privileged information and information that, in the reasonable judgment of Hydril, would result in the disclosure of a trade secret or otherwise violate Hydril’s confidentiality obligations to a third party if Hydril has not been able to obtain the third party’s consent despite its reasonable best efforts.

•	Hydril will furnish to Tenaris certain information and reports it receives regarding Hydril’s financial reporting or other specified matters;

•	Hydril, Tenaris and Merger Sub will each use its reasonable best efforts to take all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to complete the merger in the most expeditious manner reasonably practicable, including but not limited to the following actions, provided that Hydril and its subsidiaries will obtain the prior written consent of Tenaris before taking, agreeing to take or refraining to take any such action:

•	obtaining all necessary waivers, consents and approvals from all governmental entities and making all necessary registrations and filings and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity, including those in connection with the HSR Act;

•	defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging the merger agreement or the consummation of the transactions contemplated thereby, including seeking to have any stay or temporary restraining order entered into by any court or other governmental entity vacated or reversed;

•	in the case of Tenaris, promptly, if required by any governmental entity, taking all steps and making all undertakings to secure antitrust clearance (including, subject to the proviso below, steps to effect the sale or other disposition of particular properties of Hydril and its subsidiaries and to hold separate such properties pending such sale or other disposition);

•	keeping the other party informed in all material respects of any material communication with any governmental entity and of any material communication received or given in connection with any proceeding by a private party relating to the transactions contemplated by the merger agreement and permitting the other party to review any such material communication and attend and participate in meetings and conferences with such governmental entity or private party;

•	obtaining of all necessary consents, approvals or waivers from third parties; and

•	executing and delivering any additional instruments necessary to consummate the transactions contemplated by the merger agreement;

provided, however, that Tenaris or its subsidiaries are not required to agree to any non-trivial disposition of or change in or limitation on their assets or business in the United States or agree to any non-trivial disposition of or change in or limitation on the assets or business of Hydril or its subsidiaries in the United States, in either case in order to effect the termination or expiration of the waiting period under the HSR Act or in order to avoid any enforcement action pursuant to the antitrust or competition laws of the United States.

•	Hydril and Tenaris will consult with each other prior to issuing any press release or public announcement regarding the merger and prior to making any filings with any third party or governmental entity regarding the merger, except as required by law, by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service, or by the request of any government entity;

•	Hydril and its board of directors will grant any required approvals under and act to eliminate or minimize the effects of any anti-takeover statute or regulation that is or may become applicable to the merger;

•	with respect to the proxy statement:

•	Hydril will promptly notify Tenaris of the receipt of SEC comments or requests for additional information with respect to the proxy statement and Hydril will promptly provide Tenaris copies of all correspondence between Hydril and any of its representatives and the SEC with respect to the proxy statement;

•	Hydril and Tenaris will each use its reasonable best efforts to promptly provide responses to the SEC with respect to all SEC comments received on the proxy statement and Hydril will cause the definitive proxy statement to be mailed as promptly as possible after the date the SEC staff advises that it has no further comments or that Hydril may commence mailing the proxy statement; and

•	Hydril agrees that it will promptly (and, in any event, within 48 hours) notify Tenaris of the receipt of any inquiries, proposals, offers or information requests, or the initiation of any discussions or negotiations, with respect to an acquisition proposal, indicating the material terms and conditions of, and copies of, any proposals or offers (redacted, if necessary, to remove the identity of the third party making the proposal or offer) and to keep Tenaris reasonably informed, on a current basis, of the status and material terms of any such proposals or offers and the status of any such discussions or negotiations.

The merger agreement contains certain other covenants, including a covenant relating to the dequotation of Hydril’s common stock from the Nasdaq Global Select Market and the deregistration of Hydril’s common stock under the Exchange Act as promptly as practicable after the effective time of the merger.

Conditions to the Merger

Closing Conditions for Each Party

The obligations of Hydril, Tenaris and Merger Sub to complete the merger are subject to the satisfaction or, to the extent permitted by applicable law, the waiver at or prior to the effective time of the merger, of each of the following conditions:

•	the adoption of the merger agreement by the required vote of the Hydril shares;

•	the expiration or termination of any waiting period applicable to the consummation of the merger under the HSR Act;

•	other than the filing of the certificate of merger with the Secretary of State of the State of Delaware and the filings required by the preceding bullet point, all other authorizations, consents, orders or approvals, or declarations, notices or filings with, or expirations of waiting periods imposed by, any governmental entity in connection with the merger having been made or obtained, as the case may be, except for those the failure to make or obtain, individually or in the aggregate, are not reasonably expected to have a material adverse effect or to provide a reasonable basis to conclude that Hydril, Tenaris or Merger Sub or any of their respective affiliates would be subject to criminal sanctions or any of their respective representatives would be subject to the risk of criminal sanctions; and

•	the absence of any law, statute or ordinance, or any rule, regulation, standard, judgment, writ, injunction, decree, arbitration award, agency requirement or other order (whether temporary, preliminary or permanent) by a court or governmental entity of competent jurisdiction that is in effect and restrains, enjoins or otherwise prohibits consummation of the merger or the other transactions contemplated by the merger agreement.

Additional Closing Conditions for Hydril

Hydril’s obligation to complete the merger is subject to the satisfaction or, to the extent permitted by applicable law, the waiver on or prior to the effective time of the merger, of each of the following additional conditions:

•	the representations and warranties of Tenaris shall be true and correct in all material respects when made and as of the closing date of the merger (or, to the extent such representations and warranties speak as of an earlier date, they need only be true and correct in all respects as of such earlier date);

•	each of Tenaris and Merger Sub shall have performed in all material respects all obligations required under the merger agreement to be performed by it at or prior to completion of the merger; and

•	Hydril shall have received a certificate signed by an executive officer of Tenaris to the effect that the conditions described in the two preceding bullet points have been satisfied.

Additional Closing Conditions for Tenaris and Merger Sub

Tenaris’ and Merger Sub’s obligations to complete the merger are subject to the satisfaction or, to the extent permitted by applicable law, the waiver on or prior to the effective time of the merger, of each of the following additional conditions:

•	the representations and warranties of Hydril with respect to capital structure, corporate authority, certain specified types of contracts, takeover statutes and the rights agreement shall be true and correct in all material respects when made and as of the closing date of the merger (or, to the extent such representations and warranties speak as of an earlier date, they need only be true and correct in all material respects as of such earlier date);

•	the representations and warranties of Hydril (other than the representations and warranties referred to in the preceding bullet point) shall be true and correct when made and as of the closing date of the merger (or, to the extent a representation or warranty speaks as of an earlier date, it need only be true and correct as of such earlier date) without regard to any qualifications as to material adverse effect or materiality, unless the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had or is not reasonably likely to have a material adverse effect;

•	Hydril shall have performed in all material respects each obligation required under the merger agreement to be performed by it at or prior to the completion of the merger;

•	Tenaris shall have received a certificate signed by the chief executive officer of Hydril to the effect that the conditions described in the three preceding bullet points have been satisfied; and

•	since the date of the merger agreement, no change, event, circumstance or development has occurred that has had, or is reasonably expected to have, a material adverse effect.

There is no financing condition to Tenaris’ and Merger Sub’s obligations to complete the merger. As stated above, the closing conditions to the merger may be waived to the extent permitted by applicable law. Hydril may waive any of the conditions listed under the heading “Additional Closing Conditions for Hydril.” Similarly, Tenaris or Merger Sub may waive any of the conditions listed under the heading “Additional Closing Conditions for Tenaris and Merger Sub.” Despite their ability to do so, no party to the merger agreement, as of the date of this proxy statement, intends to waive any closing condition.

Termination of the Merger Agreement

Circumstances Under Which Any Party May Terminate the Merger Agreement

Tenaris and Hydril may mutually agree to terminate the merger agreement at any time prior to the effective time of the merger upon the mutual written consent of the parties. Either Tenaris or Hydril may also terminate the merger agreement at any time if:

•	the merger is not completed by August 15, 2007;

•	the adoption of the merger agreement by Hydril’s stockholders required for the completion of the merger is not obtained at the special meeting or, in the case of any adjournment or postponement of such meeting, the latest such adjournment or postponement; or

•	any governmental entity of competent jurisdiction has issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting consummation of the merger, and such order, decree, ruling or other action has become final and non-appealable;

provided, however, that no party may terminate the merger agreement pursuant to the three preceding bullet points if it has breached in any material respect its obligations under the merger agreement in any manner that proximately contributed to the occurrence of the failure of a condition to consummation of the merger.

Circumstances Under Which Hydril May Terminate the Merger Agreement

Hydril may also terminate the merger agreement:

•	at any time prior to the adoption of the merger agreement by the required vote of the Hydril shares, if (i) Hydril is not in material breach of any of the terms of the no-solicitation provisions of the merger agreement, (ii) our board of directors authorizes Hydril to enter into a definitive agreement concerning a transaction that constitutes a superior proposal and Hydril notifies Tenaris in writing that it intends to enter into such an agreement, (iii) Tenaris does not, within three business days of receipt of Hydril’s written notification, make an offer that our board of directors determines, in good faith after consultation with its financial advisors, is at least as favorable to Hydril’s stockholders as the superior proposal and (iv) Hydril concurrently with such termination pays to Tenaris in immediately available funds a termination fee equal to $77 million and reimburses Tenaris for expenses up to a maximum amount of $5 million; or

•	at any time if there is a breach by Tenaris or Merger Sub of any representation, warranty, covenant or agreement contained in the merger agreement that would give rise to a failure of a condition described in any of the first two bullet points under “— Conditions to the Merger — Additional Closing Conditions for Hydril” and which has not been cured, or is not capable of being cured, within 30 days, or such longer period, not to exceed an additional 30 days, if reasonably required to cure such breach, following written notice of such breach from Hydril to Tenaris.

Circumstances Under Which Tenaris May Terminate the Merger Agreement

Tenaris may also terminate the merger agreement at any time, if:

•	our board of directors withholds, withdraws or materially modifies (or publicly proposes or resolves to withhold, withdraw or materially modify) its recommendation that Hydril’s stockholders vote for the adoption of the merger agreement and the transactions contemplated thereby, including the merger, or our board of directors approves, recommends or otherwise declares advisable any superior proposal that was not solicited, initiated, encouraged or knowingly facilitated if the board of directors has determined in good faith, after consultation with outside legal counsel, that such action was necessary in order for the directors to comply with their fiduciary duties under applicable law;

•	Hydril failed to take a stockholder vote prior to August 15, 2007;

•	a tender offer or exchange offer for outstanding Hydril shares shall have been publicly disclosed (other than by Tenaris or an affiliate of Tenaris) and our board of directors recommends that Hydril’s stockholders tender their shares in such tender or exchange offer; or

•	there is a breach by Hydril of any representation, warranty, covenant or agreement contained in the merger agreement, or any such representation and warranty has become untrue after the date of the merger agreement, that would give rise to a failure of a condition described in any of the first three bullet points under “— Conditions to the Merger — Additional Closing Conditions for Tenaris and Merger Sub” and which has not been cured, or is not capable of being cured, within 30 days, or such longer period, not to exceed an additional 30 days, if reasonably required to cure such breach, following written notice of such breach from Tenaris to Hydril.

Effects of Terminating the Merger Agreement

If the merger agreement is terminated, the merger agreement will become void and of no effect and there will be no liability on the part of Hydril, Tenaris or Merger Sub or their respective representatives or affiliates, except, in general, as provided in this section and under “— Expenses,” except that none of Hydril, Tenaris or Merger Sub will be relieved of any liability or damages resulting from any willful material breach of the merger agreement and except that the confidentiality agreement entered into between Hydril and Tenaris will survive such termination.

Hydril has agreed to pay Tenaris a termination fee of $77 million, and to reimburse Tenaris for all out-of-pocket expenses incurred by Tenaris or Merger Sub in connection with the merger agreement up to a maximum of $5 million, if the merger agreement is terminated:

•	by Hydril as contemplated under the first bullet under “— Termination of the Merger Agreement — Circumstances Under Which Hydril May Terminate the Merger Agreement” to enable Hydril to enter into an agreement with respect to a superior proposal; or

•	by Tenaris if (i) our board of directors withholds, withdraws or materially modifies (or publicly proposes or resolves to withhold, withdraw or materially modify) its recommendation that Hydril’s stockholders vote for the adoption of the merger agreement and the transactions contemplated thereby, including the merger, or (ii) a tender offer or exchange offer for outstanding Hydril shares shall have been publicly disclosed (other than by Tenaris or an affiliate of Tenaris) and our board of directors recommends that Hydril’s stockholders tender their shares in such tender or exchange offer.

Hydril has agreed to pay Tenaris the termination fee of $77 million, and to reimburse Tenaris for all out-of-pocket expenses incurred by Tenaris or Merger Sub in connection with the merger agreement up to a maximum of $5 million, if any of the following events occurs and within 12 months of such termination, Hydril enters into a definitive agreement with respect to, or consummates or recommends to Hydril’s stockholders, an acquisition proposal:

•	an acquisition proposal is publicly made to Hydril, or the intention to make an acquisition proposal is publicly announced (and has not been withdrawn) and either Hydril or Tenaris terminates the merger agreement because (i) the merger has not occurred by August 15, 2007 or (ii) the approval by stockholders required for the completion of the merger shall not have been obtained at the special meeting or any adjournment of such meeting;

•	Tenaris terminates the merger agreement because (i) Hydril fails to take a stockholder vote on the merger prior to August 15, 2007 or (ii) there is an intentional breach by Hydril of any covenant contained in the merger agreement that would give rise to a failure of a condition described in any of the first three bullet points under “— Conditions to the Merger — Additional Closing Conditions for Tenaris and Merger Sub” and which has not been cured, or is not capable of being cured, within 30 days, or such longer period, not to exceed an additional 30 days, if reasonably required to cure such breach, following written notice of such breach from Tenaris to Hydril; or

•	Hydril terminates because of the failure of the Hydril stockholders to adopt the merger agreement at the stockholders meeting, and, on or prior to the date of termination, any event has occurred giving rise to Tenaris’ right to terminate pursuant to the preceding bullet point.

If Tenaris or Hydril terminates because (i) the merger has not been completed by August 15, 2007 and, as of the date of termination, the waiting period applicable to the consummation of the merger under the HSR Act shall not have expired or been terminated and all other conditions to closing have been, or are readily capable of being satisfied or (ii) any governmental entity of competent jurisdiction has issued a final and non-appealable order prohibiting consummation of the merger under United States antitrust or competition law, then Tenaris will, within two days after the date of such termination, pay Hydril a termination fee equal to $112.8 million.

If either party fails to promptly pay any amounts due pursuant to this section, and, in order to obtain such payment, the other party commences a suit that results in a judgment for the termination fee, the party that failed to make a required payment will pay to the other party its costs and expenses (including attorneys’ fees) in connection with such suit, including interest. The parties acknowledge that payment of a termination fee pursuant to this section will be the receiving party’s sole and exclusive remedy under the merger agreement.

Expenses

Except as otherwise described under “— Effects of Terminating the Merger Agreement,” whether or not the merger is completed, all costs and expenses incurred in connection with the merger agreement and the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such expenses. Notwithstanding the foregoing, Hydril, as the surviving corporation, will pay all charges and expenses in connection with the exchange of stock certificates and the payment of the merger consideration, including those of the paying agent, and Tenaris will reimburse Hydril for such charges and expenses.

Modification or Amendment of the Merger Agreement

Subject to applicable law, at any time prior to the effective time, any provision of the merger agreement may be amended or modified by Hydril, Tenaris and Merger Sub by written agreement executed and delivered by their respective duly authorized officers.

VOTING AND SUPPORT AGREEMENT

The following is a summary of the material terms of the voting and support agreement. This summary does not purport to describe all the terms of the voting and support agreement and is qualified by reference to the complete voting and support agreement which is attached as Appendix C to this proxy statement. We urge to you to read the voting and support agreement carefully and in its entirety because it, and not this proxy statement, is the legal document that governs the voting and support agreement.

In order to induce Tenaris to enter into the merger agreement and agree to its obligations associated with the merger agreement, Christopher T. Seaver, Patrick T. Seaver, Richard C. Seaver and the Richard C. Seaver Living Trust, each of which is a stockholder of Hydril, entered into a voting and support agreement with Tenaris dated as of February 11, 2007. Christopher T. Seaver, Patrick T. Seaver and Richard C. Seaver are also directors of Hydril, and Christopher T. Seaver is also Chairman of the Board, President and Chief Executive Officer of Hydril.

An aggregate of 1,032,252 shares of class B common stock and 2,956 shares of common stock owned by these stockholders, representing approximately 22% of the votes entitled to be cast by all outstanding Hydril shares, are subject to the voting and support agreement.

In the voting and support agreement, each stockholder agreed to vote his or its shares:

•	in favor of adoption and approval of the merger agreement and any other action of Hydril’s stockholders required to facilitate the consummation of the transactions contemplated by the merger agreement or in furtherance thereof;

•	against any action or agreement submitted for approval of the stockholders of Hydril that is reasonably likely to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Hydril in the merger agreement or of such stockholder under the voting and support agreement or result in any conditions to Tenaris’ obligations under the merger agreement not being satisfied; and

•	against any acquisition proposal (as defined in the merger agreement) or any other action, agreement or transaction submitted for approval to the stockholders of Hydril that could reasonably be expected to materially impede, interfere, or be inconsistent with, delay, postpone, discourage or materially and adversely affect the merger.

The stockholders party to the voting and support agreement also agreed not to initiate or solicit proposals or engage in negotiations relating to any proposal to acquire Hydril shares. The obligations under the voting and support agreement apply to the stockholders party to the voting and support agreement solely in their capacity as stockholders of the Company, and do not restrict or limit any fiduciary or other duty of such stockholders in their capacity as directors, officers, or trustees of any other entities not party to the voting and support agreement.

The voting and support agreement terminates on the earliest to occur of (1) the termination of the merger agreement, (2) a reduction in the $97.00 price per share payable under the merger agreement and (3) the effective time of the merger. Hydril has confirmed that the indemnification agreements previously entered into between Hydril and the stockholders party to the voting and support agreement cover the execution, delivery and/or performance of the voting and support agreement and actions taken in connection therewith.

MARKETS AND MARKET PRICE

Our common stock is traded on the Nasdaq Global Select Market under the symbol “HYDL”. The following table shows the high and low sale prices of our common stock as reported by the Nasdaq Global Select Market for 2005 and 2006.

	High	Low

2005
First Quarter	$63.18	$41.36
Second Quarter	64.58	46.37
Third Quarter	70.66	53.59
Fourth Quarter	71.48	55.43

2006
First Quarter	$86.49	$62.69
Second Quarter	89.71	65.51
Third Quarter	79.49	53.75
Fourth Quarter	77.90	48.71

2007
First Quarter	$96.37	$65.62
Second Quarter (through April 10, 2007)	96.34	95.90

On February 9, 2007, the last trading day before Hydril publicly announced the execution of the merger agreement, the high and low sale prices for Hydril common stock as reported on the Nasdaq Global Select Market were $85.00 and $82.51 per share, respectively, and the closing sale price on that date was $83.04. On April 10, 2007, the last trading day for which information was available prior to the printing of this proxy statement, the high and low sale prices for Hydril common stock as reported on the Nasdaq Global Select Market were $96.34 and $96.22 per share, respectively, and the closing sale price on that date was $96.26.

STOCKHOLDERS SHOULD OBTAIN A CURRENT MARKET QUOTATION FOR HYDRIL COMMON STOCK BEFORE MAKING ANY DECISION WITH RESPECT TO THE MERGER.

Hydril has not declared or paid cash dividends on its common stock since incorporation. Hydril currently intends to retain earnings to finance the growth and development of our business and does not anticipate paying cash dividends in the near future. Hydril’s credit agreement restricts the amount of dividends on its common stock.

In addition, under the merger agreement, Hydril has agreed not to pay any cash dividends on its common stock before the completion of the merger. After the merger, Hydril will be a privately held company, and it is not anticipated that it will regularly pay dividends.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of Hydril shares beneficially owned by:

•	each person or entity known to Hydril to be a beneficial owner of 5% or more of either class of Hydril’s voting securities or having beneficial ownership of voting stock holding 5% or more of the voting power;

•	each of Hydril’s directors or nominees for director;

•	Hydril’s chief executive officer, chief financial officer and each of its other named executive officers; and

•	all of Hydril’s executive officers and directors as a group.

Also set forth below is the percentage such shares represent of the 20,978,750 total shares of common stock and class B common stock outstanding on March 21, 2007, and the percentage such shares represent of the combined voting power, based on each holder of class B common stock being entitled to ten votes per share and each holder of common stock being entitled to one vote per share. On March 21, 2007, there were 18,050,418 shares of common stock and 2,928,332 shares of class B common stock outstanding. The class B common stock converts into common stock on a one for one basis at the option of the holder or automatically upon the sale, pledge, assignment or other transfer or disposition of class B common stock to certain specified classes of person. Information regarding the shares beneficially owned is as of March 21, 2007, except with respect to (i) Neuberger Berman Inc. and Oppenheimer Funds, Inc., which is based on filings made with the SEC regarding ownership as of December 31, 2006, (ii) Tenaris, which is based on a filing made with the SEC regarding ownership as of February 11, 2007, (iii) T. Rowe Price Associates, Inc., which is based on a filing made with the SEC regarding ownership as of March 8, 2007, and (iv) Mario J. Gabelli, which is based on a filing made with the SEC regarding ownership as of March 26, 2007. Beneficial ownership is determined in accordance with rules of the SEC and includes shares of common stock that the holder may acquire within 60 days upon exercise of options. As described in the footnotes, voting and/or investment power with respect to shares held by various trusts is shared by some of the named stockholders, and thus those shares are shown as beneficially owned by more than one person. The footnotes to the table expressly indicate how many of the shares set forth in the table are shares of common stock, shares of class B common stock and shares of common stock issuable upon exercise of options.

		Percentages
	Combined	Combined	Combined
	Shares	Outstanding	Voting
	(Common and class B)	Shares	Power

Directors and Executive Officers:(1)
E. Charles Chauviere III	19,801	*	*
Jerry S. Cox	4,001	*	*
Roger Goodan	8,072	*	*
Gordon T. Hall	2,001	*	*
Charles E. Jones(2)	43,708	*	*
Kenneth S. McCormick	—	—	—
Chris D. North	7,349	*	*
Neil G. Russell	20,570	*	*
Christopher T. Seaver(3)	114,056	*	2.35%
Patrick T. Seaver(3)	21,286	*	*
Richard C. Seaver(3)(4)	2,215,251	10.56%	46.80%
T. Don Stacy	7,481	*	*
Lew O. Ward	16,347	*	*
All directors and executive officers as a group (14 persons)	2,487,826	11.86%	49.57%

Other 5% Stockholders:
Myron E. Harpole(5)	1,574,739	7.51%	32.92%
Blanche Ebert Seaver Endowment for Frank R. Seaver College and Northern Trust Bank of California, N.A.(6)	1,296,424	6.18%	27.39%
Tenaris(7)	1,035,208	4.93%	21.81%
The Seaver Institute and the Trust under Paragraph VIII of the Will of Frank R. Seaver, Deceased(8)	299,611	1.43%	6.33%
Declaration of Trust dated December 28, 1978(9)	219,765	1.05%	4.64%
T. Rowe Price Associates, Inc.(10)	1,852,766	8.83%	3.91%
Neuberger Berman Inc.(11)	1,903,979	9.08%	4.02%
Oppenheimer Funds, Inc.(12)	1,164,329	5.55%	2.46%
Mario J. Gabelli(13)	1,329,521	6.34%	2.81%

*	Less than 1%

(1)	The amounts shown for directors and executive officers as of March 21, 2007 include, in some cases, shares held by trusts of which the applicable director is a trustee and shares held by members of the immediate family of the applicable director or officer. Except in the case of Messrs. Richard, Patrick and Christopher Seaver, all shares shown in the table above are shares of common stock or shares of common stock issuable upon exercise of options. For information regarding Richard Seaver’s holdings, see footnote 4. For Messrs. Christopher and Patrick Seaver, 111,100 and 9,555 shares, respectively, of the shares shown in the table above are class B common stock; the remainder are common stock or options to purchase common stock. The amounts of shares shown in the table above representing shares of common stock that may be acquired upon exercise of options is as follows within 60 days of March 21, 2006: Charles Chauviere: 14,752; Roger Goodan: 4,981; Charles Jones: 35,720; Chris North: 4,280; Neil Russell: 14,520; Patrick Seaver: 4,981; Don Stacy: 4,981; Gordan Hall: 2,001; Jerry Cox: 2,001; and all directors and executive officers as a group: 94,992. The amounts shown in the table above do not include 6,500 deferred share units held by each of the non-employee directors, which settle in cash upon vesting.

(2)	The amount of common stock held by Charles Jones includes 3,462 shares of restricted common stock awarded on June 1, 2003. Charles Jones has voting power over these shares, but they remain subject to forfeiture until the restricted stock award vests. The award will vest with respect to 1,731 shares on each of June 1, 2007 and June 1, 2008.

(3)	Christopher Seaver, Patrick Seaver and Richard Seaver, individually and in his capacity as the sole trustee of the Richard C. Seaver Living Trust, are parties to the voting and support agreement with Tenaris. See “Voting and Support Agreement” beginning on page 57 of this proxy statement for a description of the voting and support agreement. The voting and support agreement concerns the following number of shares: Christopher Seaver: 111,100 shares of class B common stock and 2,956 shares of common stock; Patrick Seaver: 2,325 shares of class B common stock; the Richard C. Seaver Living Trust: 853,827 shares of class B common stock; and Richard C. Seaver, individually: 65,000 shares of class B common stock. In addition, any shares that the parties to the voting and support agreement subsequently acquire beneficial ownership of, including pursuant to the exercise of stock options, will be subject to the terms of the voting and support agreement. See footnote (7) below for information regarding the report filed by Tenaris and related parties regarding the voting and support agreement and the shares subject thereto.

(4)	Richard Seaver is a director and Chairman Emeritus of the Board of Hydril. He reports that he may be deemed the beneficial owner of 2,215,251 shares of class B common stock. Of these shares, Richard Seaver reports sole voting and dispositive power over 65,000 shares of class B common stock, which are held directly by him. Richard Seaver reports shared voting and dispositive power over 2,150,251 shares: 853,827 shares of class B common stock held by him as sole trustee of the Richard Seaver Living Trust and 1,296,424 shares of class B common stock held by him as one of three trustees of the Blanche Ebert Seaver Endowment for Frank R. Seaver College (the “Endowment”) (see footnote 6). Richard Seaver disclaims beneficial ownership of the shares of class B common stock held by the Endowment. Richard Seaver is the father of Christopher Seaver, Chairman of the Board, President and Chief Executive Officer of Hydril, and Patrick Seaver, Vice Chairman of the Board of Hydril. Richard Seaver’s business address is 3300 N. Sam Houston Parkway East, Houston, Texas 77032.

(5)	Myron Harpole reports that he may be deemed the beneficial owner of 1,556,239 shares of class B common stock and 18,500 shares of common stock. Of these shares, he reports sole voting and dispositive power over 18,500 shares of common stock. Myron Harpole shares voting and dispositive power over 1,556,239 shares of class B common stock as follows: 1,296,424 shares of class B common stock held by him as one of three trustees of the Endowment (see footnote 5) and 259,815 shares of class B common stock held by him as the sole trustee of two charitable trusts of which he is not a beneficiary (one of which is referenced in footnote 8). Myron Harpole disclaims beneficial ownership of the shares of class B common stock held by the Endowment and the shares of class B common stock held by the two charitable trusts. Myron Harpole is one of 15 directors of The Seaver Institute (see footnote 8). Myron Harpole’s business address is 140 South Lake Avenue, Suite 274, Pasadena, California 91101.

(6)	The Endowment reports that it may be deemed the beneficial owner of 1,296,424 shares of class B common stock over which it holds shared voting and dispositive power. The sole beneficiary of the Endowment is the Frank R. Seaver College of Pepperdine University. Richard Seaver and Myron Harpole are two of the three trustees of the Endowment (see footnotes 4 and 5). Northern Trust, NA reports that it may be deemed the beneficial owner of 1,296,424 shares of class B common stock. It has shared voting and dispositive power over these shares as one of three trustees of the Endowment. Northern Trust disclaims beneficial ownership of all of these shares. The business address for the Endowment (care of Northern Trust) and Northern Trust is 355 South Grand Avenue, Suite 2600, Los Angeles, California 90071.

(7)	Tenaris, Rocca & Partners S.A., San Faustin N.V. and I.I.I. Industrial Investments Inc. each reports that it has shared voting and dispositive power over 2,956 shares of common stock and 1,032,252 shares of class B common stock pursuant to the voting and support agreement. See footnote (3) above and “Voting and Support Agreement” beginning on page 57 of this proxy statement for a description of the voting and support agreement. Each of these entities disclaims beneficial ownership of these shares. The business address for Tenaris is 46 A Ave John F Kennedy, 2nd floor L-1855, Luxembourg; the business address for Rocca & Partners S.A. is Vanterpool Plaza, 2nd Floor, Wickhams Cay I, Road Town, Tortola, British Virgin Islands; the business address for San Faustin N.V. is Berg Arrarat I, Curacao, Netherlands Antilles; and the business address for I.I.I. Industrial Investments Inc. is 69 Dr. Roy’s Drive, Georgetown, Grand Cayman, Cayman Islands.

(8)	The Seaver Institute is a non-profit corporation for scientific, educational, charitable and religious purposes. The Seaver Institute and the Trust created under Paragraph VIII of the Will of Frank R. Seaver, Deceased (the “Paragraph VIII Trust”) report that they have shared voting and dispositive power over 299,611 shares of class B common stock held by The Seaver Institute as sole trustee under the Paragraph VIII Trust, the beneficiaries of which are various educational and religious institutions. The Board of Directors of The Seaver Institute is currently comprised of 15 individuals, including Richard Seaver, Patrick Seaver and Christopher Seaver, each of whom is a director of Hydril, and Martha Seaver, Victoria Seaver Dean, and R. Carlton Seaver, each of whom is the child of Richard Seaver and sibling of Christopher Seaver and Patrick Seaver. Victoria Seaver Dean is also the president of The Seaver Institute. The business address for each of The Seaver Institute and the Paragraph VIII Trust is 11611 San Vicente Blvd., Suite 545, Los Angeles, California 90049.

(9)	The Declaration of Trust dated December 28, 1978 reports that it may be deemed the beneficial owner of 219,765 shares of class B common stock over which it holds shared voting and dispositive power. Myron Harpole serves as trustee under the Declaration of Trust (see footnote 5). The business address for the Declaration of Trust is c/o Myron Harpole, 140 South Lake Avenue, Suite 274, Pasadena, California 90071.

(10)	T. Rowe Price Associates, Inc. reports that it has sole voting power over 361,900 shares of common stock and sole dispositive power over 1,852,766 shares of common stock. T. Rowe Price Associates, Inc. disclaims beneficial ownership of all of these shares. The business address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.

(11)	Neuberger Berman Inc. reports that its wholly owned subsidiary, Neuberger Berman, LLC, has sole voting power over 53,986 shares of common stock, shares voting power over 1,389,142 shares of common stock, and shares dispositive power over 1,903,979 shares of common stock with other wholly owned subsidiaries, Neuberger Berman Management Inc. and Neuberger Berman Equity Funds. The business address for Neuberger Berman Inc. is 605 Third Avenue, New York, New York 10158.

(12)	Oppenheimer Funds, Inc. reports that it shares voting and dispositive power over 1,164,329 shares of common stock. Oppenheimer Funds, Inc. disclaims beneficial ownership of all of these shares. The business address for Oppenheimer Funds, Inc. is Two World Financial Center, 225 Liberty Street, New York, New York 10281.

(13)	Gabelli Funds, LLC reports that it has sole voting and dispositive power 355,000 shares of common stock; GAMCO Asset Management Inc. reports that it has sole voting power over 759,500 shares of common stock and sole dispositive power over 778,900 shares of common stock; Gabelli Securities, Inc. reports that it has sole voting and dispositive power over 132,221 shares of common stock; MJG Associates, Inc. reports that it has sole voting and dispositive power over 16,400 shares of common stock; Gabelli Foundation, Inc. reports that it has sole voting and dispositive power over 7,500 shares of common stock; GGCP, Inc. reports that it has sole voting and dispositive power over 10,000 shares of common stock; GAMCO Investors, Inc. reports that it has sole voting and dispositive power over 15,000 shares of common stock; and Mario J. Gabelli reports that he has sole voting and dispositive power over 14,500 shares of common stock and may be deemed to beneficially own all 1,329,521 shares of common stock. The business address for Mario J. Gabelli, GGCP, Inc., GAMCO Investors, Inc., Gabelli Securities, Inc., GAMCO Asset Management Inc. and Gabelli Funds, LLC is One Corporate Center, Rye, New York 10580; the business address for MJG Associates, Inc. is 140 Greenwich Avenue, Greenwich, Connecticut 06830; and the business address for Gabelli Foundation, Inc. is 165 West Liberty Street, Reno, Nevada 89501.

FUTURE STOCKHOLDER PROPOSALS

If the merger is completed, there will be no public participation in any future meetings of Hydril’s stockholders. If the merger is not completed, however, stockholders will continue to be entitled to attend and participate in meetings of stockholders. If the merger is not completed, Hydril will inform its stockholders, by press release or other means determined reasonable by Hydril, of the date by which stockholder proposals must be received by Hydril for inclusion in the proxy materials relating to Hydril’s 2007 annual meeting, which proposals must comply with the rules and regulations of the SEC then in effect.

WHERE STOCKHOLDERS CAN FIND MORE INFORMATION

Hydril files annual, quarterly and current reports, proxy statements and other documents with the SEC under the Exchange Act. These reports, proxy statements and other information contain additional information about Hydril and will be made available for inspection and copying at Hydril’s executive offices during regular business hours by any stockholder or a representative of a stockholder as so designated in writing.

Stockholders may read and copy any reports, statements or other information filed by Hydril at the SEC’s public reference room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference section of the SEC at Station Place, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Hydril’s SEC filings made electronically through the SEC’s EDGAR system are available to the public at the SEC’s website located at http://www.sec.gov.

A list of stockholders will be available for inspection by stockholders of record at Hydril’s executive offices at 3300 North Sam Houston Parkway East, Houston, Texas 77032-3411 during regular business hours beginning two business days after notice of the special meeting is given and continuing to the date of the special meeting. The list of stockholders will be available at the special meeting or any adjournment thereof.

The SEC allows Hydril to “incorporate by reference” information that it files with the SEC in other documents into this proxy statement. This means that Hydril may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that Hydril files later with the SEC may update and supersede the information incorporated by reference. Similarly, the information that Hydril later files with the SEC may update and supersede the information in this proxy statement. Such updated and superseded information will not, except as so modified or superseded, constitute part of this proxy statement.

Hydril incorporates by reference each document it files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this proxy statement and before the special meeting. Hydril also incorporates by reference in this proxy statement the following documents filed by it with the SEC under the Exchange Act:

•	Hydril’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006; and

•	Hydril’s Current Report on Form 8-K filed with the SEC on March 8, 2007.

Hydril undertakes to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of such request, a copy of any or all of the documents incorporated by reference in this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates. You may obtain documents incorporated by reference by requesting them in writing or by telephone at the following address and telephone number:

Hydril Company
Attention: Secretary
3300 North Sam Houston Parkway East
Houston, Texas 77032-3411
Telephone number: (281) 449-2000

This proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in the affairs of Hydril since the date of this proxy statement or that the information herein is correct as of any later date.

Tenaris and Merger Sub have supplied, and Hydril has not independently verified, the information in this proxy statement relating to Tenaris and Merger Sub.

Stockholders should not rely on information other than that contained or incorporated by reference in this proxy statement. No assumption should be made that information incorporated by reference in this proxy statement is accurate as of any date other than the date of the document incorporated by reference. Hydril has not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated          , 2007. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, Hydril will, where relevant and if required by applicable law, update such information through a supplement to this proxy statement

APPENDIX A

AGREEMENT AND PLAN OF MERGER
among
HYDRIL COMPANY,
TENARIS S.A.
and
HOKKAIDO ACQUISITION, INC.
Dated as of February 11, 2007

Page
ARTICLE I

The Merger; Closing; Effective Time
1.1.	The Merger	A-1
1.2.	Closing	A-1
1.3.	Effective Time	A-1

ARTICLE II

Certificate of Incorporation and Bylaws of the Surviving Corporation
2.1.	The Certificate of Incorporation	A-2
2.2.	The Bylaws	A-2

ARTICLE III

Directors and Officers of the Surviving Corporation
3.1.	Directors	A-2
3.2.	Officers	A-2

ARTICLE IV

Effect of the Merger on Capital Stock; Exchange of Certificates
4.1.	Effect on Capital Stock	A-2
4.2.	Exchange of Certificates	A-3
4.3.	Treatment of Stock Plans	A-4
4.4.	Adjustments to Prevent Dilution	A-5

ARTICLE V

Representations and Warranties
5.1.	Representations and Warranties of the Company	A-5
5.2.	Representations and Warranties of Parent and Merger Sub	A-19

ARTICLE VI

Covenants
6.1.	Interim Operations	A-20
6.2.	Acquisition Proposals	A-23
6.3.	Information Supplied	A-25
6.4.	Stockholders Meeting	A-25
6.5.	Filings; Other Actions; Notification	A-25
6.6.	Access and Reports	A-26
6.7.	Dequotation	A-26
6.8.	Publicity	A-26
6.9.	Employee Benefits	A-26
6.10.	Expenses	A-27
6.11.	Indemnification; Directors’ and Officers’ Insurance	A-27
6.12.	Other Actions by the Company	A-29
6.13.	Conduct of Business of Merger Sub Pending the Merger	A-29

A-i

A-ii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of February 11, 2007, among Hydril Company, a Delaware corporation (the “Company”), Tenaris S.A., a corporation organized under the laws of Luxembourg (“Parent”), and Hokkaido Acquisition, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and have approved and declared advisable this Agreement; and

WHEREAS, contemporaneously with the execution and delivery of this Agreement, as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, certain stockholders of the Company have entered into a Voting Agreement with Parent (the “Voting Agreement”), pursuant to which such stockholders have agreed, among other things, to vote in favor of the approval of this Agreement; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

The Merger; Closing; Effective Time

1.1.  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article II. The Merger shall have the effects specified in the Delaware General Corporation Law (the “DGCL”).

1.2.  Closing.  Unless otherwise mutually agreed in writing between the Company and Parent, the closing for the Merger (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, at 9:00 a.m. (Eastern Time) on the third business day (the “Closing Date”) following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement. For purposes of this Agreement, the term “business day” shall mean any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York.

1.3.  Effective Time.  On the Closing Date, the Company and Parent will cause a Certificate of Merger (the “Delaware Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Delaware Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties in writing and specified in the Delaware Certificate of Merger (the “Effective Time”).

ARTICLE II

Certificate of Incorporation and Bylaws
of the Surviving Corporation

2.1.  The Certificate of Incorporation.  The certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (the “Charter”), until duly amended as provided therein or by applicable Laws (as defined in Section 5.1(i)), except that Article Fourth of the Charter shall be amended to read in its entirety as follows: “The aggregate number of shares that the Corporation shall have the authority to issue is 1,000 shares of Common Stock, par value $0.50 per share.” Notwithstanding the foregoing, until the sixth anniversary of the Effective Time, the Charter shall include provisions substantially identical to Article Seventh of the certificate of incorporation of the Company as in effect immediately prior to the Effective Time except for modifications thereof that are not adverse to the rights as of the Closing Date of beneficiaries of such provisions.

2.2.  The Bylaws.  The bylaws of the Company in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (the “Bylaws”), until thereafter amended as provided therein or by applicable Laws.

ARTICLE III

Directors and Officers
of the Surviving Corporation

3.1.  Directors.  The board of directors of the Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws. The Company shall, if requested by Parent, deliver resignations of directors of the Company, effective as of the Effective Time.

3.2.  Officers.  The officers of Merger Sub at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

ARTICLE IV

Effect of the Merger on Capital Stock;
Exchange of Certificates

4.1.  Effect on Capital Stock.  At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company or Merger Sub:

(a) Merger Consideration.  Each share of the Common Stock, par value $0.50 per share, of the Company (the “Common Stock”) and each share of the Class B Common Stock, par value $0.50 per share, of the Company (the “Class B Common Stock”) (each such share of Common Stock or Class B Common Stock, together with the associated Rights (as defined in Section 5.1(b)(i)), a “Share” and all Shares and Rights, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent, Shares owned by the Company or any direct or indirect wholly owned subsidiary of the Company, and in each case not held on behalf of third parties, and (ii) Shares that are owned by stockholders (“Dissenting Stockholders”) who have perfected and not withdrawn or lost appraisal rights pursuant to Section 262 of the DGCL (each, an “Excluded Share” and collectively, “Excluded Shares”)) shall be converted into the right to receive $97.00 per Share (the “Per Share Merger Consideration”). At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of the Shares (other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration multiplied by the number of Shares represented by such

Certificate, without interest, and each Certificate formerly representing Shares owned by Dissenting Stockholders shall thereafter represent only the right to receive the payment to which reference is made in Section 4.2(f).

(b) Cancellation of Shares.  Each Excluded Share referred to in Section 4.1(a)(i) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist and each Excluded Share referred to in Section 4.1(a)(ii) shall be converted into the right to receive the payment to which reference is made in Section 4.2(f).

(c) Merger Sub.  At the Effective Time, each share of Common Stock, par value $0.50 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of Common Stock, par value $0.50 per share, of the Surviving Corporation.

4.2.  Exchange of Certificates.

(a) Paying Agent.  Prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with Citibank N.A. or another paying agent selected by Parent with the Company’s prior approval (such approval not to be unreasonably withheld or delayed) (the “Paying Agent”), for the benefit of the holders of Shares, a cash amount such that at the Effective Time there shall be immediately available funds necessary for the Paying Agent to make payments under Section 4.1(a) (such cash being hereinafter referred to as the “Exchange Fund”). The Paying Agent shall invest the Exchange Fund as directed by Parent, provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 4.1(a) shall be returned to the Surviving Corporation in accordance with Section 4.2(d).

(b) Exchange Procedures.  Promptly after the Effective Time (and in any event within three business days), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares (other than holders of Excluded Shares) (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) in exchange for the Per Share Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required tax withholdings as provided in Section 4.2(g)) equal to (x) the number of Shares represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) multiplied by (y) the Per Share Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be exchanged upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

(c) Transfers.  From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to this Article IV.

(d) Termination of Exchange Fund.  Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the stockholders of the Company for 180 days after the Effective Time shall be delivered to the Surviving Corporation. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for payment of the Per Share Merger Consideration (after giving effect to any required tax withholdings as provided in Section 4.2(g)) upon due surrender of its Certificates (or affidavits of loss in lieu thereof), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person (as defined below) shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. For purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined in Section 5.1(d)(i)) or other entity of any kind or nature.

(e) Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue a check in the amount (after giving effect to any required tax withholdings as provided in Section 4.2(g)) equal to the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Per Share Merger Consideration.

(f) Appraisal Rights.  No Person who has perfected a demand for appraisal rights pursuant to Section 262 of the DGCL shall be entitled to receive the Per Share Merger Consideration with respect to the Shares owned by such Person unless and until such Person shall have effectively withdrawn or lost such Person’s right to appraisal under the DGCL. Each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to Shares owned by such Dissenting Stockholder. The Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Laws that are received by the Company relating to stockholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

(g) Withholding Rights.  Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, Company Options, Company Restricted Shares or Company Awards (each as defined below) such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code (as defined in Section 5.1(h)(ii)), or any other applicable state, local or foreign Tax (as defined in Section 5.1(n)) law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts (i) shall be remitted by Parent or the Surviving Corporation, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of such Shares, Company Options, Company Restricted Shares or Company Awards in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

4.3.  Treatment of Stock Plans.

(a) Treatment of Options.  At the Effective Time each outstanding option to purchase Shares (a “Company Option”) under the Stock Plans (as defined in Section 5.1(b)(i)), vested or unvested, shall be cancelled and shall only entitle the holder thereof to receive, promptly after the Effective Time, an amount in cash equal to the product of (x) the total number of Shares subject to the Company Option times (y) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share under such Company Option less applicable Taxes required to be withheld with respect to such payment as provided in Section 4.2(g).

(b) Treatment of Restricted Shares.  At the Effective Time, each outstanding award of restricted Shares under the Stock Plans that has not vested (collectively, “Company Restricted Shares”) shall, immediately prior to the Effective Time, become fully vested and without further restrictions with respect to ownership rights thereto, thereby causing all Company Restricted Shares to become Shares that are each converted into the right to receive the Per Share Merger Consideration as provided in Section 4.1, less applicable Taxes required to be withheld with respect to such payment as provided in Section 4.2(g).

(c) Treatment of Company Awards.  Except as set forth in Section 4.3(c) of the Company Disclosure Letter, at the Effective Time, each right of any kind, contingent or accrued, to acquire or receive Shares or benefits measured by the value of Shares, and each award of any kind consisting of Shares that, in each case, may be held, awarded, outstanding, payable or reserved for issuance under the Stock Plans and any other Benefit Plans (as defined in Section 5.1(h)(i)), including all deferred share units and restricted stock units disclosed in Section 5.1(b)(i) in the Company Disclosure Letter other than Company Options and Company Restricted Shares (the “Company Awards”), vested or unvested, shall be cancelled and shall only entitle the holder thereof to receive an amount in cash which, at the Effective Time, shall be equal to (x) the number of Shares, or benefit measured by the value of the Shares, subject to such Company Award immediately prior to the Effective Time multiplied by (y) the Per Share Merger Consideration (or, if the Company Award provides for payments to the extent the value of the Shares exceeds a specified reference price, the amount, if any, by which the Per Share Merger Consideration exceeds such reference price), less applicable Taxes required to be withheld with respect to such payment as provided in Section 4.2(g).

(d) Corporate Actions.  At or prior to the Effective Time, the Company, the board of directors of the Company and the compensation committee of the board of directors of the Company, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of Section 4.3(a), 4.3(b) and 4.3(c). The Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver Shares or other capital stock of the Company to any Person pursuant to or in settlement of Company Options, Company Restricted Shares or Company Awards.

4.4.  Adjustments to Prevent Dilution.  In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted.

ARTICLE V

Representations and Warranties

5.1.  Representations and Warranties of the Company.  Except as set forth in the Company Reports filed with the SEC on or after March 1, 2006 and prior to the date of this Agreement (excluding, in each case, any disclosures set forth in any risk factor section and in any section relating to forward looking statements to the extent that they are cautionary, predictive or forward-looking in nature) and the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company prior to entering into this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), the Company hereby represents and warrants to Parent and Merger Sub that:

(a) Organization, Good Standing and Qualification.  Each of the Company and its Subsidiaries (as defined below) is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and is qualified to do business and is in good standing as a foreign corporation or similar entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined below). The Company has made available to Parent complete and correct copies of the Company’s and its Significant Subsidiaries’ (as defined below) certificates of incorporation and bylaws or comparable governing documents, each as amended to the date hereof, and each as so made available is in full force and effect. As used in this Agreement, the term (i) “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries, (ii) “Significant Subsidiary” is as defined in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (iii) “Material Adverse Effect” means a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that to the extent any effect is caused by or results from any of the following, it shall not be taken into account in determining whether there has been a Material Adverse Effect:

(A) changes in the economy or financial markets generally in the United States or other countries in which the Company and its Subsidiaries conduct material operations;

(B) changes that are the result of factors generally affecting the principal industries and geographic areas in which the Company and its Subsidiaries operate;

(C) changes in GAAP (as defined in Section 5.1(e)(iv)) or interpretation thereof after the date hereof;

(D) any failure by the Company to meet any estimates of revenues or earnings for any period ending on or after the date of this Agreement and prior to the Closing, provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure has resulted in, or contributed to, a Material Adverse Effect;

(E) a decline in the price of the Company’s Common Stock on the Nasdaq Stock Market (“Nasdaq”), provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such decline has resulted in, or contributed to, a Material Adverse Effect;

(F) the announcement of the execution of this Agreement or the performance of obligations under this Agreement, including any loss or threatened loss of, or adverse effect on, any customers, joint venture partners, distributors, suppliers or employees of the Company or any of its Subsidiaries to the extent that it is caused by or results from such announcement or performance;

(G) the suspension in trading generally on Nasdaq;

(H) the commencement, occurrence, continuation or escalation of any war, armed hostilities or acts of terrorism involving any geographic region in which the Company or any of its Subsidiaries operates;

(I) changes in any applicable Law, rule or regulation or the application thereof, including the effects of any duties on products of the type manufactured by the Company and its Subsidiaries or windfall profits Tax;

(J) changes in the price of oil and natural gas or the number of active drilling rigs operating involving the geographic areas in which the Company and its Subsidiaries operate; and

(K) changes in the price of raw materials, including steel, of the type and grade customarily purchased by the Company and its Subsidiaries;

provided, further, that effects caused by or resulting from any of the circumstances or developments described in clauses (A), (B), (J) and (K) shall be disregarded only to the extent that such circumstances or developments do not disproportionately adversely affect the Company and its Subsidiaries compared to other similarly situated companies (by size or otherwise) operating in the principal industries and geographic areas in which the Company and its Subsidiaries operate, and to the extent that such circumstances or developments do disproportionately adversely affect the Company and its Subsidiaries compared to such other companies, then the resulting effects shall be taken into account in determining whether there has been a Material Adverse Effect, but only to the extent by which such circumstances or developments disproportionately affect the Company and its Subsidiaries.

(b) Capital Structure.

(i) The authorized capital stock of the Company consists of (A) 75,000,000 shares of Common Stock, of which 18,218,963 shares were outstanding as of the close of business on February 8, 2007, (B) 32,000,000 shares of Class B Common Stock, of which 2,929,220 shares were outstanding as of the close of business on February 8, 2007, and (C) 10,000,000 shares of preferred stock, par value $1.00 per share, of which no shares are outstanding. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. Other than 707,122 Shares subject to issuance under the Company’s 2000 Incentive Plan and the Company’s 2005 Incentive Plan (the “Stock Plans”), as of the date of this Agreement the Company has no Shares subject to issuance. Section 5.1(b)(i) of the Company Disclosure Letter contains a correct and complete list of options, deferred share units, restricted stock, restricted stock units, stock appreciation rights and any other rights with respect to the Shares under the Stock Plans, including the date of grant, term, number of Shares, the number of such rights that are unvested on the date hereof and, where applicable, exercise price. Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a wholly owned Subsidiary of the Company (other than director’s qualifying shares or similar interests), free and clear of any Encumbrance (as defined in Section 5.1(k)(iii)). Except as set forth above, and except for the Rights (the “Rights”) attached to each issued and outstanding Share and distributed pursuant to the Rights Agreement, dated as of April 9, 2002 between the Company and Mellon Investor Services, LLC, as Rights Agent (the “Rights Agreement”), there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Upon any issuance of any Shares in accordance with the terms of the Stock Plans, such Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Encumbrances. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(ii) Section 5.1(b)(ii) of the Company Disclosure Letter sets forth (A) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary (other than director’s qualifying shares or similar interests), and (B) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than 1% of the outstanding capital stock of such company. The Company does not own, directly or indirectly, any voting interest in any Person that requires an additional filing by Parent under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).

(iii) Each Company Option (A) was granted in compliance with all applicable Laws and all of the terms and conditions of the Stock Plans pursuant to which it was issued, (B) has an exercise price per Share equal to or greater than the fair market value of a Share on the date of such grant, (C) has a grant date identical to (or, to the extent specified in an award authorization, later than) the date on which the Company’s board of directors or compensation committee actually awarded such Company Option or the date of automatic awards thereof under a Stock Plan and (D) qualifies for the tax and accounting treatment afforded to such Company Option in the Company’s tax returns and the Company’s financial statements, respectively.

(c) Corporate Authority; Approval and Fairness.

(i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and, subject only to adoption of this Agreement by the holders of Shares carrying a majority of the votes entitled to be cast by holders of the outstanding Shares (the “Company Requisite Vote”) at a stockholders’ meeting duly called and held for such purpose, perform its obligations under this Agreement and consummate the Merger. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii) The board of directors of the Company has (A) unanimously determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby and resolved to recommend adoption of this Agreement to the holders of Shares (the “Company Recommendation”), (B) directed that this Agreement be submitted to the holders of Shares for their adoption and (C) received the opinion of its financial advisor, Credit Suisse Securities (USA) LLC, to the effect that, as of the date of such opinion, the Per Share Merger Consideration to be received by the holders of the Shares (other than Parent and its Subsidiaries and other than any holder that is a party to a Voting Agreement) in the Merger is fair from a financial point of view to such holders. The board of directors of the Company has taken all action so that Parent will not be an “interested stockholder” or prohibited from entering into or consummating a “business combination” with the Company (in each case as such term is used in Section 203 of the DGCL) as a result of the execution of this Agreement or the consummation of the transactions in the manner contemplated hereby.

(d) Governmental Filings; No Violations; Certain Contracts.

(i) Other than such filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, (A) the Exchange Act, (B) the DGCL, (C) state securities laws and (D) the HSR Act (the “Company Approvals”), no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (each, a “Governmental Entity”), in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws of the Company or the comparable governing instruments of any of its Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations or the creation of an Encumbrance on any of the assets of the Company or any of its Subsidiaries pursuant to any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (each, a “Contract”) binding upon the Company or any of its Subsidiaries or, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby) compliance with the matters referred to in Section 5.1(d)(i), under any Law to which the Company or any of its Subsidiaries is subject, or (C) any change in the rights or obligations of any party under any Contract binding on the Company or any of its Subsidiaries, except, in the case of clause (B) or (C) above, for any such breach, violation, termination, default, creation, acceleration or change that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. Section 5.1(d)(ii) of the Company Disclosure Letter sets forth a correct and complete list of Material Contracts (as defined in Section 5.1(j)(i)) pursuant to which consents or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement (whether or not subject to the exception set forth with respect to clauses (B) and (C) above).

(iii) Neither the Company nor any of its Subsidiaries is a party to or bound by any Contract that limits the ability of the Company or its Subsidiaries to engage in any of their currently conducted business or the manner or locations in which any of them may so engage in any such business if such limitations, individually or in the aggregate, would have a material impact on the Company and its Significant Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries is a party to or bound by any Contract that, after giving effect to the Merger, would limit the ability of Parent or any of its Subsidiaries to engage in any of their currently conducted business (as described in Parent’s most recent report on Form 20-F and in Maverick Tube Corporation’s last Annual Report on Form 10-K, each filed prior to the date of this Agreement) or the locations in which any of them may so engage in any such business (other than such limitations, individually or in the aggregate, that would have an immaterial impact on Parent and its Significant Subsidiaries, taken as a whole).

(iv) All products manufactured by the Company and its Subsidiaries have been manufactured in compliance in all material respects with applicable contract specifications, except for such non-compliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(v) The Company and its Subsidiaries are not creditors or claimants with respect to any debtors or debtor-in-possession subject to proceedings under Chapter 11 of Title 11 of the United States Code with respect to claims that, in the aggregate, constitute more than 25% of the gross assets of the Company and its Subsidiaries (excluding cash and cash equivalents).

(e) Company Reports; Financial Statements.

(i) The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”) since December 31, 2003 (the “Applicable Date”) (the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date hereof, including any amendments thereto, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished, complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Company Reports did not, and any Company Reports filed or furnished with the SEC subsequent to the date hereof will not (other than with respect to any information provided by Parent or Merger Sub), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(ii) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq. For purposes of this Agreement, the term “Affiliate” when used with respect to any party shall mean any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.

(iii) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements. The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s board of directors (x) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably expected to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and audit committee of the Company’s board of directors any material weaknesses in internal control over financial reporting and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since the Applicable Date and prior to the date of this Agreement, there have been no disclosures, communications, complaints or concerns of the type described in Section 6.1(d). To the Knowledge of the Company (as defined below), since the Applicable Date, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from the Company’s employees regarding questionable accounting or auditing matters, have been received by the Company. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s chief legal officer, audit committee (or other committee designated for the purpose) of the board of directors or the board of directors pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Company policy contemplating such reporting, including in instances not required by those rules. As used in this Agreement, the term “Knowledge of the Company” means the actual knowledge of any of the five individuals named as executive officers in the Company’s 2006 proxy statement and Michael Danford.

(iv) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents in all material respects, or, in the case of Company Reports filed after the date hereof, will fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and each of the consolidated statements of operations, changes in stockholders’ equity and comprehensive income and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents in all material respects or, in the case of Company Reports filed after the date hereof, will fairly present in all material respects the consolidated results of operations, and cash flows, as the case may be, of the Company and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and year-end audit adjustments that will not be material in amount or effect), in each case in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as may be noted therein.

(f) Absence of Certain Changes.  Since December 31, 2005 through the date hereof, except as disclosed in filings by the Company with the SEC after December 31, 2005 and prior to the date hereof, the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of such businesses and there has not been:

(i) any change in the financial condition, properties, assets, liabilities, business or results of their operations or, to the Knowledge of the Company, any circumstance, occurrence or development (including any adverse change with respect to any circumstance, occurrence or development existing on or prior to December 31, 2005) which change, circumstance, occurrence or development, individually or in the aggregate, is reasonably expected to have a Material Adverse Effect;

(ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance;

(iii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any of its Subsidiaries (except for dividends or other distributions by any direct or indirect wholly owned Subsidiary to the Company or to any wholly owned Subsidiary of the Company), or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of the Company or any of its Subsidiaries;

(iv) any material change in any method of accounting or accounting practice by the Company or any of its Subsidiaries;

(v) (A) any material increase in the compensation payable or to become payable to its officers or employees or (B) any establishment, adoption, entry into or material amendment of any material collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable Laws or in the case of increases or amendments that do not benefit directors or officers of the Company or any of its Significant Subsidiaries, in the ordinary course of business; or

(vi) any agreement to do any of the foregoing.

(g) Litigation and Liabilities.  There are no (A) civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or (B) obligations or liabilities of the Company or any of its Subsidiaries, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, or to the Knowledge of the Company any other facts or circumstances that in the case of (A) and (B) could reasonably be expected to result in any claims against, or obligations or liabilities of, the Company or any of its Subsidiaries, including those relating to matters involving any Environmental Law (as defined in Section 5.1(m)) or environmental and occupational safety and health matters, except for those set forth in the Company’s consolidated balance sheet for the year ended December 31, 2005 or for the quarter ended September 30, 2006 included in the Company Reports (or in the notes thereto) filed prior to the date hereof, and those that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity which is, individually or in the aggregate, reasonably expected to have a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(h) Employee Benefits.

(i) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of the Company and its Subsidiaries (the “Employees”) and current or former directors of the Company, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and deferred compensation, severance, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Benefit Plans”), other than Benefit Plans maintained outside of the United States primarily for the benefit of Employees working outside of the United States (such plans hereinafter being referred to as “Non-U.S. Benefit Plans”) are listed on Section 5.1(h)(i) of the Company Disclosure Letter, and each Benefit Plan which has received a favorable opinion letter from the Internal Revenue Service National Office, including any master or prototype plan, has been separately identified. True and complete copies of all Benefit Plans listed on Section 5.1(h)(i) of the Company Disclosure

Letter, including, but not limited to, any trust instruments, insurance contracts and, with respect to any employee stock ownership plan, loan agreements forming a part of any Benefit Plans, and all amendments thereto have been provided or made available to Parent.

(ii) All Benefit Plans, other than Non-U.S. Benefit Plans, (collectively, “U.S. Benefit Plans”) are in substantial compliance with ERISA, the Internal Revenue Code of 1986, as amended (the “Code”) and other applicable Laws. Each U.S. Benefit Plan which is subject to ERISA (an “ERISA Plan”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service (the “IRS”) covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and the Company is not aware of any circumstances likely to result in the loss of the qualification of such Plan under Section 401(a) of the Code. Any voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code which provides benefits under a U.S. Benefit Plan has (A) received an opinion letter from the IRS recognizing its exempt status under Section 501(c)(9) of the Code and (B) filed a timely notice with the IRS pursuant to Section 505(c) of the Code, and the Company is not aware of circumstances likely to result in the loss of such exempt status under Section 501(c)(9) of the Code. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. Neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur a material tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA or any material liability under Section 4071 of ERISA.

(iii) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). The Company and its subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a Multiemployer Plan under Subtitle E of Title IV of ERISA (a “Multiemployer Plan”) (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the reporting requirement has not been waived or extended, other than pursuant to Pension Benefit Guaranty Corporation (“PBGC”) Reg. Section 4043.33 or 4043.66, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transaction contemplated by this Agreement. No notices have been required to be sent to participants and beneficiaries or the PBGC under Section 302 or 4011 of ERISA or Section 412 of the Code.

(iv) All contributions required to be made under each Benefit Plan, as of the date hereof, have been timely made and all obligations in respect of each Benefit Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports prior to the date hereof. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has been required to file information pursuant to Section 4010 of ERISA for the current or most recently completed plan year. It is not reasonably anticipated that required minimum contributions to any Pension Plan under Section 412 of the Code will be materially increased by application of Section 412(l) of the Code. Neither the Company nor any of its subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(v) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities”, within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Pension Plan’s most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no material change in the financial condition, whether or not as a result of a change in the funding method, of such Pension Plan since the last day of the most recent plan year. The withdrawal liability of the Company and its subsidiaries under each Benefit Plan which is a Multiemployer Plan to which the Company, any of its subsidiaries or an ERISA Affiliate has contributed during the preceding 12 months, determined as if a “complete withdrawal”, within the meaning of Section 4203 of ERISA, had occurred as of the date hereof, does not exceed zero.

(vi) As of the date hereof, there is no material pending or, to the Knowledge of the Company, threatened, litigation relating to the Benefit Plans. Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any ERISA Plan or collective bargaining agreement. The Company or its Subsidiaries may amend or terminate any such plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

(vii) There has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Benefit Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Neither the execution of this Agreement, stockholder adoption of this Agreement nor the consummation of the transactions contemplated hereby will (A) entitle any employees of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans, (C) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Parent to merge, amend or terminate any of the Benefit Plans or (D) result in payments under any of the Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

(viii) All Non-U.S. Benefit Plans comply in all material respects with applicable local Law. All material Non-U.S. Benefit Plans are listed on Section 5.1(h)(viii) of the Company Disclosure Letter. True and complete copies of all Benefit Plans listed on Section 5.1(h)(viii) of the Company Disclosure Letter, including, but not limited to, any trust instruments, insurance contracts and, with respect to any employee stock ownership plan, loan agreements forming a part of any Benefit Plans, and all amendments thereto have been provided or made available to Parent. The Company and its Subsidiaries have no material unfunded liabilities with respect to any such Non-U.S. Benefit Plan. As of the date hereof, there is no pending or, to the Knowledge of the Company, threatened material litigation relating to Non-U.S. Benefit Plans.

(i) Compliance with Laws; Licenses.  The businesses of each of the Company and its Subsidiaries have not been, and are not being, conducted in violation of any federal, state, local or foreign law, statute or ordinance, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”), except for violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or, as of the date hereof, prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. To the Knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or, as of the date hereof, prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. To the Knowledge of the Company, no material change is required in the Company’s or any of its Subsidiaries’ processes, properties or procedures in connection with any such Laws, and the Company has not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date hereof. The Company and its Subsidiaries each has obtained and is in compliance with all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (“Licenses”) necessary to conduct its business as currently conducted, except those the failure to comply with or absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or, as of the date hereof, prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(j) Material Contracts and Government Contracts.

(i) As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by:

(A) any lease of real or personal property providing for annual rentals of $3 million or more;

(B) other than Contracts relating to the purchase of raw materials or the sale of products, in either case in the ordinary course of business or, in the case of contracts in the Company’s Premium Connection Segment, with a term of not more than 180 days, any Contract that is reasonably expected to require either (x) annual payments to or from the Company and its Subsidiaries of more than $10 million or (y) aggregate payments to or from the Company and its Subsidiaries of more than $20 million;

(C) other than with respect to any partnership that is wholly owned by the Company or any wholly owned Subsidiary of the Company, any partnership, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture material to the Company or any of its Subsidiaries or in which the Company owns more than a 15% voting or economic interest, or any interest valued at more than $3 million without regard to percentage voting or economic interest;

(D) any Contract (other than among direct or indirect wholly owned Subsidiaries of the Company) relating to extensions of credit, indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $5 million;

(E) except as set forth or incorporated by reference in the Company Reports filed prior to the date hereof, any Contract required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(F) any Contract that (x) could require the disposition of any material assets or line of business of the Company or its Subsidiaries or, after the Effective Time, Parent or its Subsidiaries; (y) grants “most favored nation” status that, following the Merger, would apply to Parent and its Subsidiaries, including the Company and its Subsidiaries or (z) prohibits or limits the right of the Company or any of its Subsidiaries (or, after giving effect to the Merger, Parent or its Subsidiaries) to make, sell or distribute any products or services or use, transfer, license, distribute or enforce any of their respective Intellectual Property (as defined in Section 5.1(p)(v)) rights;

(G) any Contract to which the Company or any of its Subsidiaries is a party containing a standstill or similar agreement pursuant to which the Company or any of its Subsidiaries has agreed not to acquire assets or securities of any Person;

(H) except as set forth or incorporated by reference in the Company Reports filed prior to the date hereof, any Contract between the Company or any of its Subsidiaries and any director or officer of the Company or any Person beneficially owning five percent or more of the outstanding Shares;

(I) any Contract providing for indemnification by the Company or any of its Subsidiaries of any Person in connection with the sale by the Company or any of its Subsidiaries of a business or product line;

(J) other than Contracts relating to the purchase or sale of raw materials or the sale of products, in either case in the ordinary course of business, any Contract that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $5 million; and

(K) any other Contract or group of related Contracts that, if terminated or subject to a default by any party thereto, would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect (the Contracts described in clauses (A) — (K), together with all exhibits and schedules to such Contracts, being the “Material Contracts”).

(ii) A true and complete copy of each Material Contract has previously been made available to Parent and each such Contract is a valid and binding agreement of the Company or one of its Subsidiaries, as the case may be, and is in full force and effect, and neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party thereto is in default or breach in any material respect under the terms of any such Contract.

(iii) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is a party to, or bound by, any Contract with any Governmental Entity other than any government-owned exploration and production, pipeline transmission, utility or other energy entity (“Government Contract”).

(k) Real Property.

(i) Except in any such case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, with respect to the real property owned by the Company or its Subsidiaries (the “Owned Real Property”), (A) the Company or one of its Subsidiaries, as applicable, has good and marketable title to the Owned Real Property, free and clear of any Encumbrance, and (B) there are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion thereof or interest therein.

(ii) With respect to the real property leased or subleased to the Company or its Subsidiaries (the “Leased Real Property”), the lease or sublease for such property is valid, legally binding, enforceable and in full force and effect, and none of the Company or any of its Subsidiaries is in breach of or default under such lease or sublease, and no event has occurred which, with notice, lapse of time or both, would constitute a breach or default by any of the Company or its Subsidiaries or permit termination, modification or acceleration by any third party thereunder, or prevent, materially delay or, as of the date hereof, materially impair the consummation of the transactions contemplated by this Agreement except in each case, for such invalidity, failure to be binding, unenforceability, ineffectiveness, breaches, defaults, terminations, modifications, accelerations or repudiations that are not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect.

(iii) For purposes of this Agreement, “Encumbrance” means any mortgage, lien, pledge, charge, security interest, easement, covenant, or other restriction or title matter or encumbrance of any kind in respect of such asset but specifically excludes (A) specified encumbrances described in Section 5.1(k)(iv) of the Company Disclosure Letter; (B) encumbrances for current Taxes or other governmental charges not yet due and payable, or the validity or amount of which is being contested in good faith by appropriate proceedings; (C) mechanics’, materialmen’s, carriers’, workmen’s, repairmen’s, warehousemen’s, landlords’ or other like encumbrances arising or incurred in the ordinary course of business consistent with past practice relating to obligations as to which there is no default on the part of Company, or the validity or amount of which is being contested in good faith by appropriate proceedings; and (D) other encumbrances that do not, individually or in the aggregate, materially impair the continued use, operation, value or marketability of the specific asset to which they relate or the conduct of the business of the Company and its Subsidiaries as currently conducted.

(l) Takeover Statutes, Registrations and Provisions.  No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-

takeover provision in the Company’s certificate of incorporation or bylaws is applicable to the transactions contemplated by this Agreement.

(m) Environmental Matters.  Except for such matters that, alone or in the aggregate, are not reasonably expected to have a Company Material Adverse Effect and except as set forth in the Company Disclosure Letter: (i) the Company and its Subsidiaries have complied with all applicable Environmental Laws; (ii) no property currently owned or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) is contaminated with any Hazardous Substance (as defined below) in quantities or circumstances that could reasonably be expected to require any Response Actions or reporting obligation or result in liability of the Company or any of its Subsidiaries pursuant to any applicable Environmental Law; (iii) to the Knowledge of the Company, no property formerly owned or operated by the Company or any of its Subsidiaries was contaminated with any Hazardous Substance during or prior to such period of ownership or operation in quantities or circumstances that could reasonably be expected to require any Response Actions or reporting obligation or result in liability of the Company or any of its Subsidiaries pursuant to any Environmental Law; (iv) neither the Company nor any of its Subsidiaries is liable for any Hazardous Substance disposal or contamination on any third party property; (v) neither the Company nor any of its Subsidiaries received any unresolved written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law; (vi) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other written directive or agreement with any Governmental Entity or any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; (vii) to the Knowledge of the Company, none of the properties contain any underground storage tanks, asbestos-containing material, lead products, or polychlorinated biphenyls other than those that have been maintained at all times in compliance with all applicable Environmental Laws; (viii) neither the Company nor any Subsidiary has engaged in any activities involving the generation, use, handling or disposal of any Hazardous Substance other than in compliance with all applicable Environmental Laws; (ix) to the Knowledge of the Company there are no other circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any claim, liability, investigation, cost or restriction on the ownership, use, or transfer of any property pursuant to any Environmental Law; and (x) the Company has made available to Parent copies of all material environmental reports, studies, assessments, sampling data and other environmental documents in its possession relating to the Company or its Subsidiaries or their respective current and former properties or operations.

As used herein, the term “Environmental Law” means any federal, state, local or foreign statute, law, regulation, order, decree, permit, authorization, judicial or administrative opinion having a binding effect or common law standard of conduct relating to (A) the protection, investigation or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.

As used herein, the term “Hazardous Substance” means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law due to hazardous or toxic properties; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint polychlorinated biphenyls, radioactive material or radon; and (C) any other substance for which liability or standards of care or exposure are imposed due to hazardous or toxic properties. As used herein, the term “Response Action” means any action required by Environmental Laws to (A) clean up, remove, contain, treat or in any other way remediate Hazardous Substances or (B) perform required pre-remedial studies and investigations and/or post remedial monitoring.

(n) Taxes.  (i) The Company and each of its Subsidiaries have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns (as defined below) required to be filed by any of them, (ii) all such filed Tax Returns were, when filed, complete and accurate in all material respects, and (iii) the Company and each of its Subsidiaries have, except to the extent being contested in good faith, paid all material Taxes (as defined below) that are due and required to be paid by any of them (including material Taxes that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party). The Company and its Subsidiaries have not waived in writing any statute of limitations with respect to Taxes material to the Company and its Subsidiaries or agreed in writing to any extension of time with respect to a material Tax assessment or deficiency, which waiver or extension is in effect as of the date of this Agreement. As of the date hereof, none of the Company or any of its Subsidiaries has made any disclosure to the Internal Revenue Service as a party to a “reportable transaction” within the meaning of Section 1.6011-4 of the Treasury Regulation promulgated under the Code. As of the date hereof, there are no material audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters of the Company or any of its Subsidiaries that are pending. There are not, to the Knowledge of the Company, any unresolved written claims by a Taxing authority concerning the Company’s or any of its Subsidiaries’ Tax liability, except for such claims that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or that are disclosed or provided for in the Company Reports.

As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes” and “Taxing”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

(o) Labor Matters.  Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of any material proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the Knowledge of the Company, threatened any material labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries. To the Knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit currently being made involving employees of the Company or any of its Subsidiaries. The Company has previously made available to Parent correct and complete copies of all labor and collective bargaining agreements, Contracts or other agreements or understandings with a labor union or labor organization to which the Company or any of its Subsidiaries is party or by which any of them are otherwise bound (collectively, the “Company Labor Agreements”). The consummation of the Merger and the other transactions contemplated by this Agreement will not entitle any third party (including any labor union or labor organization) to any payments under any of the Company Labor Agreements. The Company and its Subsidiaries have complied in all material respects with the reporting requirements of the Labor Management Reporting and Disclosure Act.

(p) Intellectual Property.

(i) To the Knowledge of the Company, the Company and its Subsidiaries have sufficient rights to use all Intellectual Property used in their respective businesses as currently conducted, and to the Knowledge of the Company, such rights shall survive unchanged the consummation of the transactions contemplated by this Agreement. To the Knowledge of the Company, the Intellectual Property owned by the Company and its Subsidiaries is valid, subsisting and enforceable, and is not subject to any outstanding order, judgment, decree or agreement materially adversely affecting the use thereof by the Company or its Subsidiaries or their respective rights thereto, except as would not have a Material Adverse Effect. To the Knowledge of the Company, the Company and its Subsidiaries have not infringed or otherwise violated the Intellectual Property rights of any third party during the three (3) year period immediately preceding the date of this Agreement.

(ii) The Company and its Subsidiaries have taken reasonable measures to protect the confidentiality of all material Trade Secrets (as defined below) that are owned by the Company and its Subsidiaries, and to the Knowledge of the Company, such Trade Secrets have not been used, disclosed to or discovered by any person except pursuant to non-disclosure and/or license agreements which, to the Knowledge of the

Company, have not been breached. The Company and its Subsidiaries have taken reasonable measures to protect the confidentiality of all material Trade Secrets disclosed to the Company or its Subsidiaries pursuant to written confidentiality agreements, and, to the Knowledge of the Company, such Trade Secrets have not been used, disclosed to or discovered by any person in violation of such agreements.

(iii) Except for such licenses or other rights which would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has granted any licenses or other rights to third parties which are in effect to use Intellectual Property owned by the Company or its Subsidiaries other than in the ordinary course of business pursuant to standard terms which have been made available to Parent in the course of due diligence.

(iv) The IT Assets (as defined below) operate and perform in all material respects in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted. To the Knowledge of the Company, within the last three (3) year period immediately preceding the date of this Agreement, no person has gained unauthorized access to the IT Assets which would reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, the Company and its Subsidiaries have implemented reasonable backup and disaster recovery technology consistent with industry practices.

(v) For purposes of this Agreement, the following terms have the following meanings:

“Intellectual Property” means all (A) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (B) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (C) confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, customer lists and supplier lists, including any such information embedded in reports, drawings, prototypes, models, designs or specifications (collectively, “Trade Secrets”); (D) published and unpublished works of authorship, whether copyrightable or not (including, without limitation, software, databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (E) all other intellectual property or proprietary rights.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation owned by the Company or its Subsidiaries or licensed or leased by the Company or its Subsidiaries pursuant to written agreement (excluding any public networks).

(q) Insurance.  All fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries (“Insurance Policies”) provide adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets, except for any such failures to maintain insurance policies that, individually or in the aggregate, are not reasonably expected to have a Material Adverse Effect. Each Insurance Policy is in full force and effect and all premiums due with respect to all Insurance Policies have been paid, with such exceptions that, individually or in the aggregate, are not reasonably expected to have a Material Adverse Effect.

(r) Rights Agreement.  The board of directors of the Company has taken all necessary action to render the Rights Agreement inapplicable to the Merger and the other transactions contemplated hereby.

(s) Brokers and Finders.  Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated in this Agreement except that the Company has employed Credit Suisse Securities (USA) LLC and USBX Advisory Services, LLC as its financial advisors. The Company’s fee arrangements with each such firm has been disclosed to Parent prior to the execution and delivery of this Agreement.

5.2.  Representations and Warranties of Parent and Merger Sub.  Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent prior to entering into this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that:

(a) Organization, Good Standing and Qualification.  Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement. Parent has made available to the Company a complete and correct copy of the certificate of incorporation and bylaws of Parent and Merger Sub, each as in effect on the date of this Agreement.

(b) Corporate Authority.  No vote of holders of capital stock of Parent is necessary to approve this Agreement and the Merger and the other transactions contemplated hereby. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement to consummate the Merger. Parent, as sole stockholder of Merger Sub, has adopted this Agreement. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and is a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) Governmental Filings; No Violations; Etc.

(i) Other than filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, (A) the DGCL, (B) state securities laws and (C) the HSR Act (the “Parent Approvals”), no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws of Parent or Merger Sub or the comparable governing instruments of any of its Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations or the creation of any Encumbrance, charge, pledge, security interest or claim on any of the assets of Parent or any of its Subsidiaries pursuant to, any Contracts binding upon Parent or any of its Subsidiaries or any Laws or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries is subject; or (C) any change in the rights or obligations of any party under any of such Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(d) Litigation.  As of the date of this Agreement, there are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the officers of Parent, threatened against Parent or Merger Sub that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement.

(e) Available Funds.  Parent and Merger Sub have available to them, or as of the Effective Time will have available to them, all funds necessary for the payment to the Paying Agent of the aggregate Per Share Merger Consideration and the cash value of all Company Options, Company Restricted Shares and Company Awards.

(f) Capitalization of Merger Sub.  The authorized capital stock of Merger Sub consists solely of 100 shares of common stock, par value $0.50 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

ARTICLE VI

Covenants

6.1.  Interim Operations.

(a) The Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (unless Parent shall otherwise approve in writing (such approval not to be unreasonably withheld or delayed), and except as otherwise expressly contemplated by this Agreement) and except as required by applicable Laws, the business of it and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective reasonable best efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, distributors, creditors, lessors, employees and business associates and keep available the services of its and its Subsidiaries’ present employees and agents. Without limiting the generality of the foregoing and in furtherance thereof, from the date of this Agreement until the Effective Time, except (A) as otherwise expressly required or expressly contemplated by this Agreement, (B) as reasonably responsive to a requirement of applicable Law or any Governmental Entity, (C) as Parent may approve in writing (such approval not to be unreasonably withheld or delayed) or (D) except with respect to clause (xvii), as to which this clause (D) will not apply, as set forth in Section 6.1(a) of the Company Disclosure Letter, the Company will not and will not permit its Subsidiaries to:

(i) adopt or propose any change in its certificate of incorporation or bylaws or other applicable governing instruments;

(ii) merge or consolidate the Company or any of its Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements with similar effect on the Company’s or any of its Subsidiaries’ assets, operations or businesses;

(iii) acquire assets outside of the ordinary course of business from any other Person with a value or purchase price in the aggregate in excess of $4 million, other than acquisitions pursuant to Contracts in effect as of the date of this Agreement;

(iv) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of the

Company or any of its Subsidiaries (other than the issuance of shares by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary and other than shares issuable in accordance with existing rights under the Stock Plans), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

(v) create or incur any Encumbrance on any material assets of the Company or any of its Subsidiaries;

(vi) make any loans, advances or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company);

(vii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly owned Subsidiary to the Company or to any other direct or indirect wholly owned Subsidiary) or enter into any agreement with respect to the voting of its capital stock;

(viii) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

(ix) incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for (A) indebtedness for borrowed money incurred in the ordinary course of business consistent with past practices (x) not to exceed $35 million in the aggregate or (y) in replacement of existing indebtedness for borrowed money, (B) guarantees incurred in compliance with this Section 6.1 by the Company of indebtedness of wholly owned Subsidiaries of the Company or (C) interest rate swaps in respect of newly incurred indebtedness on customary commercial terms consistent with past practice;

(x) make or commit to make any capital expenditure in excess of (A) $15 million in the aggregate during any calendar quarter or (B) $38 million in any calendar year;

(xi) enter into any Contract that would have been a Material Contract had it been entered into prior to this Agreement;

(xii) make any material changes with respect to accounting policies or procedures, except as required by changes in GAAP or interpretations thereof;

(xiii) settle any proceedings before a Governmental Entity or any claim, dispute, litigation or arbitration for an amount in excess of $2 million individually (or $10 million in the aggregate);

(xiv) amend or modify in any material respect or terminate any Material Contract, or cancel or modify in any material respect or waive any debts or claims held by it or waive any rights having in each case a value in excess of $2 million individually (or $10 million in the aggregate);

(xv) make any material Tax election, settle any Tax claim or change any method of Tax accounting in excess of $3 million individually or $10 million in the aggregate;

(xvi) transfer, sell, suffer an Encumbrance, or lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any assets, product lines or businesses of the Company or its Subsidiaries, including capital stock of any of its Subsidiaries, except in connection with services provided or products sold in the ordinary course of business and sales of obsolete assets not constituting a product line or business and except for sales, leases, licenses or other dispositions of assets not constituting a product line or business with a fair market value not in excess of $10 million in the aggregate, other than pursuant to Contracts in effect prior to the date of this Agreement;

(xvii) (A) license, assign, encumber, convey, transfer or otherwise dispose of any Intellectual Property (an “IP Transfer”) pursuant to any existing Contract or understanding, or offer to enter into or enter into any new Contract or understanding relating to or providing for an IP Transfer, other than (except with respect to Joint Ventures) any IP Transfer in the ordinary course of business consistent with prior practice;

(B) offer to enter into or enter into any Contract or understanding relating to any joint venture, partnership or similar business arrangement involving or affecting Intellectual Property (a “Joint Venture”), or offer to enter into or enter into any amendment to any such existing Contract or understanding; or

(C) take or omit to take any other action in respect to any existing Joint Venture, other than in connection with sales of products in the ordinary course of business consistent with past practice,

provided that nothing in this clause (xvii) shall require the Company to take any action or omit to take any action to the extent such action or omission would reasonably constitute, based on the facts and circumstances then in effect, a default under any Contract in effect, or price quote for sales of products outstanding, as of the date of this Agreement or entered into in compliance with this Section 6.1(a)(xvii), and provided, further, that the Company shall consult with Parent pursuant to Section 6.1(c) prior to taking any action or omitting to take any action by virtue of the preceding proviso;

(xviii) except as required pursuant to existing written, binding agreements in effect prior to the date of this Agreement and set forth in Section 5.1(h)(i) of the Company Disclosure Letter, (A) grant or provide any severance or termination payments or benefits to any director, officer or employee of the Company or any of its Subsidiaries, except, in the case of employees who are not officers, in the ordinary course of business consistent with past practice, (B) increase the levels of compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director, officer or employee of the Company or any of its Subsidiaries, except for increases in base salary in the ordinary course of business consistent with past practice for employees who are not officers, (C) establish, adopt, amend (except for amendments which do not increase costs to the Company) or terminate any Benefit Plan or amend the terms of any outstanding equity-based awards, (D) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Benefit Plan, (E) change any actuarial or other assumptions used to calculate funding obligations with respect to any Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable Law, or (F) forgive any loans to directors, officers or employees of the Company or any of its Subsidiaries;

(xix) take any action or omit to take any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VIII not being satisfied; or

(xx) agree, authorize or commit to do any of the foregoing.

(b) Prior to making any material written communications to the employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and the Company shall consider Parent’s comments in good faith.

(c) The Company shall confer and consult with representatives of Parent with respect to operational and financial matters of a material nature. Each of the Company and Parent shall designate an officer as its representative for purposes of such consultation. Any such consultation shall be conducted in accordance with any requirements of applicable Law.

(d) The Company will furnish to Parent, promptly following the making thereof, (i) any written disclosure (or, in the case of oral disclosures, a summary thereof) of the type referred to in the fourth sentence of Section 5.1(e)(iii), (ii) any communication made by management or the Company’s auditors to the audit committee required or contemplated by listing standards of Nasdaq, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board regarding significant deficiencies in the Company’s internal controls over financial reporting, and (iii) any material complaints or concerns relating to other matters made through the Company’s whistleblower hot line or equivalent system for receipt of employee concerns regarding possible violations of Law.

6.2.  Acquisition Proposals.

(a) No Solicitation or Negotiation.  The Company agrees that, except as expressly permitted by this Section 6.2, neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, after the execution and delivery of this Agreement, and that it shall use its reasonable best efforts to instruct and cause its and its Subsidiaries’ employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”) not to, directly or indirectly:

(i) initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal (as defined below); or

(ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person relating to, any Acquisition Proposal; or

(iii) otherwise facilitate knowingly any effort or attempt to make an Acquisition Proposal.

Notwithstanding anything in the foregoing to the contrary, prior to the time, but not after, the Company Requisite Vote is obtained, the Company may (A) provide information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal providing for the acquisition of more than 50% of the assets (on a consolidated basis) or total voting power of the equity securities of the Company if the Company receives from the Person so requesting such information an executed confidentiality agreement on terms not less restrictive in any material respect to the other party than those contained in the Confidentiality Agreement (as defined in Section 9.7); it being understood that such confidentiality agreement need not prohibit the making, or amendment, of an Acquisition Proposal; and promptly discloses (and, if applicable, provides copies of) any such information to Parent to the extent not previously provided to such party; or (B) engage or participate in any discussions or negotiations with any Person who has made such an unsolicited bona fide written Acquisition Proposal, if and only to the extent that prior to taking any action described in clause (A) or (B) above, the board of directors of the Company has determined in good faith based on the information then available and after consultation with its financial advisor that such Acquisition Proposal either constitutes a Superior Proposal (as defined below) or is reasonably expected to result in a Superior Proposal.

(b) Definitions.  For purposes of this Agreement:

“Acquisition Proposal” means any proposal or offer with respect to (i) a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction or (ii) any other direct or indirect acquisition, in the case of clause (i) or (ii), involving 15% or more of the total voting power or of any class of equity securities of the Company or those of any of its Significant Subsidiaries, or 15% or more of the consolidated total assets (including, without limitation, equity securities of its Subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement.

“Superior Proposal” means an unsolicited bona fide Acquisition Proposal involving 75% or more of the assets (on a consolidated basis) or total voting power of the equity securities of the Company that the board of directors of the Company has determined in its good faith judgment, after consultation with its financial advisor, is reasonably expected to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, and if consummated, would result in a transaction more favorable to holders of the shares of Common Stock and holders of the shares of Class B Common Stock, from a financial point of view, than the transaction contemplated by this Agreement (after taking into account any revisions to the terms of the transaction contemplated by Section 6.2(c) of this Agreement pursuant to Section 6.2(c) and the time likely to be required to consummate such Acquisition Proposal).

(c) No Change in Recommendation or Alternative Acquisition Agreement.  The board of directors of the Company and each committee thereof shall not:

(i) withhold, withdraw or materially modify (or publicly propose or resolve to withhold, withdraw or materially modify), in a manner adverse to Parent, the Company Recommendation (it being understood that publicly taking a neutral position or no position (if required by applicable law to take a position) with respect to an Acquisition Proposal at any time beyond ten (10) business days after the first public announcement of such Acquisition Proposal shall be considered an adverse modification); or

(ii) except as expressly permitted by, and after compliance with, Section 8.3(a) hereof, cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to in Section 6.2(a) entered into in compliance with Section 6.2(a)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Company Requisite Vote is obtained, the board of directors of the Company may withhold, withdraw, qualify or modify the Company Recommendation or approve, recommend or otherwise declare advisable any Superior Proposal made after the date hereof that was not solicited, initiated, encouraged or knowingly facilitated in breach of this Agreement, if the board of directors of the Company determines in good faith, after consultation with outside counsel, that such action is necessary in order for the board of directors to comply with the directors’ fiduciary duties under applicable Law (a “Change of Recommendation”); provided, however, that no Change of Recommendation may be made until after at least 48 hours following Parent’s receipt of written notice from the Company advising that management of the Company currently intends to recommend to its board of directors that it take such action and the basis therefor, including all necessary information under Section 6.2(f). In determining whether to make a Change of Recommendation in response to a Superior Proposal or otherwise, the Company’s board of directors shall take into account any changes to the terms of this Agreement proposed by Parent and any other information provided by Parent in response to such notice.

(d) Certain Permitted Disclosure.  Nothing contained in Section 6.2(a) or (c) shall be deemed to prohibit the Company from complying with its disclosure obligations under U.S. federal or state law with regard to an Acquisition Proposal; provided, however, that if any such disclosure constitutes a withholding, withdrawal or materially adverse modification of the Company Recommendation, Parent shall have the right to terminate this Agreement as set forth in Section 8.5(b).

(e) Existing Discussions.  The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. The Company agrees that it will take the necessary steps to promptly inform the parties referred to in the first sentence of this Section 6.2(e) of the obligations undertaken in this Section 6.2 and in the Confidentiality Agreement and, if any such party has heretofore executed a confidentiality agreement in connection with its consideration of making an Acquisition Proposal, request that such party return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries.

(f) Notice.  The Company agrees that it will promptly (and, in any event, within 48 hours) notify Parent if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiation are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements, redacted, if necessary, to remove the identity of the Person making the proposal or offer) and thereafter shall keep Parent reasonably informed, on a current basis, of the status and material terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations.

6.3.  Information Supplied.  The Company shall prepare and file with the SEC, as promptly as practicable after the date of this Agreement, a proxy statement in preliminary form relating to the Stockholders Meeting (as defined in Section 6.4) (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”). The Company agrees, as to it and its Subsidiaries, that the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. The Company and Parent each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to stockholders of the Company or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

6.4.  Stockholders Meeting.  The Company will take, in accordance with applicable Law and its certificate of incorporation and bylaws and subject to the fiduciary duties of its board of directors, all action necessary to convene a meeting of holders of Shares (the “Stockholders Meeting”) as promptly as practicable after the Proxy Statement is cleared by the SEC for mailing to the Company’s stockholders to consider and vote upon the adoption of this Agreement. Subject to Section 6.2(a) and (c) hereof, the board of directors of the Company shall recommend such adoption and shall take all lawful action to solicit such adoption of this Agreement.

6.5.  Filings; Other Actions; Notification.  (a) Proxy Statement.  The Company shall promptly notify Parent of the receipt of all comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement. The Company and Parent shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement by the SEC and the Company shall cause the definitive Proxy Statement to be mailed as promptly as possible after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.

(b) Cooperation.  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees, with respect to the actions described in clause (iii) below, to take such actions, and, otherwise, to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing all things necessary, proper or advisable to consummate, in the most expeditious manner reasonably practicable, the transactions contemplated by this Agreement, including but not limited to: (i) obtaining all necessary actions or non-actions, waivers, consents and approvals from all Governmental Entities and making all necessary registrations and filings (including filings with Governmental Entities) and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity (including those in connection with the HSR Act), (ii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered into by any court or other Governmental Entity vacated or reversed, (iii) in the case of Parent, promptly, if required by any Governmental Entity in order to consummate the transactions contemplated hereby, taking all steps and making all undertakings to secure antitrust clearance (including, subject to the proviso below, steps to effect the sale or other disposition of particular properties of the Company and its Subsidiaries and to hold separate such properties pending such sale or other disposition), (iv) keeping the other party informed in all material respects of any material communication received by such party from, or given by such party to, any Governmental Entity and of any material communication received or given in connection with any proceeding by a private party relating to the transactions contemplated by this Agreement, in each case regarding any of the transactions contemplated hereby, (v) permitting the other party to review any material communication delivered to, and consulting with the other party in advance of any meeting or conference with, any Governmental Entity relating to the transactions contemplated by this Agreement or in connection with any proceeding by a private party, and giving the other party the opportunity to attend and participate in such meetings and conferences (to the extent permitted by such Governmental Entity or private party), (vi) obtaining of all necessary consents, approvals or waivers from third parties, and (vii) executing and delivering any additional instruments necessary to consummate the transactions contemplated by this Agreement; provided, however, that (A) nothing in this Agreement shall require Parent or its Subsidiaries to agree to any non-trivial disposition of or change in or limitation on their assets or business in the United States or agree to any non-trivial disposition of or change in or limitation on the assets or business of the Company or its Subsidiaries in the United States, in either case in order to effect the termination or expiration of the waiting period under the HSR Act or in order to avoid any enforcement action pursuant to the antitrust or competition laws of the United States of America, and (B) the Company and its Subsidiaries shall obtain the prior written consent of Parent before taking or agreeing to take or refrain from taking any action in connection with any matter within the scope of this Section 6.5(b).

(c) Information.  Subject to applicable Laws, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

(d) Status.  Subject to applicable Laws and the instructions of any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby. The Company shall give prompt notice to Parent of any change, fact or condition that is reasonably expected to result in a Material Adverse Effect or of any failure of any condition to Parent’s obligations to effect the Merger.

6.6.  Access and Reports.  Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and other authorized Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, books, contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty made by the Company herein, and provided, further, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure or (ii) to disclose any privileged information of the Company or any of its Subsidiaries in a manner that is reasonably expected to result in the loss of such privilege. All requests for information made pursuant to this Section 6.6 shall be directed to the executive officer or other Person designated by the Company. All such information shall be governed by the terms of the Confidentiality Agreement.

6.7.  Dequotation.  Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq to enable the dequotation by the Surviving Corporation of the Shares from Nasdaq and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Closing Date.

6.8.  Publicity.  The initial press release regarding the Merger shall be a joint press release and thereafter the Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Government Entity.

6.9.  Employee Benefits.

(a) During the period from the Effective Time through December 31, 2008, Parent shall provide each employee of the Company and its Subsidiaries who remains employed with the Company or Parent with base salary, medical and 401k/pension plan type benefits having an aggregate value equal to the aggregate base salary, medical and 401k/pension plan benefits provided to the employee as of the Effective Time. Parent shall cause its pension and welfare benefit plans which the employees of the Company and its Subsidiaries are eligible to participate in to take into account for purposes of eligibility and vesting thereunder, service by employees of the Company and its Subsidiaries as if such service were with Parent to the same extent that such service was credited under a comparable plan of the Company. For purposes of each Parent employee benefit plan providing medical, dental, prescription drug, vision, life insurance or disability benefits to any employee of the Company or its Subsidiaries, Parent shall cause its employee benefit plans to (i) waive all pre-existing condition exclusions of its employee benefit plans with respect to such employees and their dependents to the same extent such exclusions were waived under a comparable plan of the Company and (ii) take into account any eligible expenses incurred by such employees and their dependents for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employees and their covered dependents under the applicable employee benefit plan of the Parent.

(b) If requested by Parent in writing, the Company shall cause the Company 401(k) Plan to be terminated effective immediately prior to the Effective Time; provided that if the Company 401(k) Plan is terminated, Company Employees will be provided replacement 401(k) plan benefits pursuant to Section 6.9(a) above.

(c) The Company’s severance policy will remain in effect without reduction in coverage or benefit levels until December 31, 2008 for the benefit of those individuals employed by the Company at the Effective Time.

(d) The Company shall continue its manufacturing incentive plan in respect of 2007 and pay out bonuses based on 2007 actual performance. The Company shall establish a manufacturing incentive plan for 2008 based on terms and conditions set by Parent in its sole discretion. The Company 2007 Management Incentive Plan for employees other than manufacturing employees which is to be established by the Company prior to the Effective Time may be modified or terminated by Parent after the Effective Time but amounts properly accrued under GAAP for the benefit of participants therein up to the Effective Time must be used to pay annual incentive payments to participants in the 2007 Management Incentive Plan for 2007 and the Company will maintain an incentive plan for these employees for 2007. The Company shall establish an annual incentive plan for 2008 for employees other than manufacturing employees based on terms and conditions set by Parent in its sole discretion.

(e) Notwithstanding the foregoing, nothing contained in this Section 6.9 shall (i) be treated as an amendment of any particular Benefit Plan, (ii) give any third party any right to enforce the provisions of this Section 6.9 or (iii) obligate Parent, the Surviving Corporation or any of their Affiliates to (A) maintain any particular Benefit Plan or (B) retain the employment of any particular employee.

(f) The Parent will honor the agreements set forth in Schedule 6.9 of the Company Disclosure Letter.

6.10.  Expenses.  The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the transactions contemplated in Article IV, and Parent shall reimburse the Surviving Corporation for such charges and expenses. Except as otherwise provided in Section 8.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

6.11.  Indemnification; Directors’ and Officers’ Insurance.  (a) From and after the Effective Time, Parent shall cause the Surviving Corporation to honor, and shall itself honor as if it were the Surviving Corporation, all rights to indemnification (including rights relating to advancement of expenses) or exculpation existing in favor of each present and former director and officer of the Company or any of its Subsidiaries (in each case, when acting in such capacity), determined as of the Effective Time (the “Indemnified Parties”), with respect to any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Delaware law and its certificate of incorporation or bylaws in effect on the date hereof to indemnify such Person (and Parent or the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law, provided that the Person to whom expenses are advanced provides an undertaking to repay such advances in the event of a non-appealable determination of a court of competent jurisdiction that such Person is not entitled to indemnification); and provided, further, that any determination required to be made with respect to whether an officer’s or director’s conduct complies with the standards set forth under Delaware law and the Company’s certificate of incorporation and bylaws shall be made by independent counsel jointly selected by the Surviving Corporation and the Indemnified Party.

(b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.11, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent and the Surviving Corporation thereof, but the failure to so notify shall not relieve the Surviving Corporation of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Surviving Corporation shall have the right to assume the defense thereof and Parent and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that the Surviving Corporation shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, provided that the fewest number of counsels necessary to avoid conflicts of interest shall be used (ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) Parent and the Surviving Corporation shall not be liable for any settlement effected without their prior written consent; and provided, further, that Parent and the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(c) Prior to the Effective Time, the Company shall obtain and fully pay the premium for the extension of (i) the Side A coverage part (directors’ and officers’ liability) of the Company’s existing directors’ and executive officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies (collectively the “Tail Insurance”), for a claims reporting or discovery period of at least six years from and after the Effective Time from an insurance company or companies with the same or better credit rating from AM Best Company as the Company’s current insurance companies on its existing directors’ and officers’ insurance policies and fiduciary liability insurance policies, with terms, conditions, retentions and limits of liability that are at least as favorable as such existing policies, with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty, or any matter claimed against a director or officer of the Company solely by reason of their serving in such capacity, that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however, that in no event shall the Company expend for such policies a premium amount in excess of the amount set forth in Section 6.11(c) of the Company Disclosure Letter. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, obtain such policies and, pending the effectiveness of such policies, continue to maintain in effect for a period of at least six years from and after the Effective Time the Tail Insurance in place as of the date hereof with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable Tail Insurance for such six-year period with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date hereof; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such policies an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and, provided further that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(d) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.11.

(e) The provisions of this Section 6.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.

(f) The rights of the Indemnified Parties under this Section 6.11 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws.

6.12.  Other Actions by the Company.

(a) Rights. Prior to the Effective Time, the board of directors of the Company shall take all necessary action so that Parent and Merger Sub shall not be deemed an “Acquiring Person” under the Rights Agreement and none of a “Flip-Over Event”, a “Distribution Date” or a “Stock Acquisition Date” shall be deemed to have occurred under the Rights Agreement as a result of entering into this Agreement or the consummation of the Merger of the other transactions contemplated hereby and the Rights will have not separated from the Common Stock or Class B Common Stock or become exercisable.

(b) Takeover Statutes.  If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

6.13.  Conduct of Business of Merger Sub Pending the Merger.  During the period from the date of this Agreement through the Effective Time, Merger Sub shall not engage in any activity of any nature except as provided in or contemplated by this Agreement.

ARTICLE VII

Conditions

7.1.  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Stockholder Approval.  This Agreement shall have been duly approved by holders of Shares constituting the Company Requisite Vote.

(b) Regulatory Consents.

(i) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated.

(ii) Other than the filing pursuant to Section 1.3 and Section 7.1(b)(i), all other authorizations, consents, orders or approvals of, or declarations, notices or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated hereby by the Company, Parent and Merger Sub (“Governmental Consents”) shall have been made or obtained (as the case may be) except those that the failure to make or obtain, individually or in the aggregate, are not reasonably expected to have a Material Adverse Effect or to provide a reasonable basis to conclude that the parties hereto or any of their Affiliates would be subject to risk of criminal sanctions or any of their Representatives would be subject to the risk of criminal sanctions.

(c) Litigation.  No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement (collectively, an “Order”).

7.2.  Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.  (i) The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties; provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.2(a)(i) shall be deemed to have been satisfied even if any representations and warranties of the Company (other than Section 5.1(b) (Capital Structure), Section 5.1(c) (Corporate Authority), the second sentence of Section 5.1(d)(iii) (Certain Contracts), Section 5.1(l) (Takeover Statutes) and Section 5.1(r) (Rights Agreement) hereof, which must be true and correct in all material respects) are not so true and correct, without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties, unless the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect; and (ii) Parent shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to the effect that such Chief Executive Officer has read this Section 7.2(a) and the conditions set forth in this Section 7.2(a) have been satisfied.

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

(c) No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any change, event, circumstances or development that has had, or is reasonably expected to have, a Material Adverse Effect.

7.3.  Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.  (i) The representations and warranties of Parent set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), and (ii) the Company shall have received at the Closing a certificate signed on behalf of Parent by an executive officer of Parent to the effect that such executive officer has read this Section 7.3(a) and the conditions set forth in this Section 7.3(a) have been satisfied.

(b) Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent to such effect.

ARTICLE VIII

Termination

8.1.  Termination by Mutual Consent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by the stockholders of the Company referred to in Section 7.1(a), by mutual written consent of the Company and Parent by action of their respective boards of directors.

8.2.  Termination by Either Parent or the Company.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either Parent or the

Company if (a) the Merger shall not have been consummated by August 15, 2007, whether such date is before or after the date of approval by the stockholders of the Company referred to in Section 7.1(a) (the “Termination Date”), (b) the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a) shall not have been obtained at the Stockholders Meeting (or, in the case of any adjournment or postponement thereof, the latest such adjournment or postponement) or (c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval by the stockholders of the Company), provided that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger.

8.3.  Termination by the Company.  This Agreement may be terminated and the Merger may be abandoned:

(a) at any time prior to the time the Company Requisite Vote is obtained, if (i) the Company is not in material breach of any of the terms of Section 6.2, (ii) the board of directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (iii) Parent does not make, within three business days of receipt of the Company’s written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the board of directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable to the stockholders of the Company as the Superior Proposal and (iv) the Company concurrently with such termination pays to Parent in immediately available funds any fees required to be paid pursuant to Section 8.5. The Company agrees (x) that it will not enter into the binding agreement referred to in clause (ii) above until at least the fourth business day after it has provided the notice to Parent required thereby, (y) to notify Parent promptly if its intention to enter into the written agreement referred to in its notification changes and (z) during such three day period, to negotiate in good faith with Parent with respect to any revisions to the terms of the transaction contemplated by this Agreement proposed by Parent in response to a Superior Proposal, if any; or

(b) whether before or after approval of the stockholders of the Company referred to in Section 7.1(a), by action of the board of directors of the Company, if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.3(a) or 7.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days (or such longer period, not to exceed an additional 30 days, if reasonably required to cure such breach) after written notice thereof is given by the Company to Parent.

8.4.  Termination by Parent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of Parent if (a) the board of directors of the Company shall have made a Change of Recommendation, (b) the Company shall have failed to take a vote of stockholders on the Merger prior to the Termination Date, (c) a tender offer or exchange offer for outstanding Shares shall have been publicly disclosed (other than by Parent or an Affiliate of Parent) and the Company board of directors recommends that the stockholders of the Company tender their Shares in such tender or exchange offer or (d) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.2(a) or 7.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within thirty (30) days (or such longer period, not to exceed an additional 30 days, if reasonably required to cure such breach) after written notice thereof is given by Parent to the Company.

8.5.  Effect of Termination and Abandonment.  (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from any willful material breach of this Agreement and (ii) the provisions set forth in the second sentence of Section 9.1 shall survive the termination of this Agreement.

(b) In the event that:

(i) a bona fide Acquisition Proposal shall have been made to the Company or any of its Subsidiaries or any of its stockholders or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company or any of its Subsidiaries prior to the date of termination of this Agreement and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn without qualification prior to the date of termination and this Agreement is terminated by either Parent or the Company pursuant to Section 8.2(a) or 8.2(b),

(ii) this Agreement is terminated (A) by Parent pursuant to (1) Section 8.4(d) as a result of an intentional breach of covenant by the Company, or (2) Section 8.4(b), or (B) by the Company pursuant to Section 8.2(b) and, on or prior to the date of termination, any event giving rise to Parent’s right to terminate under either (1) Section 8.4(d) as a result of an intentional breach of covenant by the Company, or (2) Section 8.4(b) shall have occurred,

(iii) this Agreement is terminated by the Company pursuant to Section 8.3(a), or

(iv) this Agreement is terminated by Parent pursuant to clause (a) or (c) of Section 8.4,

then the Company shall promptly, but in no event later than two days after the date of such termination, pay Parent a termination fee of $77,000,000 of transaction value (the “Termination Fee”) (provided, however, that the Termination Fee to be paid pursuant to clause (iii) shall be paid as set forth in Section 8.3(a) and shall promptly, but in no event later than two days after being notified of such by Parent, pay all of the documented out-of-pocket expenses incurred by Parent or Merger Sub in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $5,000,000, in each case payable by wire transfer of same day funds; provided, however, that no Termination Fee shall be payable to Parent pursuant to clause (i) or (ii) of this paragraph (b) unless and until within 12 months of such termination the Company or any of its Subsidiaries shall have entered into an Alternate Acquisition Agreement with respect to, or shall have consummated or shall have approved or recommended to the Company’s stockholders, an Acquisition Proposal (substituting “50%” for “15%” in the definition thereof), provided that for purposes of this Agreement, an Acquisition Proposal shall not be deemed to have been “publicly withdrawn” by any Person if, within 12 months of such termination, the Company or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement (other than a confidentiality agreement) with respect to, or shall have consummated or shall have approved or recommended to the Company’s stockholders, an Acquisition Proposal made by or on behalf of such Person or any of its Affiliates.

(c) In the event that this Agreement is terminated by Parent or the Company pursuant to (i) Section 8.2(a) and as of the date of termination the condition set forth in Section 7.1(b)(i) has not been satisfied (or the condition set forth in Section 7.1(c) has not been satisfied as the result of an Order issued to enforce any antitrust or competition law of the United States of America) and all other conditions to closing have been, or are readily capable of being, satisfied or (ii) Section 8.2(c) as a result of an Order issued to enforce antitrust or competition Law of the United States of America, then Parent shall promptly, but in no event later than two days after the date of such termination, pay the Company a termination fee equal to $112,800,000 of transaction value.

(d) The Company and Parent acknowledge that the agreements contained in this Section 8.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, they would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to Section 8.5(b) or Parent fails to promptly pay the amount due pursuant to Section 8.5(c), and, in order to obtain such payment, the other party commences a suit that results in a judgment for the fee set forth in this Section 8.5 or any portion of such fee, the party that failed to make a required payment shall pay to the other party its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment. Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge that in the event that a termination fee becomes payable and is paid pursuant to Section 8.5(b) or 8.5(c) the termination fee shall be the receiving party’s sole and exclusive remedy under this Agreement.

ARTICLE IX

Miscellaneous and General

9.1.  Survival.  This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article IV and Sections 6.10 (Expenses) and 6.11 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Section 6.10 (Expenses) and Section 8.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

9.2.  Modification or Amendment.  Subject to the provisions of the applicable Laws, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

9.3.  Waiver of Conditions.  The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws.

9.4.  Counterparts.  This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

9.5.  GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.  (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by law shall be valid and sufficient service thereof. Parent has appointed Tenaris Global Services (USA) Corp. as its authorized agent (the “Authorized Agent”) upon whom process may be served in any such action arising out of or based on this Agreement or the transactions contemplated hereby or thereby. Parent represents and warrants that the Authorized Agent has agreed to act as such agent for service of process and agrees to take any and all action, including the filing of any and all documents and instruments that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent and written notice of such service to Parent shall be deemed, in every respect, effective service of process upon Parent.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS

CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

(c) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity.

9.6.  Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

If to Parent or Merger Sub:

Tenaris S.A.
Leandro N. Alem 1067, piso 28
Buenos Aires, Argentina
Attention: Mr. Carlos Condorelli
fax: +54 (11) 4018-2082

(with copies to
Sergio J. Galvis
Matthew G. Hurd
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
fax: (212) 558-3588

and

Cristian Mitrani
Diego Parise
Bruchou, Fernández Madero, Lombardi & Mitrani
Ing. Enrique Butty 275, C1001AFA,
Buenos Aires, Argentina
fax: +54 (11) 5288-2301)

If to the Company:

Hydril Company
3300 North Sam Houston Parkway East
Houston, TX 77032-3411
Attention:
fax:

(with copies to:
J. David Kirkland Jr.
Darrell W. Taylor
Baker Botts LLP
One Shell Plaza
Houston, Texas 77002
fax: (713) 229-7701

and

Charles K. Ruck
Latham & Watkins LLP
650 Town Center Drive
Costa Mesa, California 92626
fax: (714) 755-8290)

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

9.7.  Entire Agreement.  This Agreement (including any exhibits hereto), the Company Disclosure Letter, the Voting Agreement and the Confidentiality Agreement, dated February 4, 2007, between Parent and the Company (the “Confidentiality Agreement”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

9.8.  No Third Party Beneficiaries.  Except as provided in Section 6.11 (Indemnification; Directors’ and Officers’ Insurance) only, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries under Section 6.11 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.9.  Obligations of Parent and of the Company.  Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

9.10.  Definitions.  Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

9.11.  Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.12.  Interpretation; Construction.  (a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) Each party hereto has or may have set forth information in its respective Disclosure Letter in a section thereof that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a Disclosure Letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

9.13.  Assignment.  This Agreement shall not be assignable by operation of law or otherwise; provided, however, that prior to Effective Time Parent may designate, by written notice to the Company, another wholly owned direct or indirect subsidiary to be a constituent corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation, provided that any such designation shall not materially impede or delay the consummation of the transactions contemplated by this Agreement or otherwise materially impede the rights of the stockholders of the Company under this Agreement. Any purported assignment in violation of this Agreement is void.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

Hydril Company

By	/s/ Christopher T. Seaver
Name: Christopher T. Seaver

Title:	President

Tenaris S.A.

By	/s/ German Cura
Name: German Cura

Title:	Attorney in fact

By	/s/ Ricardo Soler
Name: Ricardo Soler

Title:	Attorney in fact

Hokkadio Acquisition, Inc.

By	/s/ German Cura
Name: German Cura

Title:	President

ANNEX A

DEFINED TERMS

Terms	Section

Acquisition Proposal	6.2(b)
Affiliate	5.1(e)(ii)
Agreement	Preamble
Alternative Acquisition Agreement	6.2(c)(ii)
Applicable Date	5.1(e)(i)
Authorized Agent	9.5
Bankruptcy and Equity Exception	5.1(c)(i)
Benefit Plans	5.1(h)(i)
business day	1.2
Bylaws	2.2
Certificate	4.1(a)
Change of Recommendation	6.2(c)(ii)
Charter	2.1
Class B Common Stock	4.1(a)
Closing	1.2
Closing Date	1.2
Code	5.1(h)(ii)
Common Stock	4.1(a)
Company	Preamble
Company Approvals	5.1(d)(i)
Company Awards	4.3(b)
Company Disclosure Letter	5.1
Company Labor Agreements	5.1(o)
Company Option	4.3(a)
Company Recommendation	5.1(c)(ii)
Company Reports	5.1(e)(i)
Company Requisite Vote	5.1(c)(i)
Confidentiality Agreement	9.7
Contract	5.1(d)(ii)
Costs	6.11(a)
Delaware Certificate of Merger	1.3
DGCL	1.1
Dissenting Stockholders	4.1(a)
Effective Time	1.3
Employees	5.1(h)(i)
Encumbrance	5.1(k)(iii)
ERISA	5.1(h)(i)
ERISA Plan	5.1(h)(ii)
Exchange Act	5.1(a)
Exchange Fund	4.2(a)
Excluded Share	4.1(a)
Excluded Shares	4.1(a)

Terms	Section

GAAP	5.1(e)(iv)
Government Contract	5.1(j)(iii)
Governmental Consents	7.1(b)(ii)
Governmental Entity	5.1(d)(i)
HSR Act	5.1(b)(ii)
Indemnified Parties	6.11(a)
Insurance Policies	5.1(q)
Intellectual Property	5.1(p)(v)
IRS	5.1(h)(ii)
IT Assets	5.1(p)(v)
Knowledge of the Company	5.1(e)(iii)
Laws	5.1(i)
Leased Real Property	5.1(k)(ii)
Licenses	5.1(i)
Material Adverse Effect	5.1(a)
Material Contracts	5.1(j)(i)(K)
Merger	Recitals
Merger Sub	Preamble
Nasdaq	5.1(a)(E)
Non-U.S. Benefit Plans	5.1(h)(i)
Order	7.1(c)
Owned Real Property	5.1(k)(i)
Parent	Preamble
Parent Approvals	5.2(c)(i)
Parent Disclosure Letter	5.2
Paying Agent	4.2(a)
Pension Plan	5.1(h)(ii)
Per Share Merger Consideration	4.1(a)
Person	4.2(d)
Proxy Statement	6.3
Representatives	6.2(a)
Rights	5.1(b)(i)
Rights Agreement	5.1(b)(i)
Sarbanes-Oxley Act	5.1(e)(i)
SEC	5.1(e)(i)
Securities Act	5.1(e)(i)
Share	4.1(a)
Shares	4.1(a)
Significant Subsidiary	5.1(a)
Stock Plans	5.1(b)(i)
Stockholders Meeting	6.4
Subsidiary	5.1(a)
Superior Proposal	6.2(b)
Surviving Corporation	1.1

Terms	Section

Tail Insurance	6.11(c)
Takeover Statute	5.1(l)
Tax	5.1(n)
Tax Return	5.1(n)
Taxes	5.1(n)
Termination Date	8.2
Termination Fee	8.5(b)
Trade Secrets	5.1(p)(v)
U.S. Benefit Plans	5.1(h)(ii)
Voting Agreement	Recitals

APPENDIX B

CREDIT SUISSE	CREDIT SUISSE SECURITIES (USA) LLC
	Eleven Madison Avenue	Phone 1 212 325 2000
	New York, NY 10010-3629	www.credit-suisse.com

February 11, 2007

Board of Directors
Hydril Company
3300 North Sam Houston Parkway East
Houston, TX 77032-3411

Members of the Board of Directors:

You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of the Common Stock and the class B common stock, each par value $0.50 per share (collectively, the “Company Common Stock”), of Hydril Company (the “Company”), other than Tenaris S.A. (the “Acquiror”) and its affiliates and Christopher T. Seaver, Patrick T. Seaver, Richard C. Seaver and the Richard C. Seaver Living Trust (collectively, the “Excluded Persons”), of the Per Share Merger Consideration (as defined below) to be received by such stockholders pursuant to the terms of the proposed Agreement and Plan of Merger (the “Merger Agreement”) to be entered into by and among the Company, the Acquiror and Hokkaido Acquisition, Inc., a wholly owned subsidiary of the Acquiror (the “Sub”). The proposed Merger Agreement provides for, among other things, the merger (the “Merger”) of the Sub with and into the Company pursuant to which the Company will become a wholly owned subsidiary of the Acquiror and each outstanding share of Company Common Stock will be converted into the right to receive $97.00 in cash (the “Per Share Merger Consideration”).

In arriving at our opinion, we have reviewed a draft of the proposed Merger Agreement dated February 11, 2007, certain related agreements and certain publicly available business and financial information relating to the Company. We also have reviewed certain other information relating to the Company, including financial forecasts, provided to or discussed with us by the Company and have met with the Company’s management to discuss the business and prospects of the Company. We also have considered certain financial and stock market data of the Company, and we have compared that data with similar data for other publicly held companies in businesses we deemed similar to that of the Company, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for the Company which we have reviewed, the management of the Company has advised us, and we have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company’s management as to the future financial performance of the Company. We also have assumed that the final Merger Agreement, when executed, will conform to the draft of the proposed Merger Agreement dated February 11, 2007 reviewed by us in all respects material to our analyses. We also have assumed, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no modification, delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or the Merger that is material to our analysis, and that the Merger will be consummated in accordance with the terms of the draft Merger Agreement without waiver, modification, amendment or adjustment of any material term, condition or agreement thereof. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals. We understand that, in accordance with the Company’s restated certificate of incorporation, filed with the Securities and Exchange Commission on November 14, 2000, each share of Common Stock and class B common stock of the

B-1

Company will receive the same consideration in the Merger and, consequently, with your approval, for purposes of our opinion and related analyses, we have treated all such shares of common stock as entitled to receive the same consideration in the Merger and having identical value. Our opinion addresses only the fairness, from a financial point of view, to the holders of Company Common Stock, other than the Excluded Persons, of the Per Share Merger Consideration to be received in the Merger and does not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise. Our opinion is necessarily based upon information made available to us as of the date hereof and upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. Our opinion does not address the relative merits of the Merger as compared to alternative transactions or strategies that might be available to the Company nor does it address the Company’s underlying business decision to proceed with the Merger.

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee for rendering this opinion. In addition, the Company has agreed to indemnify us for certain liabilities and other items arising out of our engagement. From time to time, we and our affiliates have in the past provided, are currently providing and in the future may provide, investment banking and other financial services to the Company, the Acquiror or their respective affiliates, for which we have received, and would expect to receive, compensation. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates’ own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, the Acquiror, their respective affiliates and any other company that may be involved in the Merger and, accordingly, may at any time hold a long or short position in such securities, as well as provide investment banking and other financial services to such companies.

It is understood that this letter is for the information of the Board of Directors of the Company in connection with its consideration of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Per Share Merger Consideration to be received by the holders of Company Common Stock, other than the Excluded Persons, in the Merger is fair, from a financial point of view, to such stockholders.

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Greg Weinberger
Managing Director

B-2

APPENDIX C

VOTING AND SUPPORT AGREEMENT

VOTING AND SUPPORT AGREEMENT, dated as of February 11, 2007 (this “Agreement”), by and between Tenaris S.A., a corporation organized under the laws of Luxembourg (“Parent”) and the Persons executing this Agreement as “Stockholders” on Exhibit A hereto (each a “Stockholder” and collectively, the “Stockholders”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement (as such term is defined below).

W I T N E S S E T H:

WHEREAS, Hydril Company, a Delaware corporation (the “Company”), Parent and Hokkaido Acquisition, Inc., a Delaware corporation and indirect wholly owned subsidiary of Parent (“MergerSub”) are, immediately after the execution and delivery of this Agreement, entering into an Agreement and Plan of Merger, dated the date hereof (the “Merger Agreement”), pursuant to which MergerSub will merge with and into the Company (the “Merger”) and the Company will become the wholly owned subsidiary of Parent;

WHEREAS, as of the date hereof, each Stockholder is the beneficial owner of, and has the right to vote, the number of shares of Common Stock, par value $0.50 per share, of the Company (the “Common Stock”) and/or shares of Class B Common Stock, par value $0.50 per share, of the Company (the “Class B Common Stock”) listed opposite such Stockholder’s name on Exhibit A (together, the “Shares”); and

WHEREAS, as an inducement to Parent entering into the Merger Agreement and incurring the obligations therein, Parent has required that each Stockholder enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

VOTING

1.1.  Agreement to Vote.  Each Stockholder agrees that, for so long as this Agreement has not been terminated in accordance with Section 5.1, at the Stockholders Meeting or any other meeting of the stockholders of the Company, however called such Stockholder shall:

(a) appear at each such meeting or otherwise cause the Shares owned beneficially or of record by such Stockholder to be counted as present thereat for purposes of calculating a quorum; and

(b) vote (or cause to be voted), in person or by proxy, the number of shares of Common Stock and shares of Class B Common Stock listed opposite such Stockholder’s name on Exhibit A and any New Shares (i) in favor of adoption of the Merger Agreement and any other action of the Company’s stockholders required in furtherance thereof and (ii) against any action or agreement submitted for approval of the stockholders of the Company that is reasonably likely to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of such Stockholder contained in this Agreement or result in any conditions to Parent’s obligations under the Merger Agreement not being satisfied; (iii) against any Acquisition Proposal or any other action, agreement or transaction submitted for approval to the stockholders of the Company that could reasonably be expected to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect the Merger or this Agreement and (iv) in favor of any other matter required to facilitate the consummation of the transactions contemplated by the Merger Agreement; provided, however, that nothing in this Agreement shall be interpreted as obligating such Stockholder to exercise any options to acquire Common Stock.

1.2.  No Inconsistent Agreements.  Each Stockholder hereby covenants and agrees that, for so long as this Agreement remains in effect, except for actions taken in furtherance of this Agreement, such Stockholder (a) shall not enter or offer or agree to enter, into any voting agreement or voting trust with respect to the Shares owned beneficially or of record by such Stockholder and (b) shall not grant or offer or agree to grant, a proxy, a consent or power of attorney with respect to the Shares owned beneficially or of record by such Stockholder.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1.  Representations and Warranties of the Stockholders.  Each Stockholder hereby represents and warrants to Parent as follows:

(a)  Authorization; Validity of Agreement; Necessary Action.  Each Stockholder has the full power and authority to enter into, execute and deliver this Agreement and to perform fully his, her or its obligations hereunder. This Agreement has been duly executed and delivered by such Stockholder.

(b)  Ownership.  As of the date hereof, the number of shares of Common Stock and Class B Common Stock over which the Stockholder has sole voting control is listed opposite his, her or its name on Exhibit A. The number of shares of Common Stock and Class B Common Stock listed opposite such Stockholder’s name on Exhibit A are owned beneficially by such Stockholder. Such Stockholder has and will have at all times through the Effective Time sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article I or Section 4.1 hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to the number of shares of Common Stock and shares of Class B Common Stock listed opposite such Stockholder’s name on Exhibit A, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. Such Stockholder has good title to such Shares listed opposite such Stockholder’s name on Exhibit A, free and clear of any liens, claims, changes, security interests or other encumbrances and such Stockholder will have good title to such Shares prior to the Effective Time, free and clear of any liens, claims, charges, security interests or other encumbrances, other than those created by this Agreement or as could not reasonably be expected, either individually or in the aggregate, to materially impair such Stockholder’s ability to perform his, her or its obligations hereunder or to consummate the transactions contemplated hereby. Except as described on Exhibit A, such Stockholder has not entered into or agreed to enter into any voting agreement or voting trust with respect to Shares owned beneficially or of record by such Stockholder, and has not granted or offered or agreed to grant a proxy, consent or power of attorney with respect to such Shares.

(c)  No Violation.  The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of his, her or its obligations under this Agreement will not, (i) to his, her or its knowledge, conflict with or violate any law, ordinance or regulation of any Governmental Entity applicable to such Stockholder or by which any of his, her or its assets or properties is bound or (ii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of any liens, claims, charges, security interests or other encumbrances on the properties or assets of such Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of his, her or its assets or properties is bound, except for any of the foregoing as could not reasonably be expected, either individually or in the aggregate, to materially impair the ability of such Stockholder to perform his, her or its obligations hereunder or to consummate the transactions contemplated hereby.

ARTICLE III

3.1.  Representations and Warranties of the Parent.  Parent hereby represents and warrants to Stockholders as follows:

(a)  Authorization; Validity of Agreement; Necessary Action.  Parent is a company duly organized and validly existing under the laws of the jurisdiction of its incorporation. Parent has the full corporate power and authority to enter into, execute and deliver this Agreement and to perform fully obligations hereunder. This Agreement has been duly executed and delivered by Parent.

(b)  No Violation.  The execution and delivery of this Agreement by Parent does not, and the performance by Parent of its obligations under this Agreement will not, (i) to its knowledge, conflict with or violate any law, ordinance or regulation of any Governmental Entity applicable to Parent or by which any of its assets or properties is bound, (ii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, the organizational documents of Parent or (iii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of any liens, claims, charges, security interests or other encumbrances on the properties or assets of Parent pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent is a party or by which Parent or any of its assets or properties is bound, except for any of the foregoing as could not reasonably be expected, either individually or in the aggregate, to materially impair the ability of such Parent to perform its obligations hereunder or to consummate the transactions contemplated hereby.

ARTICLE IV

OTHER COVENANTS

4.1.  Further Agreements of the Stockholders.  (a) Each Stockholder hereby agrees, for so long as this Agreement is in effect, and except as expressly contemplated hereby, not to sell, transfer, pledge, encumber, assign, distribute, gift or otherwise dispose of any of the Shares listed opposite such Stockholder’s name on Exhibit A.

(b) In case of a stock dividend or distribution, or any change in the Common Stock or the Class B Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term “Shares” shall refer to and include the Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or which are received in such transaction.

(c) Each Stockholder agrees, for so long as this Agreement is in effect, to notify Parent promptly in writing of (i) the number of any additional shares of the Common Stock or the Class B Common Stock, any options to purchase shares of the Common Stock or other securities of the Company acquired by the Stockholder, if any, after the date hereof and (ii) with respect to the subject matter contemplated by Section 4.1(d), any such inquiries or proposals which are received by, any such information which is requested from, or any such negotiations or discussions which are sought to be initiated or continued with, the Stockholder.

(d) Each Stockholder agrees, for so long as this Agreement is in effect, not to, and that he, she or it shall use reasonable best efforts to instruct and cause his, her or its investment banker, financial adviser, attorney, accountant or other representative or agent not to, directly or indirectly, (i) initiate, solicit or knowingly encourage any inquiries or the making of any proposal to acquire the Shares or (ii) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to any proposal to acquire the Shares, or otherwise knowingly facilitate any efforts or attempt to make any proposal to acquire the Shares.

(e) Each Stockholder agrees, for so long as this Agreement is in effect, not to (i) take, agree or commit to take any action that would make any representation and warranty of such Stockholder, as applicable, contained in this Agreement inaccurate in any material respect as of any time during the term of this Agreement or (ii) agree or commit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time.

(f) Each Stockholder agrees that to the extent such Stockholder purchases or otherwise acquires beneficial ownership of, or acquires the right to vote, any shares of Common Stock or Class B Common Stock after the execution of this Agreement (“New Shares”), such New Shares purchased or acquired, or for which such Stockholder acquired the right to vote, shall be subject to the terms of this Agreement to the same extent as if they constituted Shares; provided, however, that nothing in this Agreement shall be interpreted as obligating such Stockholder to exercise any options to acquire Common Stock.

4.2.  Further Agreements of Parent.  Parent shall cooperate with each Stockholder in order to provide that as soon as practicable following the Effective Time (but in any event not later than the business day next following the Effective Time), each Stockholder or its designee shall receive the merger consideration set forth in Section 4.1(a) of the Merger Agreement in immediately available funds with respect to such number of Shares for which such Stockholder is entitled to receive pursuant to the Merger Agreement; provided, that such Stockholder shall have surrendered to parent a Certificate or Certificates evidencing such number of shares (or other appropriate evidence of uncertificated shares), together with a duly completed and executed letter or letters of transmittal in accordance with Section 4.2 of the Merger Agreement, which letter or letters of transmittal will be provided to such Stockholder by Parent prior to the Effective Time.

ARTICLE V

MISCELLANEOUS

5.1.  Termination.  This Agreement shall terminate upon the earlier to occur of (a) the Effective Time, (b) the date and time of termination of the Merger Agreement by either Parent or the Company in accordance with Article VIII of the Merger Agreement and (c) the date of any amendment to the Merger Agreement that would reduce the Per Share Merger Consideration. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.

5.2.  Fiduciary Duty as Officer, Director or Trustee.  The parties hereto acknowledge and agree that each Stockholder’s obligations hereunder are solely in its capacity as a stockholder of the Company, and that none of the provisions herein set forth shall be deemed to restrict or limit any fiduciary or other duty any of the undersigned or any of their respective affiliates, directors, officers or employees may have as a member of the board of Directors of the Company, as an executive officer of the Company, or as a trustee of any trust other than the undersigned, or as a director or officer of any other entity, including The Seaver Institute. Accordingly, Parent acknowledges and agrees that no provision of this Agreement shall limit or otherwise restrict any Stockholder with respect to any act or omission that a Stockholder may undertake or authorize in his or her capacity as a director or officer of the Company, or as a trustee of any trust other than the undersigned, or as a director or officer of any other entity, including The Seaver Institute, including, without limitation, any vote that such Stockholder may make as a director or officer of the Company with respect to any matter presented to the Board of Directors of the Company or any vote that such Stockholder may make as a trustee of any trust other than the undersigned, or as a director or officer of any other entity, including The Seaver Institute.

5.3.  Further Assurances.  From time to time, at the other party’s request and without further consideration, each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

5.4.  No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Stockholders, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct any Stockholder in the voting of any of the Shares, except as otherwise provided herein.

5.5.  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or delivered by an overnight courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Parent to:

Tenaris S.A.
Leandro N. Alem 1067, piso 28
Buenos Aires, Argentina
Attention: Mr. Carlos Condorelli
fax: +54 (11) 4018-2082

(with copies to
Sergio J. Galvis
Matthew G. Hurd
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
fax: (212) 558-3588

and

Cristian Mitrani
Diego Parise
Bruchou, Fernández Madero, Lombardi & Mitrani
Ing. Enrique Butty 275, C1001AFA,
Buenos Aires, Argentina
fax: +54 (11) 5288-2301)

(b) if to the Stockholder to the address listed next to his/her name on the Exhibit A hereto.

(with copies to
Charles K. Ruck
Latham & Watkins LLP
650 Town Center Drive, Suite 2000
Costa Mesa, California 92626
Fax: (714) 755-8290)

5.6.  Interpretation; Construction.  (a) The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section or Exhibit of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b)  The parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

5.7.  Counterparts.  This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

5.8.  Entire Agreement.  This Agreement (together with the Merger Agreement, to the extent referred to herein) and Exhibit A hereto constitutes the entire agreement and supersedes all prior agreements, understandings, representations and warranties both written and oral, between the parties with respect to the subject matter hereof.

5.9.  Governing Law.  This agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the law of the state of Delaware without regard to the conflicts of law principles thereof.

5.10.  Modification or Amendment.  Subject to the provisions of the applicable Laws, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by a duly authorized officer or Parent and by each Stockholder.

5.11.  Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity.

5.12.  Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

5.13.  Assignment; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

IN WITNESS WHEREOF, the parties hereto have signed or have caused this Agreement to be signed by their respective officers or other authorized persons thereunto duly authorized as of the date first written above.

TENARIS S.A.

By:	/s/ German Cura
Name: German Cura

Title:	Attorney-in-Fact

By:	/s/ Ricardo Soler
Name: Ricardo Soler

Title:	Attorney-in-Fact

/s/  Christopher T. Seaver
Christopher T. Seaver

/s/  Patrick T. Seaver
Patrick T. Seaver

RICHARD SEAVER LIVING TRUST

By:	/s/ Richard C. Seaver
Richard C. Seaver
Trustee

/s/  Richard C. Seaver
Richard C. Seaver

Exhibit A to Voting and Support Agreement

Total Number of Shares of
Common Stock and Class B
Stockholder	Common Stock	Address for Notices

Christopher T. Seaver	2,956 shares of Common Stock 111,100 shares of Class B Common Stock	Christopher T. Seaver c/o Hydril Co. 3300 N. Sam Houston Parkway East Houston, TX 77032-3411

Patrick T. Seaver	0 shares of Common Stock 2,325 shares of Class B Common Stock	Patrick T. Seaver c/o Hydril Co. 3300 N. Sam Houston Parkway East Houston, TX 77032-3411

Richard C. Seaver Living Trust	0 shares of Common Stock 853,827 shares of Class B Common Stock	Richard C. Seaver c/o Hydril Co. 3300 N. Sam Houston Parkway East Houston, TX 77032-3411

Richard C. Seaver	0 shares of Common Stock 65,000 shares of Class B Common Stock	Richard C. Seaver c/o Hydril Co. 3300 N. Sam Houston Parkway East Houston, TX 77032-3411

APPENDIX D

DELAWARE GENERAL CORPORATION LAW

§ 262.  Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

HYDRIL COMPANY

The undersigned hereby appoints Chris D. North and Andrew W. Ricks, and each of them, with power to act without the other, and with power of substitution, as proxies and attorneys-in-fact of the undersigned and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Hydril Company Common Stock and Hydril Company Class B Common Stock which the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company to be held , 2007 or any adjournment thereof, on the matters set forth on the reverse side and in their discretion, to vote upon such other business as may properly come before such Meeting, with all powers which the undersigned would possess if present at such Meeting.

(Continued and to be marked, dated and signed on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲   FOLD AND DETACH HERE   ▲

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ALL PROPOSALS. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.	Please Mark Here for Address Change or Comments	☐

SEE REVERSE SIDE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 and 2.
		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
Item 1.	Approve and adopt the Agreement and Plan of Merger, dated as of February 11, 2007, among Hydril Company, Tenaris S.A. and Hokkaido Acquisition, Inc.	☐	☐	☐	Item 2.
Adjourn the special meeting if necessary or appropriate to permit further soliciation of proxies if there are not sufficient votes at the time of the meeting to approve and adopt the Agreement and Plan of Merger.
						☐	☐	☐

WILL ATTEND
						If you plan to attend the Special Meeting, please mark the WILL ATTEND box		☐

Signature(s) x	Date
NOTE: PLEASE SIGN AS NAME APPEARS HEREON, JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.

▲ FOLD AND DETACH HERE ▲
Mark, sign and date your proxy
card and return it in the enclosed
postage-paid envelope.